EXECUTION VERSION
Exhibit 2.1

AGREEMENT AND PLAN OF MERGER
BY AND AMONG
FUNDAMENTAL INCOME PROPERTIES, LLC,
TWELVE MERGER SUB, LLC,
STARWOOD PROPERTY TRUST, INC.,
AND
BSREP III FIP MEMBER LLC,
as Company Representative
Dated as of July 16, 2025

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ARTICLE I DEFINITION    2
1.1    Certain Definitions.    2
1.2    Terms Defined Elsewhere in this Agreement    15
1.3    Other Definitional and Interpretive Matters.    17
ARTICLE II THE MERGER; CLOSING    18
2.1    The Merger    18
2.2    Closing    19
2.3    Effective Time    19
2.4    Effects of the Merger    19
2.5    Certificate of Formation and Company Operating Agreement of the Surviving Company.    19
2.6    Conversion of Units    19
2.7    No Further Rights of Transfers    20
ARTICLE III MERGER CONSIDERATION    20
3.1    Closing Date Payments by Parent.    20
3.2    Adjustment to the Merger Consideration.    21
3.3    Withholding    26
ARTICLE IV REPRESENTATIONS AND WARRANTIES OF THE COMPANY    26
4.1    Organization and Good Standing    26
4.2    Authorization of Agreement    26
4.3    Conflicts; Consents of Third Parties.    27
4.4    Capitalization.    27
4.5    Subsidiaries.    28
4.6    Financial Statements    29
4.7    No Undisclosed Liabilities    30
4.8    Absence of Certain Developments    30
4.9    Taxes.    30
4.10    Real Property.    33
4.11    Intellectual Property and Information Technology.    35

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4.12    Material Contracts.    37
4.13    Employee Benefits Plans.    39
4.14    Labor.    41
4.15    Litigation    42
4.16    Compliance with Laws; Permits.    43
4.17    Anti-Corruption and Anti-Bribery Laws    43
4.18    Environmental Matters    44
4.19    Insurance    44
4.20    Material Suppliers.    45
4.21    No Unitholder Vote    45
4.22    Illustrative Closing Consideration Schedule    45
4.23    Related Party Agreements    45
4.24    Financial Advisors    45
4.25    Disclaimer of Warranties    46
ARTICLE V REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB 46
5.1    Organization and Good Standing    46
5.2    Authorization of Agreement    47
5.3    Conflicts; Consents of Third Parties.    47
5.4    Litigation    48
5.5    Financial Advisors    48
5.6    Sufficient Funds    48
5.7    Solvency.    48
5.8    Certain Acknowledgements.    49
5.9    Merger Sub’s Operations    50
5.10    Disclaimer of Warranties    50
ARTICLE VI COVENANTS    51
6.1    Access to Information.    51
6.2    Conduct of the Business Pending the Closing.    52
6.3    Reasonable Best Efforts; Regulatory Approvals.    55
6.4    Further Assurances    55

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6.5    Confidentiality    56
6.6    Indemnification, Exculpation and Insurance.    56
6.7    Publicity.    57
6.8    Employee Matters    58
6.9    Certain Consents    59
6.10    Tax Matters.    59
6.11    Escrow Agreement    63
6.12    Data Room    64
ARTICLE VII CONDITIONS TO CLOSING    64
7.1    Conditions Precedent to Obligations of Parent, Merger Sub, and the Company    64
7.2    Conditions Precedent to Obligations of Parent and Merger Sub    64
7.3    Conditions Precedent to Obligations of the Company    65
7.4    Frustration of Closing Conditions    66
ARTICLE VIII TERMINATION    66
8.1    Termination of Agreement    66
8.2    Procedure upon Termination    66
8.3    Effect of Termination.    66
ARTICLE IX MISCELLANEOUS    67
9.1    Survival; Release; R&W Insurance Policy    67
9.2    Expenses    68
9.3    Governing Law; Jurisdiction; Consent to Service of Process; Waiver of Jury.    69
9.4    Entire Agreement    70
9.5    Amendments and Waivers    70
9.6    Notices    70
9.7    Severability    71
9.8    Binding Effect; Assignment    71
9.9    Waiver of Conflicts Regarding Representations; Non-Assertion of Attorney-Client Privilege.    72
9.10    No Strict Construction    73
9.11    Non-Recourse    74
9.12    Specific Performance.    74

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9.13    Counterparts    75
9.14    Company Representative.    75
v

Exhibits
Exhibit A    Certificate of Merger
Exhibit B    Amended and Restated Certificate of Formation
Exhibit C    Prorated Rent

Schedules
Schedule 1.1(a)    Key Employees
Schedule 1.1(b)    Acquired Properties
Schedule 1.1(c)    Capital Expenditure Matters
Schedule 1.1(d)    Illustrative Closing Consideration Schedule
Schedule 1.1(e)    Illustrative Merger Consideration Calculation
Schedule 1.1(f)     Specified Property
Schedule 1.1(g)    Specified Key Employees

AGREEMENT AND PLAN OF MERGER
This AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of July 16, 2025, by and among: (i) Starwood Property Trust, Inc., a Maryland corporation (“Parent”); (ii) Twelve Merger Sub, LLC, a Delaware limited liability company and a wholly-owned subsidiary of Parent (“Merger Sub”); (iii) Fundamental Income Properties, LLC, a Delaware limited liability company (the “Company”); and (iv) BSREP III FIP Member LLC, a Delaware limited liability company, solely in its capacity as the Company Representative (as defined herein). Certain terms used in this Agreement are defined in Section 1.1.
W I T N E S S E T H:
WHEREAS, the Company, Parent and Merger Sub, desire to consummate the merger of Merger Sub with and into the Company, with the Company continuing as the surviving company in the merger (the “Merger”), pursuant to this Agreement and the Certificate of Merger, in accordance with the requirements of Section 18-209 of the Delaware Limited Liability Company Act (the “Act”), and upon the terms and subject to the conditions set forth in this Agreement.
WHEREAS, the board of managers of the Company has (a) determined that the Merger is fair to, and in the best interests of, the Company and the Unitholders, and has declared it advisable to enter into this Agreement, and (b) approved the execution, delivery and performance by the Company of this Agreement and the consummation of the transactions contemplated hereby, including the Merger.
WHEREAS, the board of managers or equivalent governing body of Parent and the board of managers or equivalent governing body of Merger Sub have (a) determined that the Merger is fair to, and in the best interests of, Parent and Merger Sub, respectively, and their respective owners, and have declared it advisable to enter into this Agreement and (b) approved the execution, delivery and performance by Parent and Merger Sub, respectively, of this Agreement and the consummation of the transactions contemplated hereby, including the Merger.
WHEREAS, in order to induce Parent and Merger Sub to enter into this Agreement, Brookfield Asset Management LLC, a Delaware limited liability company, and BSREP III FIP Member LLC, a Delaware limited liability company (together, “Brookfield”), have executed and delivered to Parent and the Company that certain release and non-solicitation agreement (the “Release and Non-Solicitation Agreement”), dated as of the date hereof, pursuant to which Brookfield has agreed to certain acknowledgment, release and non-solicitation terms, on the terms and subject to the conditions set forth in the Release and Non-Solicitation Agreement.
WHEREAS, in order to induce Parent and Merger Sub to enter into this Agreement, each of the employees of the Company set forth on Schedule 1.1(a) has executed and delivered to the Company an employment agreement (collectively, the “Employment Agreements”), dated as of the date hereof and to be effective as of the Closing Date (and contingent upon the occurrence of the Closing), pursuant to which he or she will serve as an employee of the Surviving Company, on the terms and subject to the conditions set forth in such Employment Agreement.

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements hereinafter contained, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:
Article IARTICLE I

DEFINITIONS
1.1Certain Definitions.
(a)For purposes of this Agreement, the following terms shall have the meanings specified in this Section 1.1:
“Acquired Property” means each of the real properties that is set forth on Schedule 1.1(b) with respect to which the acquisition by the Company or the Subsidiaries is consummated between the date hereof and the date immediately prior to the Closing Date.
“Acquired Property Value” means, with respect to each Acquired Property, an amount equal to the purchase price actually paid by the Company or the Subsidiaries, as applicable, under the applicable purchase contract for such Acquired Property entered into as of the date hereof, plus all transfer taxes, broker’s commissions and other out-of-pocket transaction costs actually paid by the Company or the Subsidiaries in connection with the acquisition of the applicable Acquired Property, in each case between the date hereof and the date immediately prior to the Closing Date, determined on a basis consistent with the Illustrative Merger Consideration Calculation; provided, that in no event shall the Acquired Property Value include any amounts reflected in (i) Cash, (ii) Debt, (iii) Net Working Capital, (iv) the CapEx Funding Adjustment Amount or (v) Prorated Rent.
“Adjustment Escrow Account” means the escrow account established pursuant to the Escrow Agreement in respect of the Adjustment Escrow Amount.
“Adjustment Escrow Amount” means an amount equal to $7,500,000.
“Adjustment Escrow Release Amount” means (i) the Adjustment Escrow Amount minus (ii) the Net Negative Merger Consideration Adjustment Amount (if any); provided, that if this adjustment amount is a negative number, the Adjustment Escrow Release Amount will be $0.
“Affiliate” means, with respect to any Person, any other Person that, directly or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such Person, and the term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities, by contract or otherwise.

“Antitrust Laws” means the HSR Act, the Sherman Act, the Clayton Act, the Federal Trade Commission Act, and any other United States or foreign Laws that are designed to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or competition, or which otherwise relate to any direct or indirect foreign investment.
“Business Day” means any day of the year other than (a) a Saturday or a Sunday or (b) on which national banking institutions in New York, New York are required or authorized to be closed.
“Capital Expenditure Matters” means the matters that are set forth on Schedule 1.1(c).
“CapEx Funding Adjustment Amount” means the amount of capital expenditures with respect to the Capital Expenditure Matters that are actually funded by the Company or the Subsidiaries between the date hereof and the date immediately prior to the Closing Date (inclusive, for the avoidance of doubt, of any amounts funded by the Company or any of its Subsidiaries under any Lessor Real Estate Lease that is structured as a loan made by the Company or such Subsidiary), determined on a basis consistent with the Illustrative Merger Consideration Calculation; provided, that in no event shall the CapEx Funding Adjustment Amount include any amounts reflected in (i) Cash, (ii) Debt, (iii) Net Working Capital, (iv) the Acquired Property Value or (v) Prorated Rent.
“Cash” means, without duplication, all cash and cash equivalents, money market accounts, and marketable securities (however derived, including, without limitation, from capital contributions, operations, financings, sales or condemnations, insurance proceeds, the exercise of options or extraordinary events) of the Company and the Subsidiaries (including, for the avoidance of doubt, any security, escrow or similar deposits and any deposits, or cash held (a) as a guarantee in respect of performance of Contracts or (b) as collateral in respect of outstanding insurance policies, leases or letters of credit, and checks previously received by the Company or the Subsidiaries or their banks whether or not cleared and deposits in transit), determined on a basis consistent with the Illustrative Merger Consideration Calculation; provided, that in no event shall Cash include checks written but not cleared or cash amounts or deposits in transit to third parties.
“Certificate of Formation” means the Certificate of Formation of the Company, as amended from time to time in accordance with its terms and conditions.
“Class A Units” means the “Class A Units” in the Company as defined in the Company Operating Agreement.
“Class B Units” means the “Class B Units” in the Company as defined in the Company Operating Agreement.
“Clayton Act” means the Clayton Act of 1914.

“COBRA” means Part 6 of Subtitle B of Title I of ERISA, Section 4980B of the Code, or similar state or local Law.
“Code” means the Internal Revenue Code of 1986.
“Company Benefit Plan” means each “employee benefit plan” (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974 (“ERISA”)), whether or not subject to ERISA, and each other compensation or benefit plan, program, policy, arrangement or agreement, including any pension, retirement, profit-sharing, bonus, commission, incentive, stock option, equity or equity-based compensation, deferred compensation, stock purchase, severance, retention, change of control, unemployment benefits, sick leave, vacation pay, paid time off, disability, hospitalization, health, medical, life insurance, fringe benefit, Tax gross-up, tuition reimbursement, flexible spending account or scholarship, employment, consulting, or similar plan, program, policy, arrangement or agreement, in each case, whether written or unwritten, (i) sponsored or maintained by the Company or any of the Subsidiaries or by the Management Pool (and, with respect to any plan, program, policy, arrangement or agreement sponsored or maintained by the Management Pool, to the extent one or more employees or natural person service providers of the Company or any of the Subsidiaries participate), (ii) to which the Company or any of the Subsidiaries is a party or has any obligation or Liability, provided, that “Company Benefit Plan” shall not include any plan, program, policy or arrangement maintained or sponsored by any Governmental Body.
“Company Operating Agreement” means the Amended and Restated Limited Liability Company Agreement of the Company, dated as of April 21, 2020.
“Company Transaction Expenses” means, without duplication, the following out-of-pocket costs, fees and expenses incurred by the Company or any of the Subsidiaries in connection with the preparation, negotiation and execution of the Transaction Documents and the performance and consummation of the Transactions which are unpaid: (i) all costs, fees and expenses for investment bankers, third party consultants, accountants, legal counsel and other third party advisors; (ii) all sale, change in control, success, retention, transaction or similar bonuses (including, for the avoidance of doubt, all transaction bonuses approved by the board of managers of the Company on the date hereof but, for the avoidance of doubt, not annual bonuses payable in the Ordinary Course of Business) and any severance payments or benefits, in each case, payable to any current or former officer, manager, employee or other individual service provider of the Company or the Subsidiaries in connection with or as a result of the consummation of the contemplated Transactions (but excluding any severance or termination payments, liabilities or obligations arising as a result of any termination of employment or service occurring after the Closing for which notice was not provided at or before the Closing); (iii) the employer’s portion of any social security, Medicare, unemployment or other employment or payroll Taxes payable in respect of, and employer contributions to retirement plans associated with, any bonus or payment described in the foregoing clause (ii) or the amounts payable in respect of the Management Pool Units (excluding, for clarity, any self-employment taxes imposed on the holders of Management Pool Units); (iv) 50% of the costs and expenses of obtaining a D&O Tail Policy in accordance with the terms hereunder; (v) all costs, fees and expenses incurred by or on behalf of any Unitholder in connection with the preparation, negotiation and execution of the Transaction Documents and the performance and consummation of the Transactions that the Company or any of the Subsidiaries is or will be obligated to pay or reimburse; provided, however, that 50% of the first $35,000, and all above $35,000, of the costs, fees or expenses incurred prior to the Closing by Unitholders in connection with the analysis, negotiation, evaluation, implementation, structuring, or documentation of, or advice related to, any post-Closing employment or service provider arrangement, including any compensation arrangement (including incentive compensation plans, awards or arrangements), employment agreements or related matters (including the Employment Agreements) that the Company or any of the Subsidiaries is or will be obligated to pay or reimburse will be deemed Company Transaction Expenses hereunder; (vi) 50% of the costs and fees associated with the Adjustment Escrow Account in accordance with the terms hereunder; and (vii) the Purchase Price (as defined in the Trademark Acquisition Agreement) and any other liabilities, costs, fees and expenses incurred by the Company or any of the Subsidiaries prior to or at the Closing in connection with the preparation, negotiation and execution of the Trademark Acquisition Agreement and the performance and consummation of the transactions contemplated by the Trademark Acquisition Agreement; provided, however, that Company Transaction Expenses shall exclude (1) costs and expenses paid by the Company or any of its Affiliates (including the Subsidiaries) prior to or as of the Closing, (2) costs and expenses contemplated to be paid by Parent or its Affiliates (not including the Company and the Subsidiaries) pursuant to this Agreement or any other Transaction Document and (3) costs and expenses incurred by the Company and the Subsidiaries after the Closing.
“Confidential Information” means all information of a confidential nature (whether or not specifically labeled or identified as “confidential”), in any form or medium, that relates to the business of the Company and the Subsidiaries or their respective suppliers, distributors, tenants, independent contractors or other business relations.
“Continuing Employee” means any individual employed by the Company or any of the Subsidiaries immediately prior to the Closing and who continues his or her employment with the Surviving Company following the Closing Date.
“Contract” means any legally binding contract, agreement, indenture, note, bond, mortgage, loan, instrument, lease, undertaking, arrangement, license or other obligation (whether written or oral).
“Debt” means, without duplication, all outstanding obligations (including accrued interest and other amounts payable related thereto) of the Company and the Subsidiaries (i) for borrowed money, together with accrued and unpaid interest thereon and other amounts payable at retirement thereof; (ii) evidenced by notes, bonds, debentures, mortgages, letters of credit or similar instruments, but excluding letters of credit or similar instruments to the extent not drawn upon; (iii) for Company Transaction Expenses which have not been paid prior to the Closing; (iv) for accrued or earned and, in any case, unpaid bonuses (including signing bonuses), commissions, incentive compensation, unfunded deferred compensation or similar unfunded compensatory payment obligations, accrued or earned and unused paid time off, vacation or other leave and any unpaid severance owed to a former employee (or an employee who has received or provided notice of his or her termination of employment at or prior to the Closing), including in each case the employer share of any employment or payroll Taxes payable in respect of such payments; (v) any unfunded or underfunded liabilities with respect to any accrued or earned benefits under any Company Benefit Plan providing retirement benefits or post-termination welfare benefits, including any employer contributions to retirement plans related to the period prior to the Closing; (vi) for prepaid rent, security deposits or insurance holdbacks funded by any tenant under any Lessor Real Estate Leases; (vii) for the unpaid portion of any deferred purchase price actually payable in respect of any Owned Real Property or other properties, assets, goods, business or services, including any earn out payments or contingent consideration payment obligations; (viii) under any derivative instruments, hedges, swaps or similar arrangements (but in the case of this clause (viii), only the net value thereof (i.e, the fair value of the underlying liability less the fair value of the underlying asset)); (ix) all accrued and unpaid income Taxes of the Company or any Subsidiary and all accrued and unpaid franchise, sales, use, gross receipts, profits, net worth, equity capital or similar Taxes of the Company or any Subsidiary (other than property Taxes), in each case, which are attributable to a Pre-Closing Tax Period beginning on or after January 1, 2024 (determined with respect to a Straddle Period in accordance with Section 6.10(b)) and, in each case, that (A) shall be computed in accordance with GAAP and (B) shall exclude all Transfer Taxes; (x) for any declared but unpaid distributions to any Unitholder; (xi) for premiums, penalties, fees, expenses, and breakage costs, required to be paid in respect of any of the obligations of the types referred to in clauses (i) through (ix) upon repayment or prepayment thereof in connection with the consummation of the Transactions; (xii) pursuant to guaranties for obligations of the types referred to in clauses (i) through (xi) of another Person; in each case of clauses (i) through (xii), determined on a basis consistent with the Illustrative Merger Consideration Calculation; provided, that Debt shall not include any such liabilities or obligations between the Company and any of the Subsidiaries, or between any Subsidiary of the Company and another Subsidiary(ies) of the Company.
“Environmental Law” means any Law relating to or concerning pollution or protection of human health and safety (as it relates to exposure to Hazardous Materials), the environment or natural resources or concerning the use, storage, recycling, treatment, generation, management, manufacture, transportation, processing, handling, labeling, sale, distribution, Release or threatened Release of Hazardous Materials.
“ERISA Affiliate” means any entity, whether or not incorporated, that together with the Company is treated as a single employer under Section 4001(b)(1) of ERISA or Section 414(b) or (c) of the Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414(m) or (o) of the Code.
“Escrow Agent” means Wilmington Trust, N.A., as escrow agent under the Escrow Agreement, or any successor Person appointed in accordance with the terms of the Escrow Agreement.
“Escrow Agreement” means an escrow agreement in a mutually agreed form to be executed as of the Closing Date by and among Parent, the Company Representative and the

Escrow Agent, providing for the holding and disbursement of certain funds held in escrow in accordance with the terms hereof and thereof.
“Estimated Working Capital Adjustment” means (i) if the Estimated Working Capital exceeds the Net Working Capital Peg, the amount, if any, by which the Estimated Working Capital exceeds the Net Working Capital Peg, which amount shall be expressed as a positive number; (ii) if the Estimated Working Capital is less than the Net Working Capital Peg, the amount, if any, by which the Net Working Capital Peg exceeds the Estimated Working Capital, which amount shall be expressed as a negative number or (iii) if the Estimated Working Capital is equal to the Net Working Capital Peg, zero.
“Federal Trade Commission Act” means the U.S. Federal Trade Commission Act of 1914.
“Final Acquired Property Value” means Closing Acquired Property Value (i) as shown in Parent’s calculation delivered pursuant to Section 3.2(b) if no Dispute Notice with respect thereto is duly delivered pursuant to Section 3.2(c); or (ii) if a Dispute Notice with respect thereto is duly delivered pursuant to Section 3.2(c) , (A) as agreed by the Company Representative and Parent pursuant to Section 3.2(d) or (B) in the absence of such agreement, as shown in the Independent Accountant’s calculation delivered pursuant to Section 3.2(d); provided, however, that in no event shall Final Acquired Property Value be more than the Company Representative’s calculation of Closing Acquired Property Value delivered pursuant to Section 3.2(c) or less than Parent’s calculation of Closing Acquired Property Value delivered pursuant to Section 3.2(b).
“Final Acquired Property Value Adjustment” means the amount, which may be positive or negative, equal to the Final Acquired Property Value minus the Estimated Acquired Property Value.
“Final CapEx Funding Adjustment Amount” means Closing CapEx Funding Adjustment Amount (i) as shown in Parent’s calculation delivered pursuant to Section 3.2(b) if no Dispute Notice with respect thereto is duly delivered pursuant to Section 3.2(c); or (ii) if a Dispute Notice with respect thereto is duly delivered pursuant to Section 3.2(c), (A) as agreed by the Company Representative and Parent pursuant to Section 3.2(d) or (B) in the absence of such agreement, as shown in the Independent Accountant’s calculation delivered pursuant to Section 3.2(d); provided, however, that in no event shall Final CapEx Funding Adjustment Amount be more than the Company Representative’s calculation of Closing CapEx Funding Adjustment Amount delivered pursuant to Section 3.2(c) or less than Parent’s calculation of Closing CapEx Funding Adjustment Amount delivered pursuant to Section 3.2(b).
“Final CapEx Funding Adjustment Amount Adjustment” means the amount, which may be positive or negative, equal to the Final CapEx Funding Adjustment Amount minus the Estimated CapEx Funding Adjustment Amount.
“Final Cash” means Closing Cash (i) as shown in Parent’s calculation delivered pursuant to Section 3.2(b) if no Dispute Notice with respect thereto is duly delivered pursuant to

Section 3.2(c); or (ii) if a Dispute Notice with respect thereto is duly delivered pursuant to Section 3.2(c), (A) as agreed by the Company Representative and Parent pursuant to Section 3.2(d) or (B) in the absence of such agreement, as shown in the Independent Accountant’s calculation delivered pursuant to Section 3.2(d); provided, however, that in no event shall Final Cash be more than the Company Representative’s calculation of Closing Cash delivered pursuant to Section 3.2(c) or less than Parent’s calculation of Closing Cash delivered pursuant to Section 3.2(b).
“Final Cash Adjustment” means the amount, which may be positive or negative, equal to the Final Cash minus the Estimated Cash.
“Final Debt” means Closing Debt (i) as shown in Parent’s calculation delivered pursuant to Section 3.2(b) if no Dispute Notice with respect thereto is duly delivered pursuant to Section 3.2(c); or (ii) if a Dispute Notice with respect thereto is duly delivered pursuant to Section 3.2(c), (A) as agreed by the Company Representative and Parent pursuant to Section 3.2(d) or (B) in the absence of such agreement, as shown in the Independent Accountant’s calculation delivered pursuant to Section 3.2(d); provided, however, that in no event shall Final Debt be more than Parent’s calculation of Closing Debt delivered pursuant to Section 3.2(b) or less than the Company Representative’s calculation of Closing Debt delivered pursuant to Section 3.2(c).
“Final Debt Adjustment” means the amount, which may be positive or negative, equal to the Final Debt minus the Estimated Debt.
“Final Prorated Rent” means Prorated Rent (i) as shown in Parent’s calculation delivered pursuant to Section 3.2(b) if no Dispute Notice with respect thereto is duly delivered pursuant to Section 3.2(c); or (ii) if a Dispute Notice with respect thereto is duly delivered pursuant to Section 3.2(c), (A) as agreed by the Company Representative and Parent pursuant to Section 3.2(d) or (B) in the absence of such agreement, as shown in the Independent Accountant’s calculation delivered pursuant to Section 3.2(d); provided, however, that in no event shall Final Prorated Rent be more than the Company Representative’s calculation of Prorated Rent delivered pursuant to Section 3.2(c) or less than Parent’s calculation of Prorated Rent delivered pursuant to Section 3.2(b).
“Final Prorated Rent Adjustment” means the amount, which may be positive or negative, equal to the Final Prorated Rent minus the Estimated Prorated Rent.
“Final Working Capital” means Closing Working Capital (i) as shown in Parent’s calculation delivered pursuant to Section 3.2(b) if no Dispute Notice with respect thereto is duly delivered pursuant to Section 3.2(c); or (ii) if a Dispute Notice with respect thereto is duly delivered pursuant to Section 3.2(c), (A) as agreed by the Company Representative and Parent pursuant to Section 3.2(d) or (B) in the absence of such agreement, as shown in the Independent Accountant’s calculation delivered pursuant to Section 3.2(d); provided, however, that in no event shall Final Working Capital be more than the Company Representative’s calculation of Closing Working Capital delivered pursuant to Section 3.2(c) or less than Parent’s calculation of Closing Working Capital delivered pursuant to Section 3.2(b).

“Final Working Capital Adjustment” means the amount, which may be positive or negative, equal to (i) if the Final Working Capital exceeds the Estimated Net Working Capital, the amount, if any, by which the Final Working Capital exceeds the Estimated Net Working Capital, which amount shall be expressed as a positive number, (ii) if the Final Working Capital is less than the Estimated Net Working Capital, the amount, if any, by which the Estimated Net Working Capital exceeds the Final Working Capital, which amount shall be expressed as a negative number, or (iii) if the Final Working Capital is equal to the Estimated Net Working Capital, zero.
“Fraud” means a claim for actual intentional fraud under Delaware common law brought against a party hereto based on a representation of such party contained in this Agreement; provided, that at the time such representation was made (i) such representation was inaccurate, (ii) such party had actual knowledge (and not imputed or constructive knowledge), without any duty of inquiry or investigation, of the inaccuracy of such representation, (iii) such party had the specific intent to deceive another party hereto, (iv) the party to whom such representation was made acted in reliance on such inaccurate representation, and (v) the party to whom such representation was made suffered or incurred financial injury as a result of such inaccurate representation. For the avoidance of doubt, “Fraud” does not include any claim for equitable fraud, promissory fraud, unfair dealings fraud, or any torts (including a claim for fraud) based on negligence or recklessness.
“Fundamental Income Mark” means the service mark FUNDAMENTAL INCOME and its associated registration with the United States trademark registration number 6,054,306.
“Fundamental Representations” means the representations and warranties of the Company contained in the first, second and fourth sentences of Section 4.1 (Organization and Good Standing), Section 4.2 (Authorization of Agreement), Sections 4.3(a)(i)(A) (Conflicts with Company Organizational Documents), Section 4.4(a) and 4.4(b) (Capitalization), the first and second sentences of Section 4.5(a) and the first, second, third, fourth, fifth and sixth sentences of Section 4.5(b) (Subsidiaries), Section 4.20 (No Unitholder Vote), Section 4.22 (Illustrative Closing Consideration Schedule) and Section 4.24 (Financial Advisors).
“GAAP” means generally accepted accounting principles as set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board.
“Governing Documents” means (i) the articles or certificate of incorporation and the bylaws of a corporation; (ii) the articles or certificate of organization and operating agreement of a limited liability company; (iii) the partnership agreement and any statement of partnership of a general partnership; (iv) the limited partnership agreement and the certificate of limited partnership of a limited partnership; (v) the trust documents and related filings and formation documents of a trust; (vi) any charter or similar document adopted or filed in connection with the creation, formation, or organization of a Person or related to the voting and/

or governance of a Person; (vii) any governance agreements related to the voting and/or governance of a Person; and (viii) any amendment to any of the foregoing.
“Governmental Body” means any government, governmental or quasi-governmental, legislative, or regulatory body thereof, or political subdivision thereof, whether federal, state, local or foreign, or any agency, instrumentality or authority thereof, or any court, commission, body, agency, or arbitrator (public or private).
“Hazardous Materials” means any substance, material, waste, or chemical (a) defined, classified, identified or regulated as “hazardous” or “toxic” or as a “pollutant” or “contaminant” or words of similar meaning or regulatory effect under any Environmental Law; (b) asbestos in any form, polychlorinated biphenyls, per- and polyfluoroalkyl substances, crude oil, petroleum or petroleum products, radioactive materials or wastes, radon gas and urea formaldehyde; and (c) any other substance, material, waste, or chemical regulated by, or for which liability or standards of care are imposed under, Environmental Law.
“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976.
“Illustrative Closing Consideration Schedule” means the sample Closing Consideration Schedule, which is based upon the Illustrative Merger Consideration Calculation and the terms of the Company Operating Agreement and the Management Pool Operating Agreement (each as in effect immediately prior to the Merger), set forth on Schedule 1.1(d), which is solely for illustrative purposes.
“Illustrative Merger Consideration Calculation” means the sample calculation of the Merger Consideration (and each component thereof) as set forth on Schedule 1.1(f), which is solely for illustrative purposes.
“Intellectual Property” means all intellectual property and intellectual property rights worldwide, including such rights arising from or in respect of the following: (i) patents and applications therefor; (ii) trademarks, service marks, trade names, service names, logos, Internet domain names, d/b/a’s, symbols, trade dress and trade names and other indicia of origin; (iii) works of authorship, whether or not copyrightable, and copyrights therein or thereto; (iv) trade secrets and confidential or proprietary know-how, including methods, processes, models, prototypes, proprietary data and databases, customer lists and supplier lists; (v) software (including source code, object code and embedded data, databases, collections of data, firmware and related information, documentation and manuals); and (vi) applications, registrations and any common law rights of or for any of the foregoing.
“Interest Rate” means (i) the rate of interest published from time to time by The Wall Street Journal, Eastern Edition, as the “prime rate” at large U.S. money center banks during the period from the date that payment is due to the date of payment, plus (ii) two percent (2.0%).
“IRS” means the U.S. Internal Revenue Service and, to the extent relevant, the U.S. Department of Treasury.

“Knowledge of Parent” means the actual knowledge (and not imputed or constructive knowledge), including that which would reasonably be expected to be gained after reasonable inquiry and investigation, of Qahir Madhany.
“Knowledge of the Company” means the actual knowledge (and not imputed or constructive knowledge), including that which would reasonably be expected to be gained after reasonable inquiry and investigation, of any of Chris Burbach, Alexi Panagiotakopoulos and Matt Burbach.
“Law” means any applicable U.S. federal, state, local or non-U.S. law, statute, code, ordinance, rule, regulation, Order, principle of common law, or any other requirement or pronouncement having the effect of law of any Governmental Body.
“Legal Proceeding” means any civil, criminal or administrative action, suit, demand, litigation, arbitration, claim, action, complaint, investigation, citation, review, examination, audit, proceeding, hearing or other dispute (public or private) by or before a Governmental Body.
“Lessor Real Estate Leases” means all leases, subleases, licenses, concessions or other agreements, including any respective amendments, modifications, extensions and/or assignments thereto or thereof, in effect as of the date hereof, as set forth on Section 1.1(a) of the Company Disclosure Schedule, together with any such similar leases, subleases, licenses or other agreements (i.e., where the Company or one of the Subsidiaries is the lessor or landlord of a real property) entered into after the date hereof but prior to the Closing (including any such arrangements structured as loans).
“Liability” means any debt, financial obligation, expense, damages, judgements, costs or other monetary liability of any Person, whether asserted or unasserted, absolute or contingent, known or unknown, accrued or unaccrued.
“Lien” means any lien, encumbrance, pledge, mortgage, deed of trust, trust deed, security interest, lease, charge, option, right of first refusal or first offer, easement, servitude, collateral security agreement, UCC financing statement, reservation, equitable interest, preference, priority license, title or survey defect, sublease, conditional sale or other title retention agreement, hypothecation, covenant, right of way, encroachment, variance, warrant, claim, community property interest, right of others, proxy, restrictive covenant, condition, equitable interest, or similar restriction, matter of record or encumbrance of any kind.
“Material Adverse Effect” means any effect, change, event, occurrence, development or circumstance (any such item, an “Effect”) that, individually or in the aggregate, has, or would reasonably be expected to have, a material adverse effect on the financial condition, business, or results of operations of the Company and the Subsidiaries, taken as a whole; provided, however, that no Effect caused by or resulting from any of the following, either alone or in combination, shall constitute or be taken into account in determining whether there has been, or would reasonably expected to be, a Material Adverse Effect: (i) any Effect affecting the economy generally (whether the global economy, the United States economy or any other region or market), including changes in the credit, debt, capital or financial markets (including changes in interest or exchange rates); (ii) any Effect affecting the industries in which the Company or any Subsidiary conducts business; (iii) any Effect arising in connection with or resulting from (A) earthquakes, hurricanes, tornadoes, fires or other natural disasters or (B) global, national or regional political conditions, including pandemics (including COVID-19) and epidemics, hostilities, military actions, political instability, acts of terrorism or war (including those existing or underway as of the date hereof) or any escalation or material worsening of any such hostilities, military actions, political instability or cyberattacks; (iv) any failure by the Company or any Subsidiary to meet any internal or published projections, forecasts or revenue or earnings predictions for any period (it being understood that the facts or occurrences giving rise to such failure may be taken into account in determining whether there has been or will be, a Material Adverse Effect, unless such facts or circumstances are otherwise excluded by virtue of this proviso); (v) any action required to be taken by the Company or any Subsidiary under this Agreement; (vi) any Effect that results from any action taken at the request of Parent, or that otherwise results from the identity of Parent or any of its Affiliates; (vii) the announcement of the execution of this Agreement, or the pendency of the Transactions, including the effects of the Transactions on relationships with customers, suppliers, Governmental Bodies, employees, or other third-party relationships; or (viii) any actual or proposed change in Law (including the announcement, implementation, continuance, effectiveness, elimination or repeal of, or change to, any executive order, tariff or other Laws) or GAAP or interpretation thereof; except, in the cases of clauses (i), (ii), (iii) or (viii) above, to the extent such Effects disproportionately and adversely affect the Company and the Subsidiaries (taken as a whole), relative to other participants in the industries in which the Company or any Subsidiary conducts business (in which case, only the incremental disproportionate material impact shall be taken into account in determining whether there has been a Material Adverse Effect).
“Management Pool” means FIP IncentiveCo, LLC, a Delaware limited liability company.
“Management Pool Holders” means all Persons who hold any Management Pool Units immediately prior to the Effective Time.
“Management Pool Operating Agreement” means the Amended and Restated Limited Liability Company Operating Agreement of FIP IncentiveCo, LLC, dated as of April 21, 2020.
“Management Pool Units” means each outstanding membership interest or other equity interest in the Management Pool.
“Merger Consideration” means $2,152,876,614.39, plus (a) the Estimated Cash, plus (b) the Estimated Working Capital Adjustment, plus (c) the Estimated Prorated Rent, minus (d) the Estimated Debt, plus (e) the Estimated CapEx Funding Adjustment Amount, plus (f) the Estimated Acquired Property Value, minus (g) the Adjustment Escrow Amount.
“Net Working Capital” means, without duplication, the consolidated current assets of the Company and the Subsidiaries, minus the consolidated current liabilities of the

Company and the Subsidiaries, in each case determined on a basis consistent with the Illustrative Merger Consideration Calculation, using only the specific line items set forth therein (which line items shall be calculated in accordance with GAAP); provided, that in no event shall Net Working Capital include any amounts reflected in (i) Cash, (ii) Debt or (iii) Prorated Rent.
“Net Working Capital Peg” means $63,876.84.
“Order” means any order, injunction, judgment, decree, ruling, writ, assessment, arbitration award or similar directive of, or agreement with, any Governmental Body.
“Ordinary Course of Business” means the ordinary and usual course of day-to-day operations of the Company and the Subsidiaries consistent with past practice, taken as a whole.
“Pass-Through Tax Return” means an IRS Form 1065, and any other federal, state, local or foreign Tax Return used to report the income, gain, losses, deductions, credits, etc., from the operations of a partnership or other pass-through entity filed with respect to the Company or any Subsidiary where the results of operations reflected on such Tax Return are reflected on the Tax Returns of the direct or indirect (if any) owners thereof.
“Permits” means any approvals, authorizations, consents, clearances, waiting period expirations or terminations, licenses, permits, certifications, registrations, franchises, variances and exemptions issued or granted by a Governmental Body.
“Permitted Exceptions” means (i) all defects, exceptions, restrictions, easements, rights of way and encumbrances disclosed in (x) policies of title insurance of each Subsidiary that owns the Owned Real Property, provided that copies of such policies of title insurance have been made available to Parent and/or its agents prior to the date hereof; or (y) contained in reports provided by title agents or other advisors to Parent prior to the date hereof; (ii) Liens securing liabilities not yet delinquent which are reflected or adequately reserved against in the consolidated balance sheet of the Company prepared in accordance with GAAP, (iii) Liens for Taxes, assessments or other charges, in each case, imposed by a Governmental Body not yet due and payable or the amount or validity of which is being contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves are being maintained as required by GAAP; (iv) landlords’, mechanics’, carriers’, workers’, repairers’ and similar Liens arising or incurred in the Ordinary Course of Business with respect to any amounts not yet due and payable or the amount or validity of which is being contested in good faith by appropriate proceedings and for which appropriate reserves have been established as required by GAAP; (v) zoning, building code and entitlement and other land use and Environmental Laws; (vi) title of a lessor under a capital or operating lease, and leases, subleases, and similar transactions in the Ordinary Course of Business; (vii) licenses of Intellectual Property; (viii)  pledges or deposits in connection with workers’ compensation, unemployment insurance and other social security legislation; (ix) Liens set forth on Section 1.1(b) of the Company Disclosure Schedule; and (x) such other imperfections in title, charges, easements, restrictions and encumbrances which would not be material to the Company and the Subsidiaries taken as a whole.

“Person” means any individual, corporation, real estate investment trust, partnership, limited liability company, firm, joint venture, association, joint-stock company, trust, unincorporated organization, Governmental Body or other entity, whether or not a legal entity.
“Pre-Closing Tax Period” means any taxable period ending on or before the Closing Date, and, in the case of any Straddle Period, the portion of such period ending on and including the Closing Date.
“Prorated Rent” means the net amount of the items prorated between the Unitholders and Parent on Exhibit C, which net amount shall be deemed to be a positive number if such net amount is in the Unitholders’ favor (in which case it shall increase the amount payable by Parent at Closing, in accordance with the definition of Merger Consideration) or a negative number if such net amount is in Parent’s favor (in which case it shall decrease the amount payable by Parent at Closing, in accordance with the definition of the Merger Consideration).
“REIT” means a “real estate investment trust” within the meaning of Sections 856 through 860 of the Code.
“Related Party Agreement” means any Contract pursuant to which the Company or any Subsidiary receives a benefit or is subject to an obligation, in each case, which are made solely between or among any of the Company or any Subsidiary, on the one hand, and any Unitholder, any of its Affiliates, any Management Pool Holders or any manager, director or officer of the Company or any of its Subsidiaries, on the other hand (and excluding, in each case, employment arrangements).
“Release” means any release, spill, emission, leaking, pumping, pouring, emptying, escape, injection, deposit, disposal, discharge, dispersal, dumping, leaching or migration of Hazardous Materials into or through the indoor or outdoor environment.
“Sherman Act” means the Sherman Antitrust Act of 1890.
“Specified Property” means that certain real property set forth on Schedule 1.1(g).
“Straddle Period” means any taxable period that begins on or before the Closing Date and ends after the Closing Date.
“Subsidiary” means any Person of which a majority of the outstanding share capital, voting or economic securities or other interests having the power to elect a majority of such entity’s board of directors or similar governing body, or otherwise having the power to direct the business and policies of such entity, are owned, directly or indirectly, by the Company, as of the date of this Agreement.
“Tax” or “Taxes” means: (i) all U.S. federal, state, local or foreign taxes, charges, fees, imposts, levies or other assessments, including, without limitation, all net or gross income,

gross receipts, windfall profits, production, capital, sales, use, ad valorem, value added, transfer, franchise, profits, inventory, capital stock, license, withholding, payroll, employment, social security, unemployment, excise, severance, stamp, occupation, property, environmental, alternative or add-on minimum and estimated taxes, customs, duties, fees, assessments, and charges of any kind whatsoever; and (ii) all interest, penalties, fines, additions to tax or additional amounts imposed by any Governmental Body in connection with any item described in clause (i) of this definition.
“Tax Contest” means any audit, hearing, proposed adjustment, arbitration, deficiency, assessment, suit, dispute, claim, or similar proceeding commenced, filed or otherwise initiated or convened to investigate or resolve the existence and extent of a Liability for Taxes.
“Tax Return” means any return, report or statement required to be filed or sent with respect to any Tax (including any attachments thereto, and any amendment thereof), including any information return, Pass-Through Tax Return, claim for refund, amended return or declaration of estimated Tax.
“Tax Sharing Arrangement” means any written or unwritten agreement or arrangement providing for the allocation or payment of Tax Liabilities or for Tax benefits between or among members of any group of corporations that files, will file, or has filed Tax Returns on a combined, consolidated or unitary basis.
“Taxing Authority” means the IRS and any other Governmental Body exercising any authority to impose, assess or collect any Tax or any other authority exercising Tax regulatory authority.
“Transaction Documents” means this Agreement, the Escrow Agreement and all other agreements and instruments to be executed by Parent, Merger Sub, the Company and/or the Company Representative at or prior to the Closing pursuant to this Agreement.
“Transactions” means the transactions contemplated by this Agreement and the other Transaction Documents.
“Transfer Taxes” means any real property transfer, sales, use, value added, stamp, documentary, recording, registration, conveyance, stock transfer, intangible property transfer, personal property transfer, gross receipts, registration, duty, securities transactions or similar fees or Taxes or governmental charges (together with any interest or penalty, addition to Tax or additional amount imposed) as levied by any Taxing Authority or other Governmental Body in connection with the Transactions, including any payments made in lieu of any such Taxes or governmental charges that become payable in connection with the Transactions.
“Unitholder” means all Persons who directly hold one or more Units immediately prior to the Effective Time.
“Units” means, collectively, the Class A Units and Class B Units.

1.2Terms Defined Elsewhere in this Agreement. For purposes of this Agreement, the following terms have meanings set forth in the Sections indicated:

Term	Section
Act	Recitals
Affiliated Persons	9.11
Agreement	Preamble
Amended and Restated Certificate of Formation	2.5(a)
Balance Sheet Date	4.6
Brookfield	Recitals
Certificate of Merger	2.3
Closing	2.2
Closing Acquired Property Value	3.2(b)
Closing CapEx Funding Adjustment Amount	3.2(b)
Closing Cash	3.2(b)
Closing Consideration Schedule	3.2(a)
Closing Date	2.2
Closing Debt	3.2(b)
Closing Statement	3.2(b)
Closing Working Capital	3.2(b)
Company	Preamble
Company Disclosure Schedule	Article IV
Company Documents	4.2
Company Representative	9.14(a)
Confidentiality Agreement	6.5
control	1.1(a)
Designated Person	9.9(a)
DESOS	2.3
Dispute Notice	3.2(c)
Domain Name Assignment Agreements	4.11(b)
D&O Tail Policy	6.6(c)
Effect	1.1(a)
Effective Time	2.3
Employment Agreements	Recitals
ERISA	1.1(a)
Estimated Acquired Property Value	3.2(a)
Estimated CapEx Funding Adjustment Amount	3.2(a)
Estimated Cash	3.2(a)
Estimated Debt	3.2(a)
Estimated Prorated Rent	3.2(a)

Term	Section
Estimated Statement	3.2(a)
Estimated Working Capital	3.2(a)
Existing Representation	9.9(a)
Financial Statements	4.6
government official	4.17
Indemnitees	6.7(a)
Independent Accountant	3.2(c)
Insurance Policies	4.19
IT Assets	4.11(d)
Leased Real Property	4.10(a)
Material Contracts	4.12(a)
Merger	Recitals
Merger Consideration Adjustment	3.2(d)
Merger Consideration Allocation	6.10(f)
Merger Sub	Preamble
Net Negative Merger Consideration Adjustment Amount	3.2(e)
Net Positive Merger Consideration Adjustment Amount	3.2(e)(i)
Non-Parties	9.11
Owned Real Property	4.10(d)
Parent	Preamble
Parent Documents	5.2
Parent Plans	6.8
Post-Closing Covenants	9.1(a)
Post-Closing Matter	9.9(a)
Post-Closing Representations	9.9(a)
Pre-Closing Designated Persons	9.9(b)
Pre-Closing Privileges	9.9(b)
Pre-Merger Company	9.14(a)
Prior Company Counsel	9.9(a)
Privileged Materials	9.9(c)
R&W Insurance Policy	9.1(c)
Real Property	4.10(d)
Real Property Lease	4.10(a)
Recourse Theory	9.11
Release and Non-Solicitation Agreement	Recitals
Released Parties	9.1(b)
Releasing Parties	9.1(b)
Rent Roll	4.10(b)
Revenue Procedures	4.4(c)

Term	Section
Seller Prepared Tax Return	6.10(a)
Seller Tax Contest	6.10(c)(iii)
Straddle Period Tax Return	6.10(a)
Surviving Company	2.1
Termination Date	8.1(a)
Trademark Acquisition Agreement	4.11(b)
Updated Closing Consideration Schedule	3.2(f)

1.3Other Definitional and Interpretive Matters.
(a)Unless otherwise expressly provided, for purposes of this Agreement, the following rules of interpretation shall apply:
(i)Calculation of Time Period. When calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded. If the last day of such period is a non-Business Day, the period in question shall end on the next succeeding Business Day.
(ii)Dollars. Any reference in this Agreement to “$” shall mean U.S. dollars. The specification of any dollar amount in the representations and warranties or otherwise in this Agreement or in the Exhibits or the Company Disclosure Schedule is not intended and shall not be deemed to be an admission or acknowledgment of the materiality of such amounts or items, nor shall the same be used in any dispute or controversy between the parties to determine whether any obligation, item or matter (whether or not described herein or included in the Company Disclosure Schedule) is or is not material for purposes of this Agreement.
(iii)Exhibits/Schedules. The Exhibits to this Agreement and the Company Disclosure Schedule are hereby incorporated and made a part hereof and are an integral part of this Agreement. All Exhibits and the Company Disclosure Schedule annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any matter or item disclosed on one Section of the Company Disclosure Schedule shall be deemed to have been disclosed on each other Section of the Company Disclosure Schedule, in which it is reasonably apparent on the face of such disclosure that the information is required to be included. Disclosure of any item or matter on any Section of the Company Disclosure Schedule shall not constitute an admission or indication that such item or matter is material or has had or would reasonably be expected to have a Material Adverse Effect. No disclosure on a Section of the Company Disclosure Schedule relating to a possible breach or violation of any Contract, Law or Order shall be construed as an admission or indication that a breach or violation exists or has actually occurred. Any capitalized terms used in any Section of the Company Disclosure Schedule or Exhibit but not otherwise defined therein shall be defined as set forth in this Agreement.
(iv)Gender and Number. Any reference in this Agreement to gender shall include all genders, and words imparting the singular number only shall include the plural and vice versa.
(v)Headings. The provision of a Table of Contents, the division of this Agreement into Articles, Sections and other subdivisions and the insertion of headings are for convenience of reference only and shall not affect or be utilized in construing or interpreting this Agreement. All references in this Agreement to any “Section” or “Article” are to the corresponding Section or Article of this Agreement unless otherwise specified.
(vi)Herein. The words “herein,” “hereinafter,” “hereof,” and “hereunder” refer to this Agreement as a whole and not merely to a subdivision in which such words appear unless the context otherwise requires.
(vii)Including. The word “including” or any variation thereof means (unless the context of its usage otherwise requires) “including, without limitation” and shall not be construed to limit any general statement that it follows to the specific or similar items or matters immediately following it.
(viii)Made Available. Any reference in this Agreement to something that has been “made available” (or words of similar import) means a document or other information that was posted to the virtual data room hosted by Donnelley Financial Solutions Venue for Project Twelve prior to the execution and delivery of this Agreement.
(ix)As Amended. Where a reference in this Agreement is made (A) to any Contract (including this Agreement) or Law, such reference will be to (except as the context may otherwise require) the Contract or Law as amended, modified, supplemented, restated or replaced from time to time (in the case of a Contract, to the extent permitted by the terms thereof) and (B) to any Law, such reference will also be to any rules or regulations promulgated thereunder.
(x)Same Meaning. The words “will” and “shall” will be deemed to have the same meaning and be understood to denote a directive and obligation, and not an option. The word “or” is not exclusive and means “and/or.”
(xi)Reflected On or Set Forth In. An item arising with respect to a specific representation or warranty shall be deemed to be “reflected on” or “set forth in” a balance sheet or financial statements, to the extent any such phrase appears in such representation or warranty, if (A) there is a reserve, accrual or other similar item underlying a number and specifically referenced on such balance sheet or financial statements that related to the subject matter of such representation or warranty, (B) such item is specifically set forth on the balance sheet or financial statements or (C) such item is reflected on the balance sheet or financial statements and is specifically set forth in the notes thereto.
(b)The parties hereto have participated jointly in the negotiation and drafting of this Agreement and, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.
Article IIARTICLE II

THE MERGER; CLOSING
2.1The Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the Act, at the Effective Time, Merger Sub shall be merged with and into the Company, and the separate corporate existence of Merger Sub shall thereupon cease, and the Company shall be the surviving company in the Merger (the “Surviving Company”).
2.2Closing. The closing of the Merger (the “Closing”) shall take place at 10:00 a.m. (Eastern Time) on July 23, 2025 (unless Parent elects in its sole discretion that the Closing shall take place on an earlier date and provides written notice thereof to the Company at least one (1) Business Day in advance), subject to the satisfaction or waiver of the conditions set forth in Article VII (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions at such time). The date on which the Closing actually occurs is referred to in this Agreement as the “Closing Date.”
2.3Effective Time. Subject to the provisions of this Agreement, on the Closing Date, the parties shall (a) cause a Certificate of Merger, substantially in the form attached as Exhibit A hereto (the “Certificate of Merger”), to be duly executed and filed with the Secretary of State of the State of Delaware (the “DESOS”) in accordance with the Act, and (b) make any other filings, recordings or publications required to be made by the Company or Merger Sub (or the owners thereof) under such statutes in connection with the Merger. The Merger shall become effective at the time the Certificate of Merger is accepted for record by the DESOS on the Closing Date (the time at which the Merger becomes effective is herein referred to as the “Effective Time”).
2.4Effects of the Merger. The Merger shall have the effects set forth in the Act, this Agreement, and the Certificate of Merger. Without limiting the generality of the foregoing and subject thereto, at the Effective Time, all the properties, rights, privileges, powers and franchises of the Company and Merger Sub shall transfer to, vest in and devolve on the Surviving Company, and all debts, obligations, liabilities and duties of the Company and Merger Sub shall become the debts, obligations, liabilities and duties of the Surviving Company.

2.5Certificate of Formation and Company Operating Agreement of the Surviving Company.
(a)Certificate of Formation. The Certificate of Formation, as in effect immediately prior to the Effective Time, shall be amended and restated upon the consummation of the Merger to be in the form of Exhibit B (the “Amended and Restated Certificate of Formation”), which shall be attached as an exhibit to the Certificate of Merger, via the filing of the Certificate of Merger with the DESOS.
(b)Company Operating Agreement. The Company Operating Agreement, as in effect immediately prior to the Effective Time, shall be amended and restated in its entirety upon the consummation of the Merger in the form of the limited liability company operating agreement of the Merger Sub as in effect immediately prior to the Effective Time, except that references to Merger Sub shall be replaced with references to the Surviving Company, and, as so amended, shall become the limited liability company operating agreement of the Surviving Company, until amended in accordance therewith.
2.6Conversion of Units.
(a)At the Effective Time, subject to the adjustment provisions of Section 3.2, all Units issued and outstanding immediately prior to the Effective Time (other than Units to be canceled and retired in accordance with Section 2.6(b)) shall be converted into the right to receive an amount in cash equal to a portion of the Merger Consideration, payable pursuant to the terms of Section 3.1(a) (and as set forth in the Closing Consideration Schedule), as adjusted (and including any Adjustment Escrow Release Amount to which the Unitholders are entitled) pursuant to Section 3.2 (and as set forth in any Updated Closing Consideration Schedule), plus the right to receive the amounts set forth in Section 6.10(c), if any, in each case at the respective times and subject to the conditions set forth herein. From and after the Effective Time, all such Units shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and the Unitholders shall cease to have any rights with respect thereto, except the right to receive an amount in cash, without interest thereon, in accordance with the terms of Section 3.1(a) (and as set forth in the Closing Consideration Schedule), as adjusted (and including any Adjustment Escrow Release Amount to which the Unitholders are entitled) pursuant to Section 3.2 (and as set forth in any Updated Closing Consideration Schedule), plus the right to receive the amounts set forth in Section 6.10(c), if any, in each case at the respective times and subject to the conditions set forth herein.
(b)At the Effective Time, any Units that are owned by Parent, Merger Sub or the Company or any of their respective direct or indirect wholly owned Subsidiaries shall automatically be canceled and retired and shall cease to exist, and no consideration shall be delivered or deliverable in exchange therefor.
(c)At the Effective Time, the membership interests of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and exchanged for the membership interests of the Surviving Company such that, immediately after the Effective Time, the holders of the issued and outstanding membership interests of Merger Sub immediately prior to the Effective Time shall be the holders of all of the issued and outstanding membership interests of the Surviving Company.
2.7No Further Rights of Transfers. At and after the Effective Time, each holder of Units shall cease to have any rights as a holder of a Unit or any interest in the Company (or the Surviving Company), except as otherwise required by applicable Law and except for the right to receive the consideration as set forth herein. The consideration paid or payable as set forth herein shall be deemed to have been paid or payable in full satisfaction of all rights pertaining to the Units, and at and after the Effective Time there shall be no further registration of transfers of Units.
Article IIIARTICLE III

MERGER CONSIDERATION
3.1Closing Date Payments by Parent.
(a)Payments in Respect of Units. At the Effective Time on the Closing Date, Parent shall pay, or cause to be paid, by wire transfer of immediately available funds, directly to each Unitholder, an amount of cash equal to such Unitholder’s portion of the Merger Consideration, as set forth in the Closing Consideration Schedule; provided, however, that the Management Pool has directed that the portion of the Merger Consideration payable to the Management Pool shall be paid, or caused to be paid, by Parent at the Effective Time to the Company (instead of to the Management Pool) and Parent shall cause the Company to disburse to each Management Pool Holder on behalf of the Management Pool (as promptly as practical, but in any event no later than its next regularly-scheduled payroll run) the portion of the Merger Consideration to which such Management Pool Holder is entitled as set forth in the Closing Consideration Schedule.
(b)Payments in Respect of Debt and Company Transaction Expenses.
(i)On the Closing Date, Parent shall pay, or cause to be paid, by wire transfer of immediately available funds, on behalf of the Company and the Subsidiaries, directly to the Persons listed on Section 3.1(b) of the Company Disclosure Schedule, an amount sufficient to repay all Debt of the type described in clause (i) of the definition thereof outstanding and owed to such Persons at the Closing as set forth on the Estimated Statement, and the Company shall procure and obtain and deliver to Parent debt payoff letters signed by such Persons evidencing the full satisfaction and repayment of all amounts owing under such Debt, in form and substance reasonably acceptable to Parent.
(ii)On the Closing Date, Parent shall pay, or cause to be paid, by wire transfer of immediately available funds, on behalf of the Company and the Subsidiaries, (A) directly to each applicable third party service provider that is not an employee such portion of the Company Transaction Expenses outstanding and unpaid as of immediately prior to (but giving effect to) the Closing as described in clause (i) of the definition of Company Transaction Expenses and (B) directly to the Company such portion of the

Company Transaction Expenses outstanding and unpaid as of immediately prior to (but giving effect to) the Closing as described in clause (ii) of the definition of Company Transaction Expenses as set forth on the Estimated Statement (and, in the case of clause (B) hereof, Parent shall cause the Company to disburse to each applicable service provider via payroll (in accordance with the terms of such payment (including the terms set forth in resolutions of the board of managers of the Company approving the same, dated as of the date hereof, as made available to Parent on the date hereof)) the portion of such Company Transaction Expenses to which such service provider is entitled).
(c)Payments in Respect of Adjustment Escrow Amount. On the Closing Date, Parent shall pay, by wire transfer of immediately available funds, an amount equal to the Adjustment Escrow Amount, for deposit in accordance with this Agreement and the Escrow Agreement. The Adjustment Escrow Amount will not be used for any purpose except as expressly provided in this Agreement or in the Escrow Agreement. Any interest produced from such amount deposited with the Escrow Agent by Parent will be paid to the Company Representative, on behalf of the Unitholders (subject to Parent’s right to receive tax distributions pursuant to the Escrow Agreement).
3.2Adjustment to the Merger Consideration.
(a)Not later than five (5) Business Days prior to the Closing Date, the Company shall provide Parent with a written statement (the “Estimated Statement”) setting forth (i) the Company’s good faith estimate of Closing Cash (the “Estimated Cash”), (ii) the Company’s good faith estimate of Closing Working Capital (the “Estimated Working Capital”), (iii) the Company’s good faith estimate of the Prorated Rent (the “Estimated Prorated Rent”), (iv) the Company’s good faith estimate of Closing Debt (the “Estimated Debt”), (v) the Company’s good faith estimate of Closing CapEx Funding Adjustment Amount (the “Estimated CapEx Funding Adjustment Amount”) and (vi) the Company’s good faith estimate of Closing Acquired Property Value (the “Estimated Acquired Property Value”), in each case based upon the definitions contained herein, together with reasonable supporting calculations and documentation used in the preparation thereof. The Estimated Statement shall also include a calculation of the Merger Consideration based on the foregoing items, as well as a schedule (the “Closing Consideration Schedule”) setting forth (A) the name and address of each Unitholder and Management Pool Holder, (B) the number and type of Units and other equity interests held by each Unitholder and Management Pool Holder, and (C) the portion of the Merger Consideration to which each Unitholder and Management Pool Holder is entitled based on the terms of the Company Operating Agreement and the Management Pool Operating Agreement (each as in effect immediately prior to the Merger). The Estimated Statement shall be prepared on a basis consistent with the Illustrative Merger Consideration Calculation and the Illustrative Closing Consideration Schedule. Within two (2) Business Days of receipt of the Estimated Statement, Parent shall deliver to the Company and the Company Representative a detailed funds flow memorandum in excel format (including all underlying calculations, formulas and amounts therein) setting forth all payments to be made by or on behalf of the parties hereto on the Closing Date in accordance with this Agreement. Parent shall have an opportunity to review and comment on the Estimated Statement, and the Company shall reasonably consider in good faith any comments from Parent on the Estimated Statement, but in no event shall the Company be required to make any updates to the Estimated Statement in connection therewith, and in no event shall any such review or comment delay the Closing. The Estimated Statement, as updated by any of Parent’s comments that the Company elects to reflect, shall be binding on the Company, on the one hand, and Parent, on the other hand, for purposes of this Section 3.2(a) and shall be used to determine any adjustment to the Merger Consideration as set forth herein.
(b)As promptly as practicable, but no later than sixty (60) days after the Closing Date, Parent shall cause to be prepared and delivered to the Company Representative a statement (the “Closing Statement”) setting forth: (i) Cash as of 11:59PM ET on the day immediately prior to the Closing Date (“Closing Cash”) and reasonable underlying documentation supporting the Closing Cash; (ii) Net Working Capital as of 11:59PM ET on the day immediately prior to the Closing Date (“Closing Working Capital”) and reasonable underlying documentation supporting the Closing Working Capital; (iii) Prorated Rent; (iv) Debt as of the Closing (the “Closing Debt”) and reasonable underlying documentation supporting the Closing Debt; (v) CapEx Funding Adjustment Amount as of 11:59PM ET on the day immediately prior to the Closing Date (“Closing CapEx Funding Adjustment Amount”); and (vi) Acquired Property Value as of 11:59PM ET on the day immediately prior to the Closing Date (“Closing Acquired Property Value”). The determination of Cash, Net Working Capital, Prorated Rent, Debt, CapEx Funding Adjustment Amount and Acquired Property Value reflected in the Closing Statement shall be prepared in accordance with the definitions contained herein.
(c)During the thirty (30) day period following receipt of the Closing Statement by the Company Representative, the Company Representative and its advisors shall have the right, upon reasonable notice to the Company, to reasonable access to the Company’s relevant books and records and employees as the Company Representative shall reasonably request in order to review the Closing Statement. The Closing Statement (and the computation of Closing Cash, Closing Working Capital, Prorated Rent, Closing Debt, Closing CapEx Funding Adjustment Amount and Closing Acquired Property Value) delivered by Parent to the Company Representative shall be conclusive and binding on all parties unless the Company Representative, prior to the end of the thirtieth (30th) day following receipt of the Closing Statement, delivers a notice to Parent stating that the Company Representative disagrees with such calculation and specifying in reasonable detail those items or amounts as to which the Company Representative disagrees and the basis therefor (any such notice, a “Dispute Notice”). The Company Representative shall be deemed to have agreed with all other items and amounts contained in the Closing Statement and the calculation of Closing Cash, Closing Working Capital, Prorated Rent, Closing Debt, Closing CapEx Funding Adjustment Amount or Closing Acquired Property Value, as applicable, delivered pursuant to Section 3.2(b) that are not the subject of a Dispute Notice.
(d)If a Dispute Notice is delivered pursuant to Section 3.2(c), the Company Representative and Parent shall, during the thirty (30) days following such delivery, use their reasonable efforts to reach agreement on the disputed items or amounts set forth therein in order to determine, as may be required, the amount of Closing Cash, Closing Working Capital, Prorated Rent, Closing Debt, Closing CapEx Funding Adjustment Amount and Closing Acquired Property Value, as applicable. If, during such period, the Company Representative and Parent are unable to reach such agreement, they shall promptly thereafter cause Deloitte or, if such accounting firm declines to act as the independent accounting firm in accordance with this Section 3.2(d), such other nationally recognized independent accounting firm on which the Company Representative and Parent mutually agree, which agreement shall not be unreasonably withheld, as the case may be (the “Independent Accountant”), to review this Agreement and the disputed items or amounts for the purpose of calculating Closing Cash, Closing Working Capital, Prorated Rent, Closing Debt, Closing CapEx Funding Adjustment Amount and Closing Acquired Property Value, as applicable (it being understood that in making such calculation, the Independent Accountant shall be functioning as an expert and not as an arbitrator and shall not have any authority to interpret any provision of this Section 3.2 or any other provision of this Agreement). Each party agrees to execute, if requested by the Independent Accountant, a customary engagement letter. Parent and the Company Representative shall cooperate with the Independent Accountant and promptly provide, and Parent shall cause the Company to provide, all documents and information reasonably requested by the Independent Accountant. In making such calculation, the Independent Accountant shall (i) consider only those items or amounts as to which the Company Representative has disagreed in its Dispute Notice and (ii) the Independent Accountant’s determination shall be limited to calculating such items as required by the definitions provided in this Agreement, and not by any independent review. The Independent Accountant’s determination on each item in dispute shall not be greater than the greater value for such item claimed by either the Company Representative or Parent or less than the lower value for such item claimed by either the Company Representative or Parent. The Company Representative and Parent shall direct the Independent Accountant to deliver to the Company Representative and Parent, as promptly as practicable (but in any case no later than thirty (30) days from the date of its engagement), a report setting forth such calculation. Such report shall be final and binding upon the Company Representative and Parent, shall be deemed a final arbitration award that is binding on Parent and the Company Representative, and neither Parent nor the Company Representative shall seek further recourse to courts or other tribunals, other than to enforce such report. The Independent Accountant will determine the allocation of the cost of its review and report based on the inverse of the percentage its determination (before such allocation) bears to the total amount of the total items in dispute as originally submitted to Independent Accountant. For example, should the items in dispute total in amount to $1,000 and the Independent Accountant awards $600 in favor of the Company Representative’s position, sixty percent (60%) of the costs of its review would be borne by Parent and forty percent (40%) of the costs would be borne by the Company Representative.
(e)The “Merger Consideration Adjustment” will be an amount, which may be positive or negative, equal to (1) the Final Cash Adjustment, plus (2) the Final Working Capital Adjustment, plus (3) the Final Prorated Rent Adjustment, minus (4) the Final Debt Adjustment plus (5) the Final CapEx Funding Adjustment Amount Adjustment, plus (6) the Final Acquired Property Value Adjustment. If:
(i)the Merger Consideration Adjustment is a positive number (the “Net Positive Merger Consideration Adjustment Amount”), then, as an adjustment to the dollar amount of the Merger Consideration: (A) Parent shall pay, or cause to be paid, an amount equal to the lesser of (x) $7,500,000 (the “Adjustment Cap”) and (y) the Net Positive

Merger Consideration Adjustment Amount in cash to the Unitholders (with each Unitholder being entitled to the applicable portion thereof as set forth in the Updated Closing Consideration Schedule); and (B) Parent and the Company Representative shall jointly instruct the Escrow Agent to release an amount equal to the Adjustment Escrow Release Amount to the Unitholders (with each Unitholder being entitled to the applicable portion thereof as set forth in the Updated Closing Consideration Schedule); provided, however, that the Management Pool has directed that the portion of the Net Positive Merger Consideration Adjustment Amount and of the Adjustment Escrow Release Amount payable to the Management Pool shall be paid by, or caused to be paid by, Parent and the Escrow Agent to the Company (instead of to the Management Pool) and Parent shall cause the Company to disburse to each Management Pool Holder on behalf of the Management Pool (as promptly as practical, but in any event no later than its next regularly-scheduled payroll run) the portion of the Positive Merger Consideration Adjustment Amount and of the Adjustment Escrow Release Amount to which such Management Pool Holder is entitled as set forth in the Updated Closing Consideration Schedule. Without limiting the parties’ obligation to instruct the Escrow Agent to release the Adjustment Escrow Release Amount to the Unitholders as described in clause (B) above, Parent, Merger Sub, the Company and the Company Representative acknowledge and agree that none of Parent or Merger Sub or any other Person shall have any obligation or liability to the Unitholders or the Company Representative or any other Person for any Net Positive Merger Consideration Adjustment Amount that is in excess of the Adjustment Cap.
(ii)the Merger Consideration Adjustment is a negative number (the absolute value of such number, the “Net Negative Merger Consideration Adjustment Amount”), then, as an adjustment to the dollar amount of the Merger Consideration: Parent and the Company Representative shall jointly instruct the Escrow Agent to release to (1) Parent, an amount equal to the lesser of (x) the Adjustment Escrow Amount and (y) the Net Negative Merger Consideration Adjustment Amount, and (2) the Unitholders, an amount equal to the Adjustment Escrow Release Amount, if any (with each Unitholder being entitled to the applicable portion thereof as set forth in the Updated Closing Consideration Schedule); provided, however, that the Management Pool has directed that the portion of the Adjustment Escrow Release Amount payable to the Management Pool shall be paid by the Escrow Agent to the Company (instead of to the Management Pool) and Parent shall cause the Company to disburse to each Management Pool Holder on behalf of the Management Pool (as promptly as practical, but in any event no later than its next regularly-scheduled payroll run) the portion of the Adjustment Escrow Release Amount to which such Management Pool Holder is entitled as set forth in the Updated Closing Consideration Schedule. Parent, Merger Sub, the Company and the Company Representative acknowledge and agree that any Net Negative Merger Consideration Adjustment Amount shall be satisfied solely and exclusively out of the Adjustment Escrow Amount, and, without limiting the parties’ obligation to instruct the Escrow Agent to release the Adjustment Escrow Release Amount to Parent as described above, none of the Company or the Unitholders or Company Representative or any other Person shall have any obligation or liability to Parent or any other Person for any Net Negative

Merger Consideration Adjustment Amount that is in excess of the Adjustment Escrow Amount.
For the avoidance of doubt, in the event that the Merger Consideration Adjustment equals zero, then Parent and the Company Representative shall jointly instruct the Escrow Agent to pay to the Unitholders the Adjustment Escrow Amount (with each Unitholder being entitled to the applicable portion thereof as set forth in the Updated Closing Consideration Schedule); provided, however, that the Management Pool has directed that the portion of the Adjustment Escrow Amount payable to the Management Pool shall be paid by the Escrow Agent to the Company (instead of to the Management Pool) and Parent shall cause the Company to disburse to each Management Pool Holder on behalf of the Management Pool (as promptly as practicable, but in any event no later than its next regularly-scheduled payroll run) the portion of the Adjustment Escrow Amount to which such Management Pool Holder is entitled as set forth in the Updated Closing Consideration Schedule.
(f)Any payment pursuant to Section 3.2(e) shall be made at a mutually convenient time and place within five (5) Business Days after Final Cash, Final Working Capital, the Final Prorated Rent, Final Debt, Final CapEx Funding Adjustment Amount and Final Acquired Property Value have been finally determined by wire transfer by Parent or the Escrow Agent, as the case may be, of immediately available funds to the applicable Person(s). In connection with the determination of such amounts, the Company Representative shall deliver to Parent and the Escrow Agent, as applicable, an updated version of the Closing Consideration Schedule (each, an “Updated Closing Consideration Schedule”) setting forth the portion of such amount to which each Unitholder and each Management Pool Holder is entitled, which shall be prepared on a basis consistent with the Illustrative Closing Consideration Schedule and, to the extent not addressed therein, the terms of the Company Operating Agreement and the Management Pool Operating Agreement (each as in effect immediately prior to the Merger) (taking into account previous amounts of consideration paid hereunder). All payments under this Section 3.2 shall be without interest, except that any amounts not paid when required by this Section 3.2 shall bear interest from the date due pursuant to this Section 3.2(f) to, and including, the date of payment at the Interest Rate.
(g)Any amount paid in respect of the Merger Consideration Adjustment pursuant to Section 3.2 (including any release of the Adjustment Escrow Amount) shall be treated by the parties as an adjustment to the dollar amount of the Merger Consideration for Tax purposes unless otherwise required under applicable Law.
3.3Withholding. Parent (and its Affiliates) and the Company, and any of their agents, shall be entitled to deduct and withhold from the consideration or amounts otherwise payable pursuant to this Agreement such amounts as may be required to be deducted and withheld under the Code, or under any provision of U.S. federal, state, local or non-U.S. Tax Law; provided, that Parent (or its Affiliates) shall, other than with respect to amounts withheld as compensation to current or former service providers of the Company or any of the Subsidiaries and provided that the Company Representative and each Unitholder has complied with its obligations under Section 6.10(f) hereof, (i) provide the Company Representative five (5)

Business Days’ notice prior to withholding any amount, (ii) give the Company Representative a reasonable opportunity to provide additional information or to apply for an exemption from, or a reduced rate of, withholding and (iii) cooperate with the Company Representative in efforts to obtain reduction of or relief from, any deduction or withholding. For all purposes of this Agreement, any amounts deducted or withheld pursuant to this Section 3.3 and paid over to the appropriate Governmental Body shall be treated as paid to the applicable Person with respect to whom such deduction or withholding was made.
Article IVARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE COMPANY
Except as set forth on the disclosure schedule delivered to Parent prior to the execution of this Agreement (the “Company Disclosure Schedule”), the Company hereby represents and warrants to Parent and Merger Sub that:
4.1Organization and Good Standing. The Company is a limited liability company, duly formed and validly existing under the Laws of the State of Delaware. The Company has all requisite power and authority to own, lease and operate its properties and to carry on its business in all respects as now conducted. The Company is in good standing under the Laws of the State of Delaware. The Company is duly qualified or authorized to do business as a foreign corporation or entity and is in good standing to the extent such concepts are recognized under the Laws of each jurisdiction in which the conduct of its business or the ownership of its properties requires such qualification or authorization, except where the failure to be so qualified, authorized or in good standing would not, individually or in the aggregate be, or reasonably be expected to be, material to the Company. The Company has delivered or made available to Parent copies of the Governing Documents of (a) the Company, which are accurate and complete and (b) the Subsidiaries, which are accurate and complete in all material respects.
4.2Authorization of Agreement. The Company has all requisite power and authority to execute and deliver this Agreement and each other Transaction Document to be executed by the Company in connection with the consummation of the Transactions (the “Company Documents”), and to consummate the Transactions. The execution and delivery of this Agreement and the Company Documents by the Company and the consummation by the Company of the Merger and other Transactions have been duly authorized (including as required under the Company Operating Agreement), and no other action on the part of the Company (other than (a) as required by the Act and (b) the filing of the Certificate of Merger with the DESOS) is necessary to authorize the execution, delivery and performance of this Agreement and each of the Company Documents by the Company and the consummation of the Merger and other Transactions. This Agreement has been, and each of the Company Documents will be at or prior to the Closing, duly and validly executed and delivered by the Company and (assuming the due authorization, execution and delivery by the other parties hereto and thereto) this Agreement constitutes, and each Company Document when so executed and delivered will constitute, the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally, and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).
4.3Conflicts; Consents of Third Parties.
(a)None of the execution and delivery by the Company of this Agreement or the Company Documents, the consummation by the Company of the Transactions, or compliance by the Company with any of the provisions hereof or thereof will conflict with, or result in any breach, violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, loss of rights, adverse modification of provisions, recapture, right of first offer, right of first refusal, acceleration or cancellation under, or result in the creation of a Lien on any of the equity interests or assets of the Company or any Subsidiary under any provision of (i) the Governing Documents of (A) the Company and (B) the Subsidiaries; (ii) any Material Contract, or Permit to which the Company or any of the Subsidiaries is a party; or (iii) any Orders or Laws applicable to the Company or any of the Subsidiaries or by which any of the properties or assets of the Company or any of the Subsidiaries are bound, except in the case of clauses (ii) and (iii), as would not reasonably be expected to (1) be material to the Company and the Subsidiaries, taken as a whole, or (2) materially interfere with, prevent or materially delay the ability of the Company to enter into and perform its obligations under this Agreement or consummate the Transactions.
(b)No expirations of waiting periods under applicable Antitrust Laws and no consent, waiver, approval or authorization of, or declaration or filing with, or notice to, any Governmental Body is required in connection with the execution, delivery and performance by the Company of this Agreement or the Company Documents, the compliance by the Company with any of the provisions hereof or thereof, or the consummation of the Transactions, except (i) for the filing of the Certificate of Merger with the DESOS pursuant to the Act; and (ii) as would not reasonably be expected to (A) be material to the Company and the Subsidiaries, taken as a whole, or (B) materially interfere with, prevent or materially delay the ability of the Company to enter into and perform its obligations under this Agreement or consummate the Transactions.
4.4Capitalization.
(a)Section 4.4(a) of the Company Disclosure Schedule sets forth the issued and outstanding Units of the Company, together with the holders thereof. All Units have been duly authorized and validly issued in compliance with the Company’s Governing Documents and all of the Units have been offered, sold and delivered in compliance in all material respects with all applicable federal and state securities Laws. The Units are not subject to any unexpired preemptive right, right of first refusal, purchase option, call option or similar right. The Units constitute all of the equity interests outstanding in the Company. The Company does not have any outstanding bonds, debentures, notes or other obligations the holders of which, in the capacities as such holders, have the right to vote (or that are convertible into or exercisable for securities having the right to vote) with the Company’s Unitholders on any matter.

(b)There is no outstanding option, warrant, call, right (including preemptive and appreciation rights), stock unit, commitment or Contract of any character to which the Company is a party requiring, and there are no securities of the Company outstanding (i) which upon conversion or exchange would require the issuance of any membership interests of the Company or other securities convertible into, exchangeable for or evidencing the right to subscribe for or purchase membership interests of the Company or (ii) relating to the issuance, sale, purchase or redemption of any of the Units. The Company is not a party to any voting trust or other Contract with respect to the voting, redemption, sale, transfer or other disposition of the Units.
(c)Section 4.4(c) of the Company Disclosure Schedule sets forth a true, correct and complete list, with respect to each outstanding Management Pool Unit, of: (i) the holder thereof; (ii) the grant date; (iii) the distribution or participation threshold; and (iv) whether vesting of any unvested portion of the Management Pool Units will accelerate in connection with the transactions contemplated herein. Each Management Pool Unit constitutes a “profits interest” within the meaning of Revenue Procedure 93-27, 1993-2 C.B. 343, as clarified by Revenue Procedure 2001-43, 2001-2, C.B. 19. To the Knowledge of the Company, each Management Pool Holder made a valid and timely election pursuant to Section 83(b) of the Code with respect to the Management Pool Units. Neither the Company nor any of the Subsidiaries (i) has been or is required to withhold taxes on wages from any amount paid in respect of the Management Pool Units or (ii) has any liability under the Tax reporting and withholding requirements of applicable Law or for the payment of any payroll Taxes with respect to any payments in respect of the Management Pool Units. Neither the Company nor any of its Subsidiaries has any outstanding promise or obligation to grant any Management Pool Unit.
4.5Subsidiaries.
(a)Section 4.5(a) of the Company Disclosure Schedule sets forth the name of each of the Subsidiaries, and, with respect to each Subsidiary: (i) the jurisdiction in which each such Subsidiary is incorporated or organized; and (ii) the authorized capital stock, if applicable, and the number and class of shares or other equity interests thereof duly issued and outstanding, the names of all holders thereof and the number of shares of stock or other equity interests held by each such holder. Each of the Subsidiaries is a duly organized and validly existing corporation or other entity. Each of the Subsidiaries is in good standing to the extent such concept is recognized under the laws of the jurisdiction of its incorporation or organization, and has all requisite corporate (or similar entity) power and authority to own, lease and operate its properties and to carry on its business in all material respects as now conducted, except where the failure to be so organized, existing and in good standing or to have such power and authority would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Each of the Subsidiaries is duly qualified or authorized to do business as a foreign corporation or entity and is in good standing to the extent such concepts are recognized under the laws of each jurisdiction in which the conduct of its business or the ownership of its properties requires such qualification or authorization, except where the failure to be so qualified, authorized or in good standing would not, individually or in the aggregate, reasonably be expected to be material to the Company and the Subsidiaries, taken as a whole.

(b)The outstanding shares or other equity interests of each of the Subsidiaries have been duly authorized and validly issued, and to the extent applicable, fully paid and non-assessable in compliance with each Subsidiary’s Governing Documents and applicable securities Laws. Each of the outstanding shares or other equity interests of each of the Subsidiaries are owned by the Company or by a direct or indirect wholly-owned Subsidiary of the Company, free and clear of any Liens, other than any restrictions on transfer arising under applicable securities Laws or the Governing Documents of a Subsidiary of the Company, as applicable. The outstanding shares or other equity interests of each of the Subsidiaries are not subject to any unexpired preemptive right, right of first refusal, purchase option, call option or similar right. The Subsidiaries do not have any outstanding bonds, debentures, notes or other obligations the holders of which, in their capacities as such holders, have the right to vote (or that are convertible into or exercisable for securities having the right to vote) with such entity’s equityholders on any matter. There is no outstanding option, warrant, call, right (including preemptive rights), commitment or Contract of any character to which any of the Company or any of the Subsidiaries is a party requiring, and there are no securities of any of the Subsidiaries outstanding, (x) which upon conversion or exchange would require the issuance of any shares of capital stock or other securities of any of the Subsidiaries or other securities convertible into, exchange for or evidencing the right to subscribe for or purchase shares of capital stock or other equity interests of any of the Subsidiaries or (y) relating to the issuance, sale, purchase or redemption of any of such shares of capital stock or other equity interest of any of the Subsidiaries. None of the Subsidiaries are a party to any voting trust or other Contract with respect to the voting, redemption, sale, transfer or other disposition of any shares of capital stock or other securities of any of the Subsidiaries. Neither the Company nor any of the Subsidiaries owns any stock, partnership interest, joint venture interest or other equity ownership interest in any Person other than the Subsidiaries.
4.6Financial Statements.
(a)The Company and the Subsidiaries’ books, accounts and records are, and have been, maintained in the Company and the Subsidiaries’ usual, regular and ordinary manner, in accordance with GAAP, and all material transactions to which any of the Company or any Subsidiary has been a party are properly reflected therein. The Company and the Subsidiaries have designed, implemented, and maintained sufficient internal controls such that the Financial Statements (as defined below) have been prepared and fairly presented free from material misstatement.
(b)Attached as Section 4.6(b) of the Company Disclosure Schedule are true, correct and complete copies of: (a) the audited consolidated balance sheet of the Company and the Subsidiaries as at December 31, 2024 and December 31, 2023, the related audited consolidated statements of operations, comprehensive income (loss), members’ equity and cash flow of the Company and the Subsidiaries for the fiscal years then ended; and (b) the unaudited consolidated balance sheet and the related consolidated statements of comprehensive income (loss) and cash flow of the Company and the Subsidiaries as of June 30, 2025 (the “Balance Sheet Date”) (such audited and unaudited statements, the “Financial Statements”). Except as set forth in the notes thereto, the Financial Statements fairly present in all material respects the consolidated financial position, results of operations and cash flow of the Company and the Subsidiaries as at the dates and for the periods indicated therein, in accordance with GAAP, consistently interpreted and applied (with the exception of the absence of normal year-end audit adjustments and footnotes in the unaudited Financial Statements, none of which if presented would materially differ from those presented in the audited Financial Statements).
(c)Except as set forth on Section 4.6(c) of the Company Disclosure Schedule (i) none of the Company nor any of the Subsidiaries has any material Debt (with respect to clause (i) or (ii) of the definition thereof) and (ii) none of the Company nor any of the Subsidiaries (or any equityholder on behalf of the Company or any of the Subsidiaries) has made any applications that would result in the creation of any such Debt or made any requests for assistance or loans from any foreign, federal, state, local or other Governmental Body.
4.7No Undisclosed Liabilities. Neither the Company nor any of the Subsidiaries has any Liabilities of any kind, other than Liabilities: (a) specifically reflected in or reserved against on the balance sheet of the Company and the Subsidiaries as of the Balance Sheet Date; (b)  incurred in the Ordinary Course of Business after the Balance Sheet Date; (c) incurred as contemplated by this Agreement or otherwise in connection with the Transactions; (d) that are executory obligations under Contracts of the Company or the Subsidiaries (in each case of clauses (a), (b), and (d) that are not Liabilities for violation of Law, breach of Contract or warranty, tort, infringement or any Legal Proceeding); or (e) that would not reasonably be expected to be material to the Company and the Subsidiaries, taken as a whole.
4.8Absence of Certain Developments. Except as contemplated by this Agreement, since the Balance Sheet Date to the date hereof: (a) the Company and the Subsidiaries have conducted their respective businesses in the Ordinary Course of Business; and (b) there has not been any Material Adverse Effect.
4.9Taxes.
(a)The Company and each Subsidiary has duly and timely (i) filed all income and other material Tax Returns required to be filed by or with respect to such Person (taking into account applicable extensions), and all such Tax Returns are true, complete and correct in all material respects, and (ii) paid in full all income and other material Taxes (whether or not shown on any Tax Return) for which the Company or any Subsidiary is liable.
(b)No extension of time within which to file any income or other material Tax Return required to be filed by or with respect to the Company or any Subsidiary is in effect.
(c)No waiver of any statute of limitations relating to income or other material Taxes for which the Company or any Subsidiary is liable is in effect, and no written request for such a waiver is outstanding.
(d)There are no Liens with respect to Taxes upon any asset of the Company or any Subsidiary other than Liens which are Permitted Exceptions.

(e)At all times since its formation, the Company has been treated as and properly classified as a disregarded entity or partnership, which is not a “publicly traded partnership” within the meaning of Section 7704 of the Code, for U.S. federal and state income Tax purposes. The Company is currently treated as and properly classified as a partnership, which is not a “publicly traded partnership” within the meaning of Section 7704 of the Code, for U.S. federal and state income Tax purposes. The Company has never made an election (i) to be treated as an association taxable as a corporation for U.S. federal income Tax purposes or (ii) to be excluded from the provisions of subchapter K of the Code.
(f)Other than FIP TRS, LLC and 1250 Garage Owner, LLC, each Subsidiary has (i) at all times since its formation, been treated and properly classified as an entity that is disregarded as separate from its owner for U.S. federal income Tax purposes and (ii) never made an election to be treated as an association taxable as a corporation for U.S. federal income Tax purposes.
(g)At all times since its formation, each of FIP TRS, LLC and 1250 Garage Owner, LLC has been treated and properly classified as an entity that is disregarded as separate from its owner for U.S. federal income tax purposes or as an association taxable as a corporation for U.S. federal income Tax purposes. Each of FIP TRS, LLC and 1250 Garage Owner, LLC is currently treated and properly classified as an association taxable as a corporation for U.S. federal income tax purposes.
(h)No claim has ever been made against the Company or any Subsidiary by any Taxing Authority that the Company is not a disregarded entity or partnership or that such Subsidiary (other than FIP TRS, LLC and 1250 Garage Owner, LLC) is not an entity disregarded as separate from its owner, the Company, or, in the case of FIP TRS, LLC and 1250 Garage Owner, LLC, a disregarded entity or a corporation, in each case, for U.S. federal income tax purposes.
(i)All amounts of Taxes required to be deducted or withheld by the Company or any of the Subsidiaries have been deducted or withheld and have been (or will be) duly and timely paid to the proper Taxing Authority.
(j)All deficiencies for income and other material Taxes asserted or assessed against the Company or any of the Subsidiaries have been paid in full or otherwise finally resolved.
(k)No Taxing Authority (whether within or without the United States) of a tax jurisdiction in which the Company or any Subsidiary has not filed a particular type of Tax Return or paid a particular type of Tax has asserted to the Company or such Subsidiary in writing that the Company or such Subsidiary is required to file such Tax Return or pay such type of Tax in such taxing jurisdiction.
(l)The Company and each Subsidiary has complied in all material respects with the intercompany transfer pricing provisions of Section 482 of the Code (and any analogous provision of any law relating to Taxes), including, but not limited to, the contemporaneous documentation and disclosure requirements thereunder.
(m)(i) No action, suit, investigation, audit, claim, assessment or deficiency with respect to income or other material Taxes for which the Company or any Subsidiary may be liable is pending or has been proposed, threatened, asserted or assessed in writing against the Company or any of the Subsidiaries, (ii) no Tax Return of the Company or any of the Subsidiaries is under current examination by any Taxing Authority (iii) neither the Company nor any Subsidiary has entered into any transaction that constitutes a “listed transaction” within the meaning of Treasury Regulations Section 1.6011–4(b)(2) and (iv) with respect to each transaction in which the Company or any Subsidiary has participated that is a “reportable transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(1), such participation has been properly disclosed on IRS Form 8886 (Reportable Transaction Disclosure Statement) and on any corresponding form required under state, local or other Law.
(n)The charges, accruals and reserves for Taxes with respect to the Company and the Subsidiaries reflected on the Financial Statements are adequate to cover Tax Liabilities accruing through the Balance Sheet Date, and since the Balance Sheet Date neither the Company nor any of the Subsidiaries has incurred any Tax Liability other than in the Ordinary Course of Business.
(o)Neither the Company nor any Subsidiary has received any Tax rulings or closing agreements, or requested any Tax rulings, in each case relating to Taxes for which the Company or any Subsidiary may be liable in any taxable period (or portion thereof) beginning after the Closing Date.
(p)Neither the Company nor any Subsidiary has granted any Person any power of attorney that will remain in force after the Closing with respect to any material Tax matter.
(q)Neither the Company nor any Subsidiary will be required to include or accelerate the recognition of any item in income, or exclude or defer any deduction or other tax benefit, in each case in any taxable period (or portion thereof) beginning after the Closing Date, as a result of any change in method of accounting; closing agreement; intercompany transaction; installment sale or open transaction disposition; or the receipt or accrual of any prepaid amount, advance payment or deferred revenue, in each case, prior to Closing.
(r)Neither the Company nor any Subsidiary has (i) been a member of an affiliated group filing a consolidated U.S. federal income Tax Return or (ii) any Liability for Taxes of another Person under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Law), under any agreement or arrangement, as a transferee or successor, or by Contract or otherwise by operation of Law, in each case excluding any commercial agreement entered into in the Ordinary Course of Business and the principal purpose of which does not relate to Taxes.

(s)During the last three years, neither the Company nor any Subsidiary has been a party to any transaction treated by the Company or any Subsidiary as one to which Section 355 of the Code (or any similar provision of state law) applied.
(t)Neither the Company nor any Subsidiary is a “foreign person” within the meaning of Sections 1445 or 1446 of the Code and regulations issued thereunder. No Unitholder is a “foreign person” within the meaning of Sections 1445 or 1446 of the Code and the regulations issued thereunder.
(u)The Class L property tax incentive in respect of the Specified Property is the only material Tax credit, grant or similar amount that is or could be subject to clawback or recapture as a result of (i) the Transactions or (ii) a failure by the Company or any Subsidiary to satisfy one or more requirements on which the credit, grant or similar amount is or was conditioned.
(v)Neither the Company nor any Subsidiary is party to or bound by any Tax Sharing Arrangement, Tax indemnity or similar agreement in favor of any Person with respect to Taxes (including any advance pricing agreement or other similar agreement relating to Taxes with any Governmental Body), in each case excluding commercial agreements entered into in the Ordinary Course of Business and the principal purpose of which does not relate to Taxes.
(w)Neither the Company nor any Subsidiary has any material liability or obligations with respect escheat and unclaimed property and no Governmental Body has proposed, asserted or threatened any deficiency or claim against the Company or any Subsidiary with respect to escheat or unclaimed property.
4.10Real Property.
(a)Section 4.10(a)(i) of the Company Disclosure Schedule sets forth a true, accurate and complete list of all leases, subleases, licenses, concessions, occupancy agreements and other similar agreements of real property with respect to which the Company or a Subsidiary is the lessee (individually, a “Real Property Lease” and, collectively, the “Real Property Leases”) by which the Company or a Subsidiary leases, subleases, licenses, rents or otherwise occupies any real property, including any land, buildings, structures, improvements, fixtures or other interests thereon or therein (collectively, the “Leased Real Property”). True and complete copies of all Real Property Leases have been made available to Parent and/or its agents. The Company or a Subsidiary has a valid, existing, binding and enforceable leasehold estate in, and enjoys peaceful and undisturbed possession of, all the Leased Real Property. Each Real Property Lease is in full force and effect. Except as set forth on Section 4.10(a)(ii) of the Company Disclosure Schedule, there are no subleases, licenses or similar agreements granting to any Person other than the Company or any of the Subsidiaries the right to use or occupy any Leased Real Property. Except as set forth on Section 4.10(a)(iii) of the Company Disclosure Schedule, neither the Company nor any of the Subsidiaries has assigned, transferred, mortgaged, collaterally assigned, granted any other security interest in, or pledged any interest in any of the Real Property Leases. Neither the Company nor any of the Subsidiaries has received any written or oral notice from any counterparty of any Real Property Lease of, nor does the Company or any of the Subsidiaries have knowledge of the existence of, any material default, event, condition or circumstance that, with or without notice, lapse of time, or both, would constitute a material default under any of the Real Property Leases, or would permit termination, cancelation, material modification or acceleration of rent under such Real Property Lease. There are no Contracts or other agreements, letters of intent, discussions or negotiations to modify, amend, cancel or otherwise alter any Real Property Lease or the terms thereof that will not be effective as of the Closing Date.
(b)Section 4.10(b)(i) of the Company Disclosure Schedule sets forth a true, accurate and complete list of all Lessor Real Estate Leases. True and complete copies of all Lessor Real Estate Leases have been made available to Parent and/or its agents. Section 4.10(b)(ii) of the Company Disclosure Schedule sets forth a rent roll (the “Rent Roll”) that is used by the Company in the Ordinary Course of Business for the real property subject to the Lessor Real Estate Leases (including a list of all security deposits (whether in the form of cash, letter of credit or otherwise) under such respective Lessor Real Estate Leases being held by the Company or any of the Subsidiaries) as of the date set forth thereon. The Rent Roll is true, accurate, and complete, and reflects all material terms, concessions and amendments (whether or not reduced to writing) applicable to such Lessor Real Estate Leases, including, without limitation, (i) the name of each tenant, subtenant, licensee or other occupant; (ii) the street address and square footage of the demised premises; (iii) the commencement date, scheduled expiration date and any renewal, extension or expansion options (whether exercised or not); (iv) the current fixed rent, all percentage rent or other variable rent obligations, operating expense reimbursements, real estate tax escalations and any other sums payable by the tenant, together with the timing and method of any scheduled or indexed increases; (v) the amount of any security deposit, letter of credit, guaranty, prepaid rent or other credit enhancement; (vi) the amount and payment status of any tenant improvement allowance, free-rent period, brokerage commission, inducement payment or other landlord obligation that is outstanding, then current or scheduled to accrue; and (vii) the identity of any brokerage firm and the commission structure applicable to such Lessor Real Estate Lease.
(c)Neither the Company nor any of the Subsidiaries has received written or oral notice from any counterparty under any Lessor Real Estate Lease, nor to the Knowledge of the Company, has there been any default, event, circumstance or condition that, with or without notice, lapse of time, or both, would constitute a default under any of the Lessor Real Estate Leases, or would permit termination, cancelation, material modification or acceleration of rent under such Lessor Real Estate Lease. To the Knowledge of the Company, no rent, charges or other material payments due pursuant to each Lessor Real Estate Lease remain unpaid and past due, and there are no deferred payments of rent or other amounts that remain unpaid and past due to either party pursuant to the terms of each Lessor Real Estate Lease, including without limitation, any tenant improvement allowances or letters of credit. To the Knowledge of the Company, no security deposit or portion thereof deposited pursuant to the terms of a Lessor Real Estate Lease has been applied in respect of a breach or default that has not been redeposited in full. To the Knowledge of the Company, there are no unpaid landlord or tenant obligations, commissions or other amounts payable to or on behalf of any brokers, finders, agents or similar parties in connection with the current term of any Lessor Real Estate Lease. Except as set forth on Section 4.10(c)(i) of the Company Disclosure Schedule, no Lessor Real Estate Lease is subject to any purchase option, right of first refusal, right of first offer, similar agreement or other contractual obligation to sell, assign or dispose of any of the Lessor Real Estate Leases or any portion thereof or interest therein to any Person. There are no Contracts or other agreements, letters of intent, discussions or negotiations to modify, amend, cancel or otherwise alter any Lessor Real Estate Lease or the terms thereof that will not be effective as of the Closing Date.
(d)Section 4.10(d) of the Company Disclosure Schedule sets forth a true, accurate and complete list of all parcels of real property owned in fee by the Company or any of the Subsidiaries, including, any buildings, structures, facilities, fixtures, and/or improvements located thereon or appurtenant thereto (“Owned Real Property” and together with the Leased Real Property, the “Real Property”). The Company or a Subsidiary has good, valid and marketable fee simple title to each Owned Real Property free and clear of Liens, except for Permitted Exceptions. To the extent within the Company’s possession, true, accurate and complete copies of all deeds and other instruments (as recorded) by which the Company or a Subsidiary acquired such Owned Real Property, title insurance policies and surveys relating to the Owned Real Property have been made available to the Parent and/or its agents. No Owned Real Property is subject to any sales contract, purchase option, right of first refusal, right of first offer, similar agreement or other contractual obligation to sell, assign or dispose of any of the Owned Real Property or any portion thereof or interest therein to any Person. Except for the Lessor Real Estate Leases, the Company or a Subsidiary is in possession of the Owned Real Property and has not leased, licensed, sublicensed or otherwise granted the right to use, operate or occupy any parcel or any portion of any parcel of any Owned Real Property to any other Person. Neither the Company nor any Subsidiary is a party to any material Contract or option to purchase any real property or interest therein that has not closed as of the Closing Date.
(e)The Real Property constitutes all of the real property used and occupied by the Company and the Subsidiaries for the operation of the Company’s business as currently conducted. Neither the Company nor any Subsidiary has received any written notice, affecting any of the Real Property, of (i) any pending or threatened condemnation, eminent domain, taking, transfer in lieu thereof, rezoning or other similar proceedings by any Governmental Body, or any zoning, building code or other moratorium legal proceeding to impose any special assessment; or (ii) any material violations of any federal, state, local, zoning, building, traffic, fire, health, sanitation, air pollution, safety or similar Law, ordinance, permit or regulation regarding any of the Real Property that has not been cured to the reasonable satisfaction of the party issuing such notice.
(f)To the Knowledge of the Company, all buildings, structures, foundations, improvements, fixtures, buildings, systems and equipment, and all components thereof, located on the Real Property are in good operating condition and repair (normal wear and tear excepted) in all material respects, and no significant repairs thereof that would be material in cost are required for which the Company or any of the Subsidiaries would have an obligation to undertake. Except as set forth on Section 4.10(f) of the Company Disclosure Schedule, to the Knowledge of the Company, there is no ongoing or anticipated material construction, material development, material alterations or material renovations at the Real Property. None of the Real

Property has been materially damaged or materially destroyed by fire or other casualty that has not been restored or is not in the process of being restored.
4.11Intellectual Property and Information Technology.
(a)Section 4.11 of the Company Disclosure Schedule contains a list of all active registrations of, and all pending or applications to register, any of the following: patents, copyrights, trademarks and Internet domain name registrations owned by the Company or any of the Subsidiaries and the Fundamental Income Mark, specifying as to each item and as applicable, the owner(s) of record (in the case of Internet domain names, the registrant), jurisdiction of application or registration, the application or registration number and the date of application or registration. The Company and the Subsidiaries exclusively own the Intellectual Property set forth in Section 4.11 of the Company Disclosure Schedule, or in the case of the Fundamental Income Mark will exclusively own as of Closing, free and clear of any Liens other than Permitted Exceptions, and such Intellectual Property is duly registered in the name of the Company or one of the Subsidiaries, or in the case of the Fundamental Income Mark will be registered in the name of the Company upon recording of the Trademark Assignment with the United States Patent and Trademark Office, and, except as would not reasonably be expected to be material to the Company and the Subsidiaries taken as a whole, is valid, subsisting, and enforceable, and, to the Knowledge of the Company, not subject to any pending cancellation, interference, reissue or reexamination proceeding. No Intellectual Property set forth in Section 4.11 of the Company Disclosure Schedule is subject to any outstanding judgment, injunction, Order, or decree against the Company or any of the Subsidiaries materially restricting the Company’s or any Subsidiary’s use or licensing thereof.
(b)The Company has entered into (i) the trademark acquisition agreement (the “Trademark Acquisition Agreement”), dated as of the date hereof, with Fundamental Income Strategies, LLC, a Delaware limited liability company, and (ii) the Domain Name Assignments (the “Domain Name Assignment Agreements”), dated as of the date hereof, with Chris Burbach and Alexi Panagiotakopoulos. The Company has delivered or made available to Parent a copy of each of the Trademark Acquisition Agreement and the Domain Name Assignment Agreements, which is accurate and complete. Prior to the date hereof, the Company has removed from the website accessible at fundamentalincome.com all links to netleaseetf.com and all references to the NETLease Corporate Real Estate ETF.
(c)Except as would not reasonably be expected to be material to the Company and the Subsidiaries taken as a whole, (i) the Company and the Subsidiaries have not received any written communication in the last three (3) years alleging that the Company or the Subsidiaries or the operation of their business has infringed, misappropriated or violated any Intellectual Property of any Person or threatening any action in respect thereof and (ii) the conduct of the business of the Company and the Subsidiaries as currently conducted does not infringe, misappropriate or otherwise violate, and has not in the past three (3) years infringed, misappropriated or violated, the Intellectual Property rights of any third party. To the Knowledge of the Company, no third party is infringing, misappropriating or otherwise violating, and has not in the past three (3) years infringed, misappropriated or violated, any material Intellectual

Property rights of the Company or the Subsidiaries, including the Fundamental Income Mark. To the Knowledge of the Company, no Intellectual Property listed on Section 4.11(c) of the Company Disclosure Schedule is the subject of any challenge relating to ownership, invalidity or unenforceability. To the Knowledge of the Company, in the three (3) years prior to the date hereof, the Company and the Subsidiaries have not sent any notice to any third party asserting any claim or threatening any action against any Person for infringement, misappropriation or violation of any material Intellectual Property rights of the Company or the Subsidiaries, including the Fundamental Income Mark.
(d)None of the execution and delivery by the Company of this Agreement or the Company Documents, the consummation by the Company of the Transactions, or compliance by the Company or the Subsidiaries with any of the provisions hereof or thereof will result in the loss, termination or impairment of any rights of the Company or any of its Subsidiaries in, or trigger any requirement to pay additional royalties or other consideration for the continued use by the Company or any of its Subsidiaries of, any material Intellectual Property.
(e)The computer hardware, servers, workstations, routers, hubs, switches, circuits, networks and other information technology equipment owned, licensed or leased by the Company and the Subsidiaries and used in their businesses (collectively, the “IT Assets”) are in good working order and condition and sufficient in all material respects for the operation of the business of the Company and the Subsidiaries as currently conducted. The Company and the Subsidiaries maintain commercially reasonable security, data backup, disaster recovery and business continuity plans and procedures designed to ensure the continued operation of the IT Assets in the event of a disaster or business interruption. To the Knowledge of the Company, the IT Assets do not contain and have not been affected by, any material virus, spyware, malware, worm, Trojan horse, or other disabling codes or instructions, or other similar code or software routines or components. Except as would not reasonably be expected to be material to the Company and the Subsidiaries taken as a whole, there has been no unauthorized access to the IT Assets in the last three (3) years that has resulted in any unauthorized use, access, modification, deletion or corruption of any information or data contained therein.
(f)Except as set forth on Section 4.11(d) of the Company Disclosure Schedule, neither the Company nor any of the Subsidiaries own any material proprietary software.
4.12Material Contracts.
(a)Section 4.12 of the Company Disclosure Schedule sets forth all of the following Contracts to which the Company or any of the Subsidiaries is a party or by which it is bound, in each case, as of the date of this Agreement (collectively, the “Material Contracts”):
(i)Contracts with any current officer or manager of the Company or any of the Subsidiaries (other than Company Benefit Plans);
(ii)Contracts providing for any change in control, retention, severance payments or benefits, advance notice of termination, accelerated vesting or any other compensation or benefit to or for the benefit of any employee of the Company, in any case, that will be triggered or enhanced as a result of the consummation of the Transactions;
(iii)Contracts with any labor union or association representing any employee of the Company or any of the Subsidiaries;
(iv)Contracts for the sale of any of the assets of the Company or any the Subsidiaries within the last three (3) years, in each case, for consideration in excess of $100,000;
(v)Contracts relating to any pending acquisition or disposition by the Company or any of the Subsidiaries of any operating business or the share capital or other equity securities or real properties or other material assets of any Person;
(vi)joint venture, partnership, or other similar agreements with a third party involving an investment by the Company or any of the Subsidiaries;
(vii)Contracts containing covenants (A) restricting or limiting in any material respect the ability of the Company or any of the Subsidiaries to compete in any business with any Person or in any geographic area (B) requiring the Company or any Subsidiaries to purchase or otherwise obtain any products or services exclusively from a single third party or (C) requiring a party to act as an exclusive agent for the Company or any Subsidiary in connection with the marketing, distribution or sale of any product of the Company or any Subsidiary;
(viii)each Contract containing a “most favored nation” or similar provision in favor of any counterparty of any of the Company or the Subsidiaries;
(ix)each Contract which contains a prohibition on the Company or any of the Subsidiaries relating to the solicitation or hiring of any Person, including the employees and contractors of any Person;
(x)Contracts relating to the incurrence of Debt of the type described in clause (i) or (ii) of the definition thereof, or the making of any loans by the Company or any of the Subsidiaries, in each case, involving amounts in excess of $500,000 (other than any such loans that are also Lessor Real Estate Leases (which are covered by clause (xix) below));
(xi)each Contract that relates to any settlement of litigation with, or an order of, a Governmental Body pursuant to which there are material outstanding obligations of or owing to the Company or any Subsidiary;
(xii)each Contract with a Material Supplier;
(xiii)any Contract with any Governmental Body;

(xiv)each Related Party Agreement, except for any Company Benefit Plan;
(xv) any Contract pursuant to which any of the Company or any Subsidiary grants to or receives from a third party a license or similar use right under any Intellectual Property rights that are material to the business of the Company and its Subsidiaries, excluding (A) click-wrap and shrink-wrap licenses and other non-exclusive licenses for commercially available off-the-shelf software, (B) non-exclusive licenses granted by the Company or any Subsidiary in the Ordinary Course of Business and (C) non-disclosure agreements, invention assignments and employee- or contractor-related agreements entered into in the Ordinary Course of Business;
(xvi)each Contract providing for indemnification of any director, officer or employee of the Company or any Subsidiary (other than the Governing Documents of the Company and any Subsidiary);
(xvii)Contracts which involve any capital expenditure, in each case, of more than $100,000;
(xviii)each Real Property Lease;
(xix)the Lessor Real Estate Leases; and
(xx)the Trademark Acquisition Agreement and the Domain Name Assignment Agreements.
(b)Each Material Contract is a legal, valid, binding and enforceable obligation of the Company or a Subsidiary, as applicable, and, to the Knowledge of the Company, of each counterparty thereto, and is in full force and effect, except for such failures to be legal, valid, binding, enforceable or in full force and effect that would not reasonably be expected to be material to the Company or the Subsidiaries, taken as a whole. Each of the Company and the Subsidiaries has fulfilled and performed its respective obligations under each of the Material Contracts, and neither the Company nor any of the Subsidiaries, nor to the Knowledge of the Company, any other party thereto, is in, or alleged in writing (or, to the Company’s Knowledge, orally) to be in, breach of, or in default under (including, with respect to transactions under securitization, subject to repurchase transactions), nor is there alleged to be any basis for termination of any such Material Contract, and, to the Knowledge of the Company, no event has occurred that with notice or lapse of time or both would constitute such a breach or default thereunder or would permit or cause the termination or modification thereof or acceleration or creation of any right or obligation thereunder that would have, or reasonably be expected to be material to the operations of the Company or any of the Subsidiaries taken as a whole, or, to the Knowledge of the Company, any other party thereto. The Company has made available true, correct and complete copies of the Material Contracts to Parent.

4.13Employee Benefits Plans.
(a)Section 4.13(a) of the Company Disclosure Schedule lists each material Company Benefit Plan; provided, that Section 4.13(a) of the Company Disclosure Schedule shall not be required to list any individual employment offer letter that is consistent in all material respects with the form employment offer letter set forth on Section 4.13(a) of the Company Disclosure Schedule and that is terminable without notice without further liability and does not provide any change in control or severance payments. With respect to each Company Benefit Plan, the Company has made available to Parent correct and complete copies, as applicable, of: (i)  the plan document (or, with respect to any unwritten Company Benefit Plan, a summary of the terms thereof), related trust agreements and all amendments thereto; (ii) the three (3) most recent annual reports on Form 5500 (and accompanying schedules and financial statements) filed with the IRS (if any such report was required); (iii) the most recent opinion or determination letter from the IRS; (iv) the most recent summary plan description for which such summary plan description is required (and all summaries of material modifications thereto); (v) insurance contracts and policies and certificates of coverage and all amendments thereto; (vi) annual testing (including nondiscrimination and coverage) results for the three (3) most recently completed plan years; and (vii) all material, non-routine correspondence received from or provided to any Governmental Body with respect to such Company Benefit Plan within the past three (3) years.
(b)(i) All Company Benefit Plans that are intended to be tax qualified under Section 401(a) of the Code are so qualified and have received favorable and currently effective determination letters (or opinion letters, if applicable) from the IRS or have been established under pre-approved plans for which a current favorable IRS opinion letter has been obtained by the pre-approved plan provider and on which the Company is entitled to rely; and (ii)  no event has occurred and no circumstances exist that would reasonably be expected to adversely affect the qualification of such plan or result in a material Tax in connection with the disqualification of such plan.
(c)With respect to each Company Benefit Plan: (i)  each such Company Benefit Plan has been established, documented, maintained, and administered in accordance with its terms and applicable Laws in all material respects, (ii) there are no Legal Proceedings (other than routine claims for benefits) pending or, to the Knowledge of the Company, threatened against or involving any of the Company Benefit Plans, and (iii) all contributions, premiums, fees and administrative expenses required to be paid by the Company or any of the Subsidiaries have been timely paid or have been properly accrued to the extent required in accordance with GAAP.
(d)Neither the Company nor any of its ERISA Affiliates sponsors, maintains, contributes to, or is obligated to contribute to, or has any liability (including contingent liability) for or has, within the past six (6) years, sponsored, maintained, contributed to, had an obligation to contribute to, or had any liability in respect of, (i) a plan which is subject to Section 412 of the Code or Section 302 or Title IV of ERISA, including a “multiemployer plan” (as defined in Section 4001(a)(3) of ERISA) or (ii) a multiple employer plan subject to Section 4063 or 4064 of ERISA. Neither the Company nor any Subsidiary sponsors, contributes to, has an obligation to contribute to or has any liability (including contingent liability) with respect to (or has, within the past six (6) years, sponsored, contributed to, or had an obligation to contribute to) a multiple employer welfare arrangement (as defined in Section 3(40)(A) of ERISA) or a voluntary employees’ beneficiary association under Section 501(c)(9) of the Code. Neither the Company nor any of its Subsidiaries has any material liability as a result of a violation of COBRA, whether directly or as a result of any of its ERISA Affiliates.
(e)No Company Benefit Plan, and neither the Company nor any of the Subsidiaries, provides, or has any obligation to provide, current or former employees thereof (or any beneficiaries thereof) welfare benefits after such Person terminates employment with the Company or any of the Subsidiaries, except for the coverage continuation requirements of COBRA or other applicable Laws. No Company Benefit Plan and neither the Company nor any of the Subsidiaries, provides or has any obligation to provide welfare benefits to any Person who is not a current or former employee of the Company or any of the Subsidiaries, or a beneficiary thereof. Neither the Company nor any of the Subsidiaries has incurred any excise Taxes under Chapter 43 of the Code with respect to any Company Benefit Plan and nothing has occurred with respect to any Company Benefit Plan that could reasonably be expected to subject the Company or any of the Subsidiaries to any such Taxes. Neither the Company nor any of the Subsidiaries, no fiduciary (within the meaning of Section 3(21) of ERISA) of any Company Benefit Plan subject to Part 4 of Subtitle B of Title I of ERISA has, committed a breach of fiduciary duty with respect to that Company Benefit Plan that could subject the Company or any of the Subsidiaries to any material liability (including liability on account of an indemnification obligation) for breach of such fiduciary duty. No Company Benefit Plan is maintained primarily for the benefit of any employees primarily providing services in any jurisdiction outside of the United States of America.
(f)Except as set forth in Section 4.13(f) of the Company Disclosure Schedule, neither the execution of this Agreement nor the consummation of the Transactions contemplated hereby (either alone or in combination with another event) will or can be reasonably expected to (i) entitle any current or former employee, director, or consultant to any compensatory payment (including severance pay or similar compensation), any cancellation of indebtedness, or any increase in compensation or benefits; (ii) result in the acceleration of payment, funding or vesting under any Company Benefit Plan; or (iii) result in any increase in benefits payable under any Company Benefit Plan. No amount paid or payable (whether in cash, in property, or in the form of benefits) in connection with the Transactions contemplated hereby (either alone or in combination with another event) will be an “excess parachute payment” within the meaning of Section 280G of the Code. None of the Company or the Subsidiaries has any obligation to make a “gross-up” or similar payment in respect of any Taxes that may become payable under Section 4999 or Section 409A of the Code.
4.14Labor.
(a)Neither the Company nor any of the Subsidiaries is a party to any labor or collective bargaining agreement or other Contract with any labor organization or other representative of any Company employees, or is any such Contract, as of the date of this

Agreement, being negotiated. No labor union or other collective bargaining unit represents or, to the Knowledge of the Company, claims to represent any of the Company’s or any Subsidiary’s employees; and to the Knowledge of the Company, there is no union campaign being conducted to solicit cards from employees to authorize a union to request a National Labor Relations Board certifications election with respect to the Company’s or any Subsidiary’s employees (if applicable).
(b)Since the Balance Sheet Date, there has not been, nor is there pending or, to the Knowledge of the Company, threatened, any material labor dispute between the Company or any Subsidiary and any labor organization, or any strike, work stoppage, work slowdown, picketing or lockout involving any employee of, or affecting the Company or any Subsidiary. There are no unfair labor practice charges, grievances or complaints pending or, to the Knowledge of the Company, threatened by or on behalf of any employee or group of employees of the Company or any of the Subsidiaries.
(c)Set forth on Section 4.14(c) of the Company Disclosure Schedule is a true, accurate and complete list of all current employees and natural person independent contractors of the Company and the Subsidiaries, containing: (i) their names and status as an employee or contractor; (ii) the entity with which they are employed or engaged and their location (state, city); (iii) their hire dates and positions, job titles or function; (iv) their fulltime, part-time, or temporary status, if applicable; (v) their base salaries or base hourly wage or contract rate; (vi) their target bonus rates or target commission rates, if applicable; (vii) any other compensation payable to them (including compensation payable pursuant to any other bonus, deferred compensation, commission arrangements or other compensation, and/or severance payments); (viii) their visa status, if applicable; and (ix) designation of whether they are classified as exempt or non-exempt for purposes of the Fair Labor Standards Act and any similar state law, if applicable.
(d)The Company and the Subsidiaries (i) are, and at all times during the past three (3) years have been, in material compliance with all applicable Laws pertaining to employment and employment practices, including, but not limited to, wages, hours, compensation, employee classification (either as exempt or non-exempt, or as a contractor versus employee), fringe benefits, paid sick leave, employment or termination of employment, leave of absence rights, employment policies, immigration, terms and conditions of employment, labor or employee relations, affirmative action, equal employment opportunity and fair employment practices, disability rights or benefits, workers’ compensation, unemployment compensation and insurance, health insurance continuation, whistle-blowing, privacy rights, harassment, discrimination, retaliation, and working conditions or employee safety or health; and (ii) have no liability for any payment to any trust or other fund governed by or maintained by or on behalf of any Governmental Body with respect to unemployment compensation benefits or social security Tax for any Company employee (other than routine payments to be made in the normal course of business and consistent with past practice).
(e)There are no currently pending, and have not been during the past three (3) years, any actions, suits, claims (oral or written), charges, formal complaints or grievances,

arbitrations, investigations or other legal proceedings against the Company or any of the Subsidiaries, or to the Knowledge of the Company, threatened to be brought or filed, by or with any Person or any Governmental Body or arbitrator in connection with the employment or engagement of any current or former employee, natural person independent contractor, or other natural person service provider of the Company or any of the Subsidiaries, including, without limitation, any such action relating to unfair labor practices, employment discrimination, harassment, retaliation, equal pay, wage or hours violations, unpaid wages, misclassification, unpaid commissions, wrongful termination or any other employment related matter arising under applicable Laws. During the past three (3) years, neither the Company nor the Subsidiaries have implemented or effectuated a “plant closing,” “mass layoff,” partial “plant closing,” “relocation,” or “termination” (each as defined in the Worker Adjustment and Retraining Notification Act or similar state or local Law) affecting any site of employment or one or more facilities or operating units within any site of employment or facility of the Company or any of the Subsidiaries.
(f)During the past three (3) years, each Person providing services to the Company and the Subsidiaries that has been characterized as an independent contractor and not as an employee has been properly characterized pursuant to applicable Law as such and, to the Knowledge of the Company, the Company and its Subsidiaries are not subject to material liability arising out of treating any such Person as an independent contractor and not as an employee . During the past three (3) years, all employees of the Company and the Subsidiaries have been correctly classified as exempt or non-exempt for purposes of the Fair Labor Standards Act and any similar state law, and overtime has been properly recorded and paid for all such employees classified as non-exempt, to the extent applicable. Each employee of the Company and the Subsidiaries has the lawful right to work in the United States and the Company has in its files a Form I-9 that, to the Knowledge of the Company, was completed in accordance with applicable Law for each employee from whom such form is required under applicable Law.
(g)During the past three (3) years, (i) to the Knowledge of the Company, no allegations of sexual or other harassment, discrimination or material misconduct have been made against any (A) officer or director of the Company or the Subsidiaries, or (B) any employee of the Company or the Subsidiaries who, directly or indirectly, supervises or has managerial authority over other employees or service providers of the Company or the Subsidiaries, and (ii) the Company and the Subsidiaries have not entered into any settlement agreement or conducted any investigation related to allegations of sexual or other harassment, discrimination or material misconduct by any officer, director or employee of the Company or the Subsidiaries.
4.15Litigation. There are no, and for the last three (3) years there have been no, Legal Proceedings pending or, to the Knowledge of the Company, threatened against the Company or any of the Subsidiaries by any Person that, if decided against the Company or any of the Subsidiaries would, or would reasonably be expected to, (a) be material to the business, operations or financial condition of the Company or the Subsidiaries, taken as a whole, or (b) prevent, materially delay or materially impair the consummation of the Transactions. Neither the Company nor any of the Subsidiaries are, or during the last three (3) years have been, subject to any Order which has had or would, or would reasonably be expected to (x) be material to the business, operations or financial condition of the Company or the Subsidiaries, taken as a whole, or (y) prevent, materially delay or materially impair the consummation of the Transactions.
4.16Compliance with Laws; Permits.
(a)Each of the Company and the Subsidiaries is, and for the last three (3) years there has been, in compliance, in all material respects, with all Laws and Orders. Neither the Company nor any of the Subsidiaries have received any written or, to the Knowledge of Seller, oral communication or been charged with any material noncompliance with any such Laws that has not been cured.
(b)The Company and the Subsidiaries have obtained and are in compliance in all material respects with all Permits which are required for the operation of their respective businesses as presently conducted. All such Permits are in full force and effect, and there are no Legal Proceedings pending or, to the Knowledge of the Company, threatened before any Governmental Body that seek the revocation, cancellation, suspension or adverse modification thereof except as would, or would reasonably be expected to be, material to the business, operations or financial condition of the Company or the Subsidiaries, taken as a whole, or prevent, materially delay or materially impair the consummation of the Transactions. Neither the Company nor any of the Subsidiaries has materially breached or is in default or violation in any material respect of, and no condition exists that with notice of lapse of time or both would constitute a material breach, default under, or violation of, any term, condition or provision of any material Permit to which it is a party.
(c)Except as would not be material to the Company and the Subsidiaries, taken as a whole, the business of the Company and the Subsidiaries with respect to the ongoing origination and servicing of Lessor Real Estate Leases has been conducted in compliance with all applicable Laws.
4.17Anti-Corruption and Anti-Bribery Laws. During the last five (5) years, neither the Company nor the Subsidiaries nor any manager, director, officer, employee, or, to the Knowledge of the Company, any agent or any other Person acting for or on behalf of the Company or the Subsidiaries, has, directly or indirectly, except as would not be material to the Company and the Subsidiaries, taken as a whole:
(a)made, authorized, offered or promised, directly or indirectly, any bribe, rebate, payoff, payment, kickback, loan or transfer of anything of value or received or retained funds in violation of any applicable Laws, including any reward, advantage or benefit of any kind, to or for the benefit of any government official, candidate for public office, political party or political campaign, for the purpose of corruptly (i) influencing any act or decision of such government official, candidate, party or campaign, (ii) inducing such government official, candidate, party or campaign to do or omit to do any act in violation of a lawful duty, (iii) obtaining or retaining business for or with any Person, (iv) expediting or securing the performance of official acts of a routine nature, or (v) otherwise securing any improper advantage;

(b)paid, offered, or promised to pay or offer any bribe or other similar unlawful payment of any nature in violation of any applicable Laws relating to the prevention of corruption and bribery, including the U.S. Foreign Corrupt Practices Act of 1977, 15 U.S.C. §§ 78dd-1, et seq., and the UK Bribery Act 2010 (the “Anti-Corruption Laws”); or
(c)otherwise violated any applicable provisions of the Anti-Corruption Laws, anti-money laundering and/or anti-bribery Laws applicable to the Company or the Subsidiaries.
For purposes of this Section 4.17, “government official” includes any officer or employee of a government or any department, agency or instrumentality thereof (including wholly or partially owned enterprises or institutions), or of a public international organization, or any Person acting in an official capacity for or on behalf of any such government or department, agency or instrumentality, or for or on behalf of any such public international organization.
4.18Environmental Matters. Except as set forth on Section 4.18 of the Company Disclosure Schedule, (a) the Company and the Subsidiaries are, and for the past five (5) years have been, in compliance in all material respects with all applicable Environmental Laws; (b) the Company and the Subsidiaries have all Permits required under Environmental Laws for the operation of their respective businesses as presently conducted, the Company and the Subsidiaries are, and for the past five (5) years have been, in compliance in all material respects with all such Permits, all such Permits are valid and in full force and effect, and there are no Legal Proceedings pending or, to the Knowledge of the Company, threatened that seek the revocation, cancellation, suspension or material adverse modification of such Permits; (c) neither the Company nor any of the Subsidiaries has received any written notice, demand, request for information, citation or summons, and there are no Legal Proceedings pending or, to the Knowledge of the Company, threatened alleging that the Company or any of the Subsidiaries is in violation in any material respect of or has material liability under any Environmental Law or any Permit required under any Environmental Law to operate its business as presently operated; (d) neither the Company nor any Subsidiary is subject to any material Order arising under Environmental Law; (e) there are no Hazardous Materials present at concentrations in excess of those permitted under Environmental Law at any real property owned or leased by the Company or any Subsidiary, and there has been no Release of, or exposure to, any Hazardous Materials on, at, under or from any property currently or, to the Knowledge of the Company, formerly owned, leased or operated by the Company or any Subsidiary or any other location, in each case, that has given rise to, or could be reasonably expected to give rise to, any material remedial or corrective action obligation or any material Liability on the part of the Company or any Subsidiary under Environmental Laws; (f) neither the Company nor any of the Subsidiaries has assumed or provided indemnity against any material Liability of any other Person under any Environmental Laws, including any obligation for corrective or remedial action; and (g) the Owned Real Property is free and clear of all Liens arising under Environmental Law that could affect the continued commercial or industrial use of such property.
4.19Insurance. Section 4.19 of the Company Disclosure Schedule sets forth a true and complete list and brief description (including nature of coverage, name of the insurer, policy number, policy term, and total premiums) of all insurance policies maintained, owned or held by or for the benefit of the Company or the Subsidiaries (collectively, the “Insurance Policies”). All such policies are with reputable insurance carriers and provide adequate coverage customary for similarly situated companies in the same or similar industries and as required by applicable Law. All of such insurance policies are in full force and effect. With respect to each such insurance policy (a) neither the Company, nor any of the Subsidiaries, is in material breach or material default (including any such breach or default with respect to the payment of premiums or the giving of notice of claims), and, to the Knowledge of the Company, no event has occurred which, with notice or the lapse of time or both, would constitute such a material breach or material default, or permit termination or modification, under any such policy and (b) no written, or to the Knowledge of the Company, oral notice of cancellation or termination has been received other than in connection with ordinary renewals. Section 4.19 of the Company Disclosure Schedule sets forth all claims made or pending, during the last three (3) years, under any Insurance Policies.
4.20Material Suppliers.
(a)Section 4.20(a) of the Company Disclosure Schedule sets forth a complete and accurate list of the top ten (10) vendors or suppliers (measured by dollar volume of purchases) of the Company for the twelve (12)-month period ended December 31, 2024 and the six (6)-month period ended June 30, 2025 based on aggregate payments made to each Person during such periods (each, a “Material Supplier”).
(b)During the past twelve (12) months, no Material Supplier has cancelled or otherwise terminated its relationship with the Company (other than automatic termination that occurs in accordance with the terms thereof) and the Company has not received any written notice or written threat of termination from any Material Supplier or any written indication from any Material Supplier that such Person intends to materially decrease the amount or frequency or materially and adversely modify its relationship with the Company.
4.21No Unitholder Vote. No vote or other action of the Unitholders or the Management Pool Holders that has not been obtained or completed is required under the Governing Documents of the Company or the Management Pool or applicable Law to consummate the Transactions.
4.22Illustrative Closing Consideration Schedule. The Illustrative Closing Consideration Schedule is based on and consistent with the terms of the Governing Documents of the Company and the Management Pool.
4.23Related Party Agreements. Except for (a) the arrangements set forth on Section 4.23 of the Company Disclosure Schedule, (b) advances to employees in the Ordinary Course of Business, (c) employment arrangements entered into in the Ordinary Course of Business, (d) participation by employees, officers, and managers in any Company Benefit Plans and (e) the Governing Documents of the Company and the Subsidiaries, there are no Related Party Agreements.

4.24Financial Advisors. Except as set forth on Section 4.24 of the Company Disclosure Schedule, no Person has acted, directly or indirectly, as a broker, finder or financial advisor for the Company in connection with the Transactions and no such Person is entitled to any fee or commission or like payment from the Company in respect thereof.
4.25Disclaimer of Warranties. EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THIS ARTICLE IV (AS MODIFIED BY THE COMPANY DISCLOSURE SCHEDULE) OR THE CERTIFICATE DELIVERED UNDER SECTION 7.2(b), THE COMPANY EXPRESSLY DISCLAIMS ANY REPRESENTATIONS OR WARRANTIES OF ANY KIND OR NATURE, EXPRESS OR IMPLIED, INCLUDING ANY SUCH REPRESENTATION OR WARRANTY AS TO THE CONDITION OR QUALITY OF THE COMPANY AND THE SUBSIDIARIES OR THEIR ASSETS, AND THE COMPANY SPECIFICALLY DISCLAIMS ANY REPRESENTATION OR WARRANTY OF MERCHANTABILITY, USAGE, SUITABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE WITH RESPECT TO THE COMPANY’S AND THE SUBSIDIARIES’ ASSETS, OR AS TO THE WORKMANSHIP THEREOF, OR THE ABSENCE OF ANY DEFECTS THEREIN, WHETHER LATENT OR PATENT, AND EACH OF PARENT AND MERGER SUB SHALL RELY ON ITS OWN EXAMINATION AND INVESTIGATION THEREOF. EXCEPT THE REPRESENTATIONS AND WARRANTIES CONTAINED IN ARTICLE IV HEREOF (AS MODIFIED BY THE COMPANY DISCLOSURE SCHEDULE) OR THE CERTIFICATE DELIVERED UNDER SECTION 7.2(b), THE COMPANY HEREBY DISCLAIMS ALL LIABILITY AND RESPONSIBILITY, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, FOR ANY REPRESENTATION, WARRANTY, STATEMENT, OR INFORMATION MADE, COMMUNICATED, OR FURNISHED (ORALLY OR IN WRITING) TO PARENT, MERGER SUB OR THEIR RESPECTIVE AFFILIATES OR REPRESENTATIVES (INCLUDING ANY OPINION, INFORMATION, PROJECTION, OR ADVICE THAT MAY HAVE BEEN OR MAY BE PROVIDED BY ANY MEMBER, DIRECT OR INDIRECT EQUITYHOLDER, UNITHOLDER, DIRECTOR, OFFICER, EMPLOYEE, AGENT, CONSULTANT, OR OTHER REPRESENTATIVE OF THE COMPANY OR ANY OF THEIR RESPECTIVE AFFILIATES). NONE OF THE COMPANY NOR ANY OF ITS AFFILIATES OR REPRESENTATIVES NOR ANY OTHER PERSON MAKES OR HAS MADE ANY REPRESENTATIONS OR WARRANTIES TO PARENT REGARDING ANY PROJECTION OR FORECAST REGARDING FUTURE RESULTS OR ACTIVITIES OR THE PROBABLE SUCCESS OR PROFITABILITY OF THE COMPANY OR THE SUBSIDIARIES. NOTWITHSTANDING ANYTHING TO THE CONTRARY IN THIS SECTION 4.25, NOTHING IN THIS SECTION 4.25 SHALL BE DEEMED TO LIMIT THE RIGHTS OF ANY NAMED PARTY TO (OR THIRD PARTY BENEFICIARY OF) ANY TRANSACTION DOCUMENT AGAINST ANY OTHER NAMED PARTY TO SUCH TRANSACTION DOCUMENT IN ACCORDANCE WITH THE TERMS THEREOF.

Article VARTICLE V

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB
Except as set forth on the disclosure schedule delivered to the Company prior to the execution of this Agreement, each of Parent and Merger Sub hereby represents and warrants to the Company that:
5.1Organization and Good Standing. Parent is a corporation duly organized, validly existing and in good standing under the laws of the State of Maryland and has all requisite power and authority to own, lease and operate its properties and to carry on its business in all material respects as now conducted. Merger Sub is a limited liability company duly formed, validly existing and in good standing under the laws of the State of Delaware and has all requisite power and authority to own, lease and operate its properties and to carry on its business in all material respects as now conducted.
5.2Authorization of Agreement. Each of Parent and Merger Sub has all requisite power and authority to execute and deliver this Agreement and each other Transaction Document to be executed by Parent or Merger Sub in connection with the consummation of the Transactions (the “Parent Documents”), and to consummate the Transactions. The execution and delivery of this Agreement and the Parent Documents by each of Parent and Merger Sub and the consummation by Parent and Merger Sub of the Merger and other Transactions have been duly authorized by all necessary action on behalf of Parent and Merger Sub, and no other corporate action on the part of Parent or Merger Sub (other than (a) as required by the Laws of the State of Delaware and (b) the filing of the Certificate of Merger with DESOS) is necessary to authorize the execution, delivery and performance of this Agreement and each of the Parent Documents by each of Parent and Merger Sub and the consummation of the Merger and other Transactions. This Agreement has been, and each of the Parent Documents will be at or prior to the Closing, duly and validly executed and delivered by Parent and Merger Sub, as applicable, and (assuming the due authorization, execution and delivery by the other parties hereto and thereto) this Agreement constitutes, and each Parent Document (assuming the due authorization, execution and delivery by the other parties hereto and thereto) when so executed and delivered will constitute, the legal, valid and binding obligation of Parent and Merger Sub, as applicable, enforceable against Parent and Merger Sub, as applicable, in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally, and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).
5.3Conflicts; Consents of Third Parties.
(a)None of the execution and delivery by Parent or Merger Sub of this Agreement or the Parent Documents, the consummation by Parent or Merger Sub of the Transactions, or compliance by Parent or Merger Sub with any of the provisions hereof or thereof will conflict with, or result in any breach, violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, loss of rights, adverse modification of provisions, recapture, right of first offer, right of first refusal, acceleration or cancellation under, or result in the creation of a Lien on any of the equity interests or assets of Parent or Merger Sub under any provision of (i) the Governing Documents of (A) Parent or (B) Merger Sub; (ii) any material Contract or Permit to which Parent or Merger Sub is a party; or (iii) any Orders or Laws applicable to Parent or Merger Sub or by which any of the properties or assets of Parent or Merger Sub are bound, other than, in the case of clauses (ii) and (iii), as would not reasonably be expected to materially interfere with, prevent or materially delay the ability of Parent or Merger Sub to enter into and perform its obligations under this Agreement or consummate the Transactions.
(b)No expiration of waiting periods under applicable Antitrust Laws and no consent, waiver, approval or authorization of, or declaration or filing with, or notice to, any Governmental Body is required in connection with the execution, delivery and performance by Parent or Merger Sub of this Agreement or the Parent Documents, the compliance by Parent or Merger Sub with any of the provisions hereof or thereof, or the consummation by Parent or Merger Sub of the Transactions, except for (i) the filing of the Certificate of Merger with the DESOS pursuant to the Act; and (ii) as would not reasonably be expected to materially interfere with, prevent or materially delay the ability of Parent or Merger Sub to enter into and perform its obligations under this Agreement or consummate the Transactions.
5.4Litigation. There are no Legal Proceedings pending or, to the Knowledge of Parent, threatened in writing against Parent or Merger Sub that would reasonably be expected to prohibit or restrain the ability of Parent or Merger Sub to enter into this Agreement or consummate the Transactions. Neither Parent nor Merger Sub is subject to any Order except to the extent the same would not reasonably be expected to prohibit or restrain the ability of Parent or Merger Sub to enter into this Agreement or consummate the Transactions.
5.5Financial Advisors. No Unitholder nor any of their Affiliates will be responsible for any brokerage payments, investment banking fees, commissions, brokers’ fees, finders’ fees or other similar payments to any broker, finder or financial advisor engaged by Parent or its Affiliates (determined prior to the Closing) in connection with the Transaction.
5.6Sufficient Funds. The obligations of Parent and Merger Sub under this Agreement are not subject to any conditions regarding Parent’s, Merger Sub’s, their respective Affiliates’, or any other Person’s ability to obtain financing for the consummation of the Transactions contemplated hereby. Parent has sufficient cash on hand or available to consummate the Transactions contemplated hereby in accordance with the terms hereof.
5.7Solvency.
(a)Immediately after giving effect to the Merger and the consummation of the other Transactions, the payment of the Merger Consideration pursuant to Section 3.1(a) (including, in each case, any adjustments thereto pursuant to Section 3.2), and payment of all related fees and expenses:
(i)the fair saleable value (determined on a going concern basis) of the assets of Parent and each of its subsidiaries (including the Surviving Company and the

Subsidiaries) shall be greater than the total amount required to pay their liabilities (including all liabilities, whether or not reflected in a balance sheet prepared in accordance with GAAP, and whether direct or indirect, fixed or contingent, secured or unsecured, disputed or undisputed);
(ii)Parent and each of its subsidiaries (including the Surviving Company and the Subsidiaries) shall be able to pay their debts, obligations, and liabilities in the Ordinary Course of Business as they become due; and
(iii)Parent and each of its subsidiaries (including the Surviving Company and the Subsidiaries) shall not have unreasonably small capital for the operation of the businesses in which they are engaged or proposed to be engaged thereafter.
(b)In completing the Transactions, Parent does not intend to hinder, delay or defraud any present or future creditors of Parent or the Surviving Company or the Subsidiaries.
5.8Certain Acknowledgements.
(a)Notwithstanding anything contained in this Agreement to the contrary, each of Parent and Merger Sub acknowledges and agrees that neither the Company nor any other Person is making any representations or warranties whatsoever, express or implied, at law or in equity, beyond those expressly given by the Company in Article IV (as modified by the Company Disclosure Schedule), and the certificate delivered to Parent and Merger Sub pursuant to Section 7.2(b), and any representations or warranties other than those set forth in Article IV (as modified by the Company Disclosure Schedule) and certificate delivered to Parent and Merger Sub pursuant to Section 7.2(b) are hereby disclaimed and waived. Each of Parent and Merger Sub hereby acknowledges and agrees to such disclaimer and waiver of any representations or warranties beyond those expressly given by the Company in Article IV (as modified by the Company Disclosure Schedule) and the certificate delivered to Parent and Merger Sub pursuant to Section 7.2(b). Each of Parent and Merger Sub acknowledges and agrees that, except for the representations and warranties contained in Article IV and the certificate delivered to Parent and Merger Sub pursuant to Section 7.2(b), the assets and the business of the Company and the Subsidiaries are being transferred on a “where is” and, as to condition, “as is” basis.
(b)Each of Parent and Merger Sub further acknowledges and agrees that none of the Company, the Unitholders, any of their Affiliates or any other Person will have or be subject to any Liability or indemnification obligation on any basis (including in contract or tort, under applicable federal or state securities Laws or otherwise) to Parent or any other Person resulting from the sharing with Parent, Merger Sub or its representatives, or Parent’s or Merger Sub’s use of any information, documents, projections, forecasts or other materials made available to Parent, Merger Sub or their representatives in the electronic data room established by or on behalf of the Company in connection with the Transactions or management presentations (or omissions therefrom) in expectation of the Transactions or otherwise. It is understood and Parent and Merger Sub acknowledge that any cost estimates, projections or other predictions, any data, any financial information or any memoranda or offering materials or presentations provided or addressed to Parent or Merger Sub are not and shall not be deemed to be or to include representations and warranties (express or implied) of the Company, the Subsidiaries, their respective Affiliates or representatives or any other Person (including as to the accuracy or completeness of any such information), and no Person will have or be subject to any objection or Liability to Parent or the Surviving Company or any other Person resulting from the distribution to Parent or the Surviving Company or its representatives or Parent’s or Surviving Company’s use of, any such information. Each of Parent and Merger Sub acknowledges and agrees that they have conducted to their satisfaction, their own independent investigation of the condition, operations and business of the Company and the Subsidiaries and, in making their determination to proceed with the Transactions, Parent and Merger Sub have relied on the results of their own independent investigation. Each of Parent and Merger Sub acknowledges that they are informed and sophisticated Persons, and have engaged advisors experienced in the evaluation and purchase of companies such as the Company and the Subsidiaries as contemplated hereunder.
(c)In furtherance of the foregoing, and not in limitation thereof, Parent and Merger Sub specifically acknowledge and agree that none of the Company, the Unitholders or their respective Affiliates or any other Person makes or has made any representation or warranty, express or implied, with respect to any financial projection, forward-looking statement, forecast, estimate and business plan information delivered to Parent or Merger Sub with respect to the performance of the Company or its Subsidiaries either before or after the Closing Date. Parent and Merger Sub acknowledge and agree, on its own behalf and on behalf of its former, current or future Affiliates, representatives or any of their respective assignees or successors or any former, current or future Affiliate, representative, assignee or successor of any of the foregoing, that (i) such projections, forward-looking statements, forecasts, estimates and business plan information are being provided solely for the convenience of Parent and Merger Sub to facilitate its own independent investigation of the Company and its Subsidiaries, (ii) there are uncertainties inherent in attempting to make such projections, forward-looking statements, forecasts, estimates and business plan information, (iii) Parent and Merger Sub are familiar with such uncertainties and (iv) Parent and Merger Sub are taking full responsibility for making its own evaluation of the adequacy and accuracy of all projections, forward-looking statements, forecasts, estimates and business plan information (including the reasonableness of the underlying assumptions).
(d)Notwithstanding anything to the contrary in this Section 5.8, nothing in this Section 5.8 shall be deemed to limit the rights of any named party to (or third party beneficiary of) any Transaction Document against any other named party to such Transaction Document in accordance with the terms thereof.
5.9Merger Sub’s Operations. Parent owns beneficially and of record all of the outstanding capital stock of Merger Sub. Merger Sub was formed solely for the purpose of engaging in the Transactions and has not (and as of the Closing, will not have) engaged in any business activities or conducted any operations other than in connection with such Transactions.
5.10Disclaimer of Warranties. EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THIS ARTICLE V AND THE CERTIFICATE DELIVERED UNDER SECTION 7.3(b), EACH OF PARENT AND MERGER SUB EXPRESSLY DISCLAIMS ANY

REPRESENTATIONS OR WARRANTIES OF ANY KIND OR NATURE, EXPRESS OR IMPLIED. EXCEPT THE REPRESENTATIONS AND WARRANTIES CONTAINED IN ARTICLE V HEREOF OR THE CERTIFICATE DELIVERED UNDER SECTION 7.3(b), EACH OF PARENT AND MERGER SUB HEREBY DISCLAIMS ALL LIABILITY AND RESPONSIBILITY, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, FOR ANY REPRESENTATION, WARRANTY, STATEMENT, OR INFORMATION MADE, COMMUNICATED, OR FURNISHED (ORALLY OR IN WRITING) TO THE COMPANY, ANY SUBSIDIARY OR ANY OF THEIR RESPECTIVE AFFILIATES OR REPRESENTATIVES (INCLUDING ANY OPINION, INFORMATION, PROJECTION, OR ADVICE THAT MAY HAVE BEEN OR MAY BE PROVIDED BY ANY MEMBER, DIRECT OR INDIRECT EQUITYHOLDER, UNITHOLDER, DIRECTOR, OFFICER, EMPLOYEE, AGENT, CONSULTANT, OR OTHER REPRESENTATIVE OF PARENT OR MERGER SUB OR ANY OF THEIR RESPECTIVE AFFILIATES). NONE OF PARENT NOR MERGER SUB NOR ANY OF THEIR AFFILIATES OR REPRESENTATIVES NOR ANY OTHER PERSON MAKES OR HAS MADE ANY REPRESENTATIONS OR WARRANTIES TO THE COMPANY OR ANY SUBSIDIARY REGARDING ANY PROJECTION OR FORECAST REGARDING FUTURE RESULTS OR ACTIVITIES OR THE PROBABLE SUCCESS OR PROFITABILITY OF THE COMPANY OR THE SUBSIDIARIES. NOTWITHSTANDING ANYTHING TO THE CONTRARY IN THIS SECTION 5.10, NOTHING IN THIS SECTION 5.10 SHALL BE DEEMED TO LIMIT THE RIGHTS OF ANY NAMED PARTY TO (OR THIRD PARTY BENEFICIARY OF) ANY TRANSACTION DOCUMENT AGAINST ANY OTHER NAMED PARTY TO SUCH TRANSACTION DOCUMENT IN ACCORDANCE WITH THE TERMS THEREOF.
Article VIARTICLE VI

COVENANTS
6.1Access to Information.
(a)Prior to the Closing or earlier termination of this Agreement, the Company shall from time to time provide Parent with reasonable access (during normal business hours) to the offices, properties, appropriate officers, books and records of the Company and the Subsidiaries. Any such investigation and examination shall be conducted during regular business hours upon reasonable advance written notice and under reasonable circumstances and shall be subject to restrictions under applicable Law; provided, that any such access must be coordinated through the Company. Parent and its representatives shall cooperate with the Company and its representatives and shall use their reasonable best efforts to minimize any disruption to the business. Notwithstanding anything herein to the contrary, no such investigation or examination shall be permitted to the extent that it would require the Company or any of the Subsidiaries to disclose information subject to attorney-client privilege or conflict with any confidentiality or other contractual obligations to which the Company or any of the Subsidiaries is bound or cause any violation of applicable Law. Notwithstanding anything to the contrary contained herein, prior to the Closing, without the prior written consent of the Company, which may be withheld for any reason in the sole and absolute discretion of the Company, (i) Parent shall not (A) have access to (1) personnel records of the Company’s employees, including records relating to individual performance or evaluation records, medical histories, individual employee benefit information or other information which in the Company’s opinion is sensitive or the disclosure of which could subject the Company, the Subsidiaries or any of their respective Affiliates or direct or indirect equity holders to risk of liability or (2) any information relating to the sale process, bids received from other Persons in connection with the transactions contemplated by this Agreement and information and analysis (including financial analysis) relating to such bids (or Parent’s bid) or (B) contact any employee or contractors of, or suppliers or lessors to, or customers or lessees of, the Company or any of the Subsidiaries (except that it may contact any such suppliers, lessors, customers or lessees if such contact is in the ordinary course of Parent’s business and is unrelated to the Transactions (and does not disclose any information related to the Transactions)), and (ii) Parent shall have no right to perform invasive or subsurface investigations of, including sampling or testing of environmental media at, the properties or facilities of the Company or any of the Subsidiaries.
(b)Subject to applicable Law, for a period of seven (7) years after the Closing, Parent shall cause the Surviving Company to provide the Company Representative and its representatives reasonable access to the appropriate books and records (at the Company Representative’s sole expense) of the Surviving Company during Surviving Company’s regular business hours upon reasonable advance notice and under reasonable circumstances to books and records transferred to the Surviving Company to the extent necessary for the preparation of insurance claims, financial statements in respect of periods ending on or prior to the Closing, regulatory filings, Tax Returns of the Unitholders or their respective Affiliates in respect of periods (or portions thereof) ending on or prior to the Closing Date or in connection with any Legal Proceedings. Notwithstanding the foregoing provisions of this Section 6.1(b), Parent and the Surviving Company may withhold access, documents or information that in the reasonable judgment of Parent, the Surviving Company or any of their respective Affiliates would result in the disclosure of any trade secrets of third parties, violate any of Parent’s or the Surviving Company’s obligations with respect to confidentiality or Orders or applicable Law to which Parent or the Surviving Company, or any of the Subsidiaries, is subject or waive any privilege which any of them may possess (it being understood that Parent shall cause the Surviving Company to take commercially reasonable actions to eliminate any such impediments to providing such information). Parent agrees to cause the Company to use commercially reasonable efforts to retain the books and records of the Company and the Subsidiaries existing on the Closing Date and not to destroy or dispose of any thereof for a period of seven (7) years from the Closing Date or such longer time as may be required by Law.
6.2Conduct of the Business Pending the Closing.
(a)Prior to the Closing or earlier termination of this Agreement, except (i) as required by applicable Law, (ii) as otherwise contemplated by this Agreement, (iii) with the prior written consent of Parent (which consent shall not be unreasonably withheld, delayed or conditioned) or (iv) as set forth in Section 6.2 of the Company Disclosure Schedule, the Company shall (A) use commercially reasonable efforts to conduct the Company’s and the Subsidiaries’ business in all material respects in the Ordinary Course of Business and (B) use commercially reasonable efforts to preserve substantially intact their business organization and goodwill as well as the Company’s relationships with key business counterparties.
(b)Without limiting the generality of the foregoing, prior to the Closing or earlier termination of this Agreement, except (i) as required by applicable Law, (ii) as otherwise contemplated by this Agreement, (iii) with the prior written consent of Parent (which consent shall not be unreasonably withheld, delayed or conditioned), or (iv) as set forth in Section 6.2(b) of the Company Disclosure Schedule, the Company shall not, and shall cause the Subsidiaries not to:
(i)transfer, issue, sell or dispose of any shares of capital stock or other securities of the Company or any of the Subsidiaries or grant options, warrants, calls or other rights to purchase or otherwise acquire shares of the capital stock or other securities of the Company or any of the Subsidiaries;
(ii)effect any recapitalization, reclassification or like change in the capitalization of the Company or any of the Subsidiaries;
(iii)amend the Certificate of Formation, the Company Operating Agreement or comparable organizational documents of any of the Subsidiaries, or enter into or amend any other Governing Documents of the Company or the Subsidiaries;
(iv)other than as required by Law or Contract, or except to the extent included within Company Transaction Expenses, increase the level of cash compensation or compensation opportunities or employee benefits of any director, manager or executive officer of the Company or any of the Subsidiaries;
(v)subject any of the properties or assets (whether tangible or intangible) of the Company or any of the Subsidiaries to any material Lien, except for Permitted Exceptions;
(vi)acquire any real properties (other than the Acquired Properties) or any other material properties or assets or sell, assign, license, transfer, convey, or otherwise dispose of any of the real properties or other material properties or assets of the Company and the Subsidiaries, taken as a whole (except in the Ordinary Course of Business or for the purpose of disposing of obsolete or worthless assets);
(vii)pay any capital expenditures with respect to matters that are not Capital Expenditure Matters;
(viii)cancel or compromise any material debt or claim owing to the Company;
(ix)settle any Legal Proceeding;
(x)other than pursuant to the Company’s 2025 budget provided to Parent prior to the date hereof, enter into any commitment for capital expenditures of the

Company and its Subsidiaries in excess of $1,000,000 for all commitments in the aggregate;
(xi)create, incur, assume, guarantee, amend or otherwise modify in any material respect any Debt of the type described in clause (i) of the definition thereof;
(xii)(A) enter into any Contract that would have been a Material Contract if in effect on the date hereof or (B) terminate, amend or otherwise modify in any material respect any Material Contract (other than any automatic termination that occurs in accordance with the terms thereof);
(xiii)enter into or agree to enter into any merger or consolidation with any Person (other than a merger of any wholly-owned Subsidiary of the Company into the Company or one of the Company’s Subsidiaries);
(xiv)adopt or make any material change to any of its methods of accounting for Tax purposes, except insofar as may be required by a change in GAAP (or any interpretation thereof) or applicable Law;
(xv)(A) prepare or file any Tax Return inconsistent with past practice, (B) make, change or revoke any Tax election (including taking any position, making any election or adopting any method that is inconsistent with positions taken, elections made or methods used in preparing or filing similar Tax Returns in prior periods), (C) file any amended Tax Return, (D) initiate, settle or compromise any liability, audit, proceeding, assessment or claim related to Taxes or initiate any discussion with any Taxing Authority (including any discussion with respect to any voluntary disclosure agreements, initiatives or otherwise), (E) enter into any closing agreement or similar agreement relating to Taxes, (F) otherwise settle any dispute relating to Taxes, (G) surrender any right to claim a Tax refund, offset or other reduction in Tax liability, (H) request any ruling or similar guidance with respect to Taxes, or (I) incur any Tax outside the Ordinary Course of Business consistent with past practice; or
(xvi)agree to do anything prohibited by this Section 6.2(b).
(c)Notwithstanding anything to the contrary contained herein (but subject to the immediately subsequent sentence), during the period from the date hereof until the Effective Time, the Company and the Subsidiaries shall be permitted to utilize any and all available Cash: (i) to pay Company Transaction Expenses; (ii) to repay outstanding Debt; and (iii) to declare, pay, or set aside dividends or other distributions to the holders of Units so long as such amounts are paid prior to the Closing Date, in each case, at such times and in such amounts as the Company or the applicable Subsidiary shall deem necessary, appropriate, or desirable. From 11:59 PM on the day immediately prior to the Closing Date, until the Closing, the Company shall not use any Cash to make any payments (including to pay any Debt or Company Transaction Expenses, dividends or distributions to the Unitholders, amounts under any Contract, amounts to any employees or otherwise) without the prior written consent of Parent (which consent shall not be unreasonably withheld, delayed or conditioned).

(d)Notwithstanding anything to the contrary set forth in this Agreement, nothing in this Section 6.2 or in Section 6.10 shall prohibit the Company from taking any action, at any time prior to the Closing Date, that, consistent with the advice of counsel, is reasonably necessary for any REIT Member (as defined in the Company Operating Agreement) to avoid failing to qualify as a REIT; provided that, prior to taking any such action, the Company shall be required to (i) provide written notice of any such proposed action, including sufficient documentation supporting the conclusion that such action is required to be taken to avoid such REIT Member failing to qualify as a REIT, to Parent and (ii) obtain Parent’s written consent, not to be unreasonably withheld, conditioned or delayed, to such action; provided, further, that it shall not be reasonable for Parent to withhold, condition or delay its consent unless Parent determines that such action would reasonably be expected to materially and adversely affect it or its subsidiaries or the Company or any of the Subsidiaries or the benefits of the Transaction reasonably expected as of the date hereof.
(e)Notwithstanding anything to the contrary set forth in this Agreement, none of the Company or any of its Subsidiaries shall be deemed to have failed to perform any obligation or agreement or failed to comply with any covenant or condition required by this Agreement to be performed or complied with by them to the extent such failure arose from any action (i) that Parent directed such Person to take or (ii) that the Company or any of its Subsidiaries proposed to be taken but that Parent directed such Person not to take, and such action or inaction prevented such Person from performing any obligation or agreement or caused them to fail to comply with any covenant or condition required by this Agreement.
(f)Without in any way limiting any party’s rights or obligations under this Agreement, the parties hereto understand and agree that prior to Closing nothing contained in this Agreement shall give Parent or Merger Sub, directly or indirectly, the right to control or direct the operation of the Company and the Subsidiaries, and prior to Closing, the Company and the Subsidiaries shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over their respective businesses and operations.
6.3Reasonable Best Efforts; Regulatory Approvals.
(a)Each party shall (and shall cause its respective Affiliates to) use its reasonable best efforts to take, or cause to be taken, all actions, to file, or cause to be filed, all documents and to do, or cause to be done, all things necessary, proper or advisable to consummate the Transactions and to cause the fulfillment at the earliest practicable date of all of the conditions to its respective obligations to consummate and make effective the Transactions, including preparing and filing as promptly as practicable all documentation to obtain or satisfy all necessary filings, consents, waivers, approvals, authorizations, Permits or Orders from all Governmental Bodies, subject to the terms and conditions set forth herein.
(b)Further, and without limiting the generality of the rest of this Section 6.3, each of the parties shall reasonably cooperate in all respects with each other in connection with any filing or submission and in connection with any investigation or other inquiry and shall promptly (i) furnish to the other such necessary information and reasonable assistance as the other parties may reasonably request in connection with the foregoing, (ii) inform the other of any communication from any Governmental Body regarding any of the Transactions, and (iii) provide counsel for the other parties with copies of all filings made by such party, and all correspondence between such party (and its advisors) with any Governmental Body and any other information supplied by such party and such party’s Affiliates to a Governmental Body or received from such a Governmental Body in connection with the Transactions; provided, however, that materials may be redacted as necessary to comply with contractual arrangements and with applicable Law. Each party hereto shall, subject to applicable Law, permit counsel for the other parties to review in advance, and consider in good faith the views of the other parties in connection with, any proposed written communication to any Governmental Body in connection with the Transactions. The parties agree not to participate, or to permit their Affiliates to participate, in any substantive meeting or discussion, either in person or by telephone, with any Governmental Body in connection with the Transactions unless it consults with the other parties in advance and, to the extent not prohibited by such Governmental Body, gives the other parties the opportunity to attend and participate.
(c)Further, and without limiting the generality of the rest of this Section 6.3, each party shall use its reasonable best efforts to take any and all steps necessary to avoid or eliminate each and every impediment under any Antitrust Law or other Law that may be asserted by any Governmental Body or private party with respect to this Agreement so as to make effective as promptly as practicable the Transactions and to avoid any suit or proceeding, which would otherwise have the effect of preventing or delaying the Closing beyond the Termination Date (and, for the avoidance of doubt, so as to avoid an in-depth or second phase review by the relevant Governmental Body), subject to the terms and conditions set forth herein.
6.4Further Assurances. Each party shall (and shall cause its respective Affiliates to) use its reasonable best efforts to execute and cause to be delivered to each other party such instruments and other documents, and take such other actions, as any other party may reasonably request following the Closing for the purpose of carrying out or evidencing any of the Transactions.
6.5Confidentiality. Each of Parent and Merger Sub acknowledges that the information provided to them in connection with this Agreement and the Transactions is subject to the terms of the confidentiality agreement SCG Global Holdings, L.L.C. and the Company dated April 1, 2025 (the “Confidentiality Agreement”), the terms of which are incorporated herein by reference. Effective upon, and only upon, the Closing, the Confidentiality Agreement shall terminate.
6.6Indemnification, Exculpation and Insurance.
(a)For a period of six (6) years from the Closing Date, Parent shall cause the Surviving Company and each Subsidiary to indemnify, defend and hold harmless, to the fullest extent required or permitted under their applicable Governing Documents, the Persons who at or prior to the Effective Time were trustees, directors, managers and officers, of the Company or any of the Subsidiaries (collectively, the “Indemnitees”), with respect to all acts or omissions by them in their capacities as such or taken at the request of the Company or any of the Subsidiaries, in each case, at or prior to the Effective Time. Parent agrees that all rights of the Indemnitees to indemnification and exculpation from liabilities for acts or omissions occurring at or prior to the Effective Time as provided in the Certificate of Formation, the Company Operating Agreement, or Governing Documents of any of the Subsidiaries as in effect on the date hereof shall survive the Closing and shall continue in full force and effect in accordance with their terms. Such rights shall not be amended or otherwise modified in any manner that would adversely affect such rights of the Indemnitees, unless such modification is required by Law. In addition, for a period of six (6) years from the Closing Date, Parent shall, or shall cause the Surviving Company to, advance any expenses (including fees and expenses of legal counsel) of any Indemnitee under this Section 6.6 (including in connection with enforcing the indemnity and other obligations referred to in this Section 6.6), as incurred, to the fullest extent permitted under applicable Law, provided that the Person to whom expenses are advanced provides an undertaking to repay such advances to the extent required by applicable Law.
(b)For a period of six (6) years from the Closing Date, Parent shall, and shall cause the Surviving Company to, cause (i) the Certificate of Formation and Company Operating Agreement of the Surviving Company to contain provisions no less favorable to the Indemnitees with respect to limitation of certain liabilities of trustees, directors, managers and officers and indemnification than are set forth as of the date of this Agreement in the Certificate of Formation and the Company Operating Agreement and (ii) the certificate of formation and operating agreement or other Governing Documents of each Subsidiary to contain provisions no less favorable to the Indemnitees regarding indemnification of trustees, directors, managers and officers which provisions in each case, during such six (6) year period, shall not be amended, repealed or otherwise modified in a manner that would adversely affect the rights thereunder of the Indemnitees, except as required by applicable Law.
(c)The Company, prior to the Closing, will obtain a directors’ and officers’ liability “tail” or “runoff” insurance policy covering the Company’s and the Subsidiaries’ directors and officers with respect to their acts and omissions occurring prior to the Effective Time for a period of six (6) years after the Effective Time (such coverage in all respects regarding coverage, deductibles and amounts shall not be materially less favorable to the Company’s and the Subsidiaries’ directors and officers in the aggregate than such coverage as of the date hereof, and otherwise on terms reasonably consistent with those that have been agreed among employees of the Parties as of the date hereof) (the “D&O Tail Policy”). To the extent paid or payable by the Company or the Subsidiaries, 50% of the costs and expenses of obtaining such D&O Tail Policy shall be treated as Company Transaction Expenses hereunder.
(d)The provisions of this Section 6.6: (i) are intended to be for the benefit of, and shall be enforceable by, each Indemnitee, his or her heirs and his or her representatives; and (ii) are in addition to, and not in substitution for, any other rights to indemnification or contribution that any such Person may have by Contract or otherwise.
(e)In the event that Parent, the Surviving Company or any of its successors or assigns (i) consolidates with or merges into any other Person and is not the continuing or surviving company or entity of such consolidation or merger; or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, Parent shall cause the legal successors and assigns of Parent and of the Surviving Company, as applicable, to assume all of the obligations of Parent and the Surviving Company set forth in this Section 6.6.
6.7Publicity.
(a)None of the Company, Parent, Merger Sub or Company Representative shall issue any press release or public announcement concerning this Agreement or the Transactions without obtaining the prior written approval of the other parties hereto, unless, in the sole judgment of the Company, Parent, Merger Sub or Company Representative, as applicable, and subject to the terms of Section 6.7(b), disclosure is otherwise required by applicable Law or stock exchange rules; provided, that each of the Company Representative and Parent are permitted to report and disclose the status of this Agreement and the Transactions, including economic terms, to their direct or indirect limited partners or current or prospective investors (provided that such limited partners or investors are subject to an obligation of confidentiality) in connection with fund raising, marketing, information or reporting activities (and shall be permitted to disclose the consummation of the Transactions (but not, without the consent of the other parties hereto, economic terms or (except to the extent otherwise included in a release approved in accordance with this Section 6.7(a)) the name of such other party)) on their websites and otherwise in the ordinary course of their business (provided that such disclosure is consistent with the content of any press release or public announcement permitted by this Section 6.7(a)).
(b)Each of Parent, Merger Sub and the Company agree that the terms of this Agreement shall not be disclosed or otherwise made available to the public and that copies of this Agreement shall not be publicly filed or otherwise made available to the public, except where such disclosure, availability or filing is required by applicable Law or stock exchange rules and only to the extent required by such Law or stock exchange rules. In the event such disclosure, availability or filing is required by applicable Law or stock exchange rules, each of Parent, Merger Sub and the Company (as applicable) agrees, to the extent practicable, to share a copy of such disclosure, availability or filing with the other parties hereto in advance of it being issued, released or filed publicly and the non-disclosing parties hereto shall be provided with an opportunity to review and propose comments thereon.
6.8Employee Matters. For a period of twelve (12) months following the Effective Time (or such shorter period as such Continuing Employee remains an employee of Parent or any of its Affiliates), Parent shall provide, or shall cause to be provided, to each Continuing Employee, (a) an annual base salary or base wages, as applicable, and target short-term cash incentive compensation opportunities (excluding equity and equity-based compensation and change in control, sale, retention bonuses or other similar one-time arrangements), that are no less favorable in the aggregate than such annual base salary or base wages, as applicable, and target short-term cash incentive compensation opportunities (excluding equity and equity-based compensation and change in control, sale, retention bonuses or other similar one-time arrangements) provided to such Continuing Employee immediately prior to the Effective Time and either set forth on Section 4.14(c) of the Company Disclosure Schedule or

communicated to Parent in writing before the date hereof (or, to the extent a change to annual base salary, base wages or target short-term cash incentive compensation opportunities is made after the date hereof and prior to the Closing Date in compliance with Section 6.2(b), before the Closing Date), and (b) health, welfare, retirement, fringe and other employee benefits that are substantially comparable in the aggregate to the corresponding health, welfare, retirement, fringe, and other employee benefits provided to such Continuing Employee immediately prior to the Effective Time pursuant to the Company Benefit Plans scheduled on Section 4.13(a) of the Company Disclosure Schedule. For purposes of eligibility, vesting, and accrual rates with respect to employee benefits (including severance levels and vacation accrual rates, but excluding for clarity for any purpose under defined benefit pension, retiree medical, and equity or equity-based incentive plans and programs) under any employee benefit plans of Parent or its Affiliates providing benefits to Continuing Employees (the “Parent Plans”), Parent shall credit each Continuing Employee with his or her years of service with the Company, the Subsidiaries and any predecessor entities, to the same extent as such Continuing Employee was entitled immediately prior to the Closing to credit for such service under any similar Company Benefit Plan (in each case, except as would result in duplication of benefits and except for a new plan where similarly situated employees of Parent are not given credit for past service). Parent shall use commercially reasonable efforts to (x) cause to be waived all applicable pre-existing condition limitations, actively-at-work requirements and waiting periods to the extent waived or not applicable under, or previously satisfied by such Continuing Employee under, the relevant Company Benefit Plan in which any applicable Continuing Employee participated, and (y) cause each Continuing Employee to be given credit under the applicable Parent Plan providing for group medical benefits for amounts paid under a corresponding Company Benefit Plan by the Continuing Employee prior to the date on which such Continuing Employee commences participation in such Parent Plan for purposes of applying deductibles, co-payments and out-of-pocket maximums for the applicable plan year, in each case of (x) and (y) for the plan year in which the Continuing Employee transitions to Parent Plans provided such plan year ends on or prior to December 31, 2026. The provisions contained in this Section 6.8 shall not (A) be treated as an establishment, amendment or other modification of any Company Benefit Plan or other employee benefit plan, agreement or other arrangement, (B) limit the right of Parent to terminate the employment of any Continuing Employee following the Closing for any reason, (C) create any third party rights, benefits or remedies of any nature whatsoever in any employee or other service provider of the Company or any of the Subsidiaries (or any beneficiaries or dependents thereof) or any other Person that is not a party to this Agreement, or (D) alter or limit Parent’s or any of its Affiliates’ ability to amend, modify or terminate any specific benefit plan, program, agreement or arrangement at any time. The Company agrees to timely provide Parent with such information that is reasonably requested by Parent and reasonably necessary for Parent to comply with this Section 6.8 (subject in all cases to compliance with applicable Law).
6.9Certain Consents. The parties hereto acknowledge and agree that certain consents to the Transactions may be required from Governmental Bodies or parties to Contracts to which the Company or any Subsidiary thereof is a party and that such consents may have not been obtained as of the date hereof and may not be obtained prior to the Closing. The parties hereto acknowledge and agree that (a) none of the Company or the Unitholders or any other Person will have any Liability whatsoever to Parent, Merger Sub or their Affiliates (and no such

Person will be entitled to assert any claims) arising out of or relating to the failure to obtain any consents that may have been or may be required in connection with the Transactions or because of the default, acceleration or termination of or loss of right under any such Contract or other agreement as a result of the Transactions and failure to obtain any such consent (except to the extent the failure to obtain such consent resulted from the breach of a representation or warranty contained herein which constituted Fraud), and (b) there will be no condition of Parent or Merger Sub requiring any such consent to be obtained in order to consummate and make effective the Transactions. Notwithstanding anything herein to the contrary, none of the Company, the Unitholders, any of their respective Affiliates or any other Person shall be obligated to make any payments or otherwise pay any consideration to, or agree to any concession in favor of, any third party to obtain any applicable consent, waiver or approval. For the avoidance of doubt, nothing in this Section 6.9 shall apply to, modify or otherwise affect any rights or obligations under the R&W Insurance Policy.
6.10Tax Matters.
(a)Tax Returns. Except as otherwise provided in this Section 6.10(a), Parent shall prepare or cause to be prepared and file or cause to be filed when due (taking into account extensions) all Tax Returns that are required to be filed by or with respect to the Company or the Subsidiaries after the Closing, including any Tax Returns that relate to a Straddle Period (a “Straddle Period Tax Return”), and shall pay any Taxes due in respect of such Tax Returns (including estimated Taxes). Parent shall prepare the portion of any such Straddle Period Tax Return that relates to a Pre-Closing Tax Period in a manner consistent with past practices of the Company or the relevant Subsidiary, as applicable, except as otherwise required by applicable Law. The Company Representative shall prepare, in a manner consistent with past practices of the Company or the relevant Subsidiary, and file when due (taking into account extensions) all Tax Returns that are required to be filed by or with respect to the Company or any Subsidiary for all taxable periods ending on or before the Closing Date (including any such Tax Return due after the Closing Date) (each such Tax Return, a “Seller Prepared Tax Return”), and Parent shall pay any Taxes due in respect of such Tax Returns (including estimated Taxes) other than any Taxes in respect of Pass-Through Tax Returns for Pre-Closing Tax Periods that the Unitholders (or any beneficial owners thereof) are obligated to pay under applicable Tax Law. To the extent that Parent is required to prepare a Pass-Through Tax Return of the Company or any Subsidiary that relates to Taxes attributable to a Pre-Closing Tax Period, Parent shall (i) submit any such Pass-Through Tax Return (together with schedules, statements and reasonably requested supporting documentation) prepared by it pursuant to this Section 6.10(a) to the Company Representative for its review at least thirty (30) days prior to the due date thereof, (ii) consider in good faith any reasonable comments of the Company Representative delivered within a reasonable time following Parent’s delivery of such Pass-Through Tax Return; and (iii) to the extent any such Pass-Through Tax Return relates to Taxes attributable to a Pre-Closing Tax Period which the Unitholders (or any beneficial owners thereof) are obligated to pay under applicable Tax Law or which would reasonably be expected to adversely affect the REIT status of any REIT Member or cause any REIT Member to incur a non-de minimis amount of Taxes, not file any such Pass-Through Tax Return without the Company Representative’s express written consent (which consent shall not be unreasonably withheld, conditioned, or delayed). The

Company Representative shall (i) submit any Seller Prepared Tax Return (together with schedules, statements and reasonably requested supporting documentation) prepared by it pursuant to this Section 6.10(a) to Parent for its review at least thirty (30) days prior to the due date thereof, (ii) consider in good faith any reasonable comments of Parent delivered within a reasonable time following Company Representative’s delivery of such Seller Prepared Tax Return; and (iii) not file any such Seller Prepared Tax Return without Parent’s express written consent (which consent shall not be unreasonably withheld, conditioned, or delayed). Parent shall not (and shall not cause or permit the Company or any Subsidiary to) amend, re-file or otherwise modify (or grant an extension of any statute of limitations with respect to (other than as may be the result of the filing of a timely and valid extension of the deadline for filing a Tax Return)) any Pass-Through Tax Return required to be filed by or with respect to the Company or any Subsidiary with respect to Taxes that are attributable to any Pre-Closing Tax Period to the extent that such amendment, re-filing or other modification would adversely affect the Company Representative or any Unitholder or any of their Affiliates without the prior consent of the Company Representative (which consent shall not be unreasonably withheld, conditioned or delayed). Without limiting the foregoing, Parent shall not make any election, to the extent any such election is within its control, under Section 6226 or Section 6221(b) of the Code with respect to the Company, or any Subsidiary treated as a partnership for U.S. federal income tax purposes as of the date of this Agreement, without the prior written consent of the Company Representative (which consent may be withheld in the Company Representative’s sole discretion).
(b)Straddle Periods. The Company and Parent shall, and the Company Representative shall cause the Unitholders to, unless prohibited by applicable Law, close the taxable period of the Company as of the end of the day on the Closing Date. The portion of any Taxes (other than state or local franchise Taxes described below) attributable to the portion of such Straddle Period ending on the Closing Date shall be determined: (i) in the case of real property, business personal property and ad valorem Taxes which are not payable by a tenant directly to the relevant Taxing Authority pursuant to the applicable Lessor Real Estate Lease, by apportioning such Taxes on a per diem basis and (ii) in the case of all other Taxes, on a closing of the books basis. For purposes of this Section 6.10(b), any exemption, deduction, credit or other item the amount of which is calculated on an annual basis shall be apportioned on a per diem basis. Notwithstanding the foregoing, any state or local franchise Taxes payable with respect to any Straddle Period shall be allocated to the period during which the income, operations, assets or capital comprising the base of such Tax is measured, regardless of whether the right to do business for another period is obtained by the payment of such franchise Tax.
(c)Tax Contests.
(i)In the event (A) the Company Representative (or any of its Affiliates) or (B) Parent (or any of its Affiliates) receives notice of any pending or threatened Tax Contest relating to the Company or any Subsidiary with respect to any Pre-Closing Tax Period or Straddle Period, the party in receipt of such notice shall promptly notify the other party of such matter in writing.

(ii)The Company Representative shall have the right to represent, at its sole expense, the interests of the Company and each Subsidiary in any Tax Contest primarily relating to Taxes in a Pre-Closing Tax Period that could reasonably be expected to adversely affect any Unitholder or its Affiliates by more than a de minimis amount (each, a “Seller Tax Contest”), and to employ counsel of its choice at its sole expense; provided, however, the Company Representative shall have no right to represent the Company or any Subsidiary in any Seller Tax Contest unless it provides written notice to Parent of such intent and the identity of its counsel, if any, chosen in connection therewith. If the Company Representative elects to control a Seller Tax Contest, (A) Company Representative shall keep Parent reasonably informed of all material developments with respect to such Tax Contest, (B) Parent shall be permitted at Parent’s sole expense to fully participate in any such Tax Contest, including the review of any correspondence and providing reasonable comments to any documents related to such Tax Contest, and (C) Company Representative shall not settle or compromise such Tax Contest without Parent’s written consent, such consent not to be unreasonably withheld, conditioned or delayed. Parent shall represent the interests of the Company and any Subsidiary in all Tax Contests, other than Seller Tax Contests that the Company Representative elects to control pursuant to this Section 6.10(c), and employ counsel of Parent’s choice at its sole expense; provided, that, if such Tax Contest relates to Taxes attributable to a Pre-Closing Tax Period or Taxes attributable to the portion of any Straddle Period ending on and including the Closing Date and, in each case, would reasonably be expected to adversely affect any Unitholder or its Affiliates by more than a de minimis amount, (A) Parent shall keep the Company Representative reasonably informed of all material developments with respect to such Tax Contest, (B) the Company Representative shall be permitted at the Company Representative’s sole expense to fully participate in any such Tax Contest, including the review of any correspondence and providing reasonable comments to any documents related to such Tax Contest, and (C) Parent shall not settle or compromise any such Tax Contest without the Company Representative’s consent, such consent not to be unreasonably withheld, conditioned or delayed; provided, further, in the event that Parent requests Company Representative’s consent to settle or compromise any such Tax Contest and Company Representative refuses to provide such consent, Parent may settle or compromise such Tax Contest if Parent determines, in its sole discretion, that such settlement or compromise is reasonable unless Company Representative provides, along with its refusal to provide consent, written notice to Parent electing to represent, at its sole expense, the interests of the Company or any Subsidiary with respect to the portion of any such Tax Contest relating to Taxes attributable to a Pre-Closing Tax Period and Company Representative may employ counsel of its choice at its sole expense and, in such case, (1) Company Representative shall keep Parent reasonably informed of all material developments with respect to such Tax Contest, (2) Parent shall be permitted at Parent’s sole expense to fully participate in any such Tax Contest, including the review of any correspondence and providing reasonable comments to any documents related to such Tax Contest, and (3) Company Representative shall not settle or compromise such Tax Contest without Parent’s written consent, such consent not to be unreasonably withheld, conditioned or delayed.

(d)Transfer Taxes. All Transfer Taxes shall be paid, or cause to be paid, by Parent. The party required under applicable Law to file any Tax Return with respect to any such Transfer Taxes will prepare and timely file any such Tax Return.
(e)Tax Forms. Prior to Closing, each Unitholder shall deliver to Parent a properly completed and duly executed IRS Form W-9 establishing a complete exemption from any withholding pursuant to the Code and, to the extent legally able to be delivered, any state tax form reasonably requested by Parent to establish a complete exemption from any tax withholding by the applicable state; provided, that, notwithstanding anything in this Agreement to the contrary, Parent’s sole right if any Unitholder fails to provide any such form shall be to make appropriate withholding pursuant to and in accordance with Section 3.3.
(f)Assistance and Cooperation. After the Closing Date, each of the Company Representative and Parent shall (and shall cause their respective Affiliates to): (i) reasonably cooperate to file Tax Returns or other reports with respect to, Transfer Taxes; (ii) reasonably assist the other party in preparing any Tax Returns which such other party is responsible for preparing and filing in accordance with this Section 6.10, and in connection therewith, provide the other party with any necessary powers of attorney; (iii) reasonably cooperate in preparing for and defending any audits of, or disputes with Taxing Authorities regarding, any Tax Returns of the Company and each Subsidiary; (iv) make available to the other party and to any Taxing Authority as reasonably requested all information, records, and documents relating to Taxes of the Company and each Subsidiary; and (v) furnish the other party with copies of all correspondence received from any Taxing Authority in connection with any Tax audit or information request with respect to any Taxes or Tax Returns of the Company and each Subsidiary; provided, that Parent (and its Affiliates) shall only be obligated to furnish copies of such correspondence to Company Representative to the extent such audit or information request relates to Taxes attributable to a Pre-Closing Tax Period or any Straddle Period and, in each case, such Tax audit or information request relates to Taxes of the Company or could reasonably be expected to adversely affect any Unitholder or their Affiliates by more than a de minimis amount.
(g)Merger Consideration Allocation. The parties agree that the Merger Consideration (including all other amounts treated as consideration for U.S. federal income tax purposes) shall be allocated among assets of the Company in accordance with Sections 741, 743, 751, 755 and 1060 of the Code and the Treasury Regulations promulgated thereunder (and any similar provision of state, local or non-U.S. Law, as appropriate) and the principles set forth in Treasury Regulations Section 1.338-6(b) (the “Merger Consideration Allocation”). Within ninety (90) days after the determination of the post-Closing adjustments to the Merger Consideration (including any Adjustment Escrow Release Amount payable) pursuant to Section 3.2, Parent shall deliver a draft of the Merger Consideration Allocation to the Company Representative. The Company Representative shall, within thirty (30) days after the receipt of such draft of the Merger Consideration Allocation, notify Parent whether the Company Representative agrees with such allocation, and if the Company Representative does not notify Parent that the Company Representative disagrees with such allocation within such thirty (30) day period, the Company Representative shall be deemed to have agreed with such allocation, and the Merger

Consideration Allocation shall be final and binding on the parties. If the Company Representative disagrees with such Merger Consideration Allocation, Parent and the Company Representative shall make a good faith effort to resolve the dispute. If Parent and the Company agree, or the Company Representative is deemed to have agreed, on the Merger Consideration Allocation, the Merger Consideration Allocation, as finally so agreed by the parties pursuant to this Section 6.10(g), shall be conclusive and binding on the parties and shall be adjusted, as necessary, to reflect any subsequent adjustments to the Merger Consideration (and any Adjustment Escrow Release Amount payable) pursuant to this Agreement. Any such adjustment shall be allocated, consistent with this Section 6.10(g), to the assets of the Company to which such adjustment is attributable. If Parent and the Company Representative are unable to resolve their differences within thirty (30) days after Parent has been notified by the Company Representative of the Company Representative’s disagreement, then each party may report the Merger Consideration Allocation (including, without limitation, on any and all Tax Returns or other filings with any U.S. federal, state, local or non-U.S. Tax Authority) based on its own determination and in its reasonable discretion, and such party informs the other party in writing of its Merger Consideration Allocation. The parties agree (i) that no party will take a position on any Tax Return, before any Taxing Authority, or in any judicial proceeding, that is in any way inconsistent with the Merger Consideration Allocation, as finally agreed to by the parties pursuant to this Section 6.10(g) or as determined in accordance with the immediately preceding sentence, except pursuant to a final determination within the meaning of Section 1313 of the Code (or any similar provision of state, local or non-U.S. Law); provided, however, that nothing contained herein shall prevent the parties from settling any proposed deficiency or adjustment by any Taxing Authority based upon or arising out of the Merger Consideration Allocation, and no party shall be required to litigate before any court any proposed deficiency or adjustment by any Taxing Authority challenging the Merger Consideration Allocation.
(h)Tax Treatment. Parent, Company Representative, the Unitholders and each of their respective Affiliates intend that, pursuant to “Situation 2” in Revenue Ruling 99-6, 1999-1 C.B. 432, for all U.S. federal income tax purposes, the Transactions shall be treated as a sale and exchange of the Units under Section 741 of the Code with respect to the Unitholders and that, with respect to Parent, the Company shall be deemed to make a liquidating distribution of its assets to the Unitholders and Parent shall be deemed to acquire such assets in exchange for the Merger Consideration and other amounts treated as consideration for U.S. federal income tax purposes. Unless prohibited by applicable Law or otherwise required pursuant to a “determination” within the meaning of Section 1313(a) of the Code, Parent, Company Representative, Unitholders and each of their respective Affiliates agree to treat the Transactions as described in the preceding sentence for all U.S. federal and applicable state and local income tax purposes (including, without limitation, on any and all filings with any U.S. federal, state, or local Taxing Authority) and agree not to take any action inconsistent with such treatment; provided, however, that nothing contained herein shall prevent the parties from settling any proposed deficiency or adjustment by any Taxing Authority based upon or arising out of such treatment, and no party shall be required to litigate before any court any proposed deficiency or adjustment by any Taxing Authority challenging such treatment.

6.11Escrow Agreement. At or prior to the Closing, each of the Company Representative and Parent shall duly execute and deliver to each other the Escrow Agreement, and shall cause the Escrow Agent to do the same.
6.12Data Room. Within two (2) Business Days following the Closing Date, the Company Representative shall deliver to Parent a true and correct copy of the contents of the virtual data room hosted by Donnelley Financial Solutions Venue for Project Twelve on behalf of the Company in connection with the Transactions, which will be delivered to Parent on a USB drive or by other means reasonably acceptable to Parent.
Article VIIARTICLE VII

CONDITIONS TO CLOSING
7.1Conditions Precedent to Obligations of Parent, Merger Sub, and the Company. The respective obligations of Parent, Merger Sub, and the Company to consummate the Transactions are subject to the fulfillment, on or prior to the Closing Date, of the following condition (which may be waived by Parent, Merger Sub and the Company in whole or in part to the extent permitted by applicable Law):
(a)there shall not then be in effect any Order by a Governmental Body of competent jurisdiction enjoining or prohibiting the consummation of the Transactions.
7.2Conditions Precedent to Obligations of Parent and Merger Sub. The obligation of Parent and Merger Sub to consummate the Transactions is subject to the fulfillment, on or prior to the Closing Date, of each of the following conditions (any or all of which may be waived by Parent and Merger Sub in whole or in part to the extent permitted by applicable Law):
(a)(i) The Fundamental Representations shall be true and correct in all material respects (other than representations and warranties set forth in the first sentence of Section 4.4 (Capitalization), which shall be true and correct in all but de minimis respects) as of the Closing Date as if made on and as of the Closing Date (except to the extent that any such representation or warranty, by its terms, is expressly limited to a specific date, in which case, as of such specific date) and (ii) the other representations and warranties of the Company set forth in Article IV shall be true and correct (without giving effect to any “material”, “materially”, “materiality”, “Material Adverse Effect”, “material adverse change” or similar qualifiers contained in any of such representations and warranties), except for such failures to be true and correct that do not have and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, as of the Closing Date as if made on and as of the Closing Date (except to the extent that any such representation or warranty, by its terms, is expressly limited to a specific date, in which case, as of such specific date), and Parent shall have received a certificate signed by an authorized officer of the Company, dated the Closing Date, to the foregoing effect;

(b)The Company shall have performed and complied in all material respects with all obligations and agreements required by this Agreement to be performed or complied with by it on or prior to the Closing Date, and Parent shall have received a certificate signed by an authorized officer of the Company, dated the Closing Date, to the foregoing effect;
(c)Since the date of this Agreement, there shall not have occurred any Material Adverse Effect;
(d)Each of the Company Representative and the Escrow Agent shall have duly executed and delivered to Parent the Escrow Agreement;
(e)Each of the Employment Agreements with the employees of the Company set forth on Schedule 1.1(g) shall be in full force and effect, in the same form as delivered or made available to Parent as of the date hereof and without any waivers of the terms thereof having been provided;
(f)The Trademark Acquisition Agreement shall be in full force and effect, in the same form as delivered or made available to Parent as of the date hereof and without any waivers of the terms thereof having been provided, and the transactions contemplated thereby shall have been consummated or will be consummated substantially concurrently with Closing (including the Company being delivered the Trademark Assignment (as defined in the Trademark Acquisition Agreement) in accordance with the terms thereof); and
(g)Each of the Domain Name Assignment Agreements shall be in full force and effect, in the same form as delivered or made available to Parent as of the date hereof and without any waivers of the terms thereof having been provided, and the transactions contemplated thereby shall have been consummated or will be consummated substantially concurrently with Closing.
7.3Conditions Precedent to Obligations of the Company. The obligations of the Company to consummate the Transactions are subject to the fulfillment, on or prior to the Closing Date, of each of the following conditions (any or all of which may be waived by the Company in whole or in part to the extent permitted by applicable Law):
(a)The representations and warranties of Parent and Merger Sub set forth in Article V shall be true and correct (without giving effect to any “material”, “materially”, “materiality”, “material adverse effect”, “material adverse change” or similar qualifiers contained in any of such representations and warranties), except for such failures to be true and correct that do not have and would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the business or operations of Parent or Merger Sub or prohibit or restrain the ability of Parent or Merger Sub to consummate the Transactions as of the Closing Date as if made on and as of the Closing Date (except to the extent that any such representation or warranty, by its terms, is expressly limited to a specific date, in which case, as of such specific date), and the Company shall have received a certificate signed by an authorized officer of Parent and Merger Sub, dated the Closing Date, to the foregoing effect;

(b)Parent and Merger Sub shall have performed and complied in all material respects with all obligations and agreements required by this Agreement to be performed or complied with by Parent and Merger Sub on or prior to the Closing Date, and the Company shall have received a certificate signed by an authorized officer of Parent and Merger Sub, dated the Closing Date, to the foregoing effect; and
(c)Each of Parent and the Escrow Agent shall have duly executed and delivered to the Company Representative the Escrow Agreement.
7.4Frustration of Closing Conditions. None of the Company, Parent or Merger Sub may rely, either as a basis for not consummating the Merger or for terminating this Agreement and abandoning the Merger, on the failure of any condition set forth in Sections 7.1, 7.2, or 7.3, as the case may be, to be satisfied if such failure was caused by any breach of a covenant, agreement, representation, or warranty of this Agreement by such party.
Article VIIIARTICLE VIII

TERMINATION
8.1Termination of Agreement. This Agreement may be terminated prior to the Effective Time as follows:
(a)At the election of the Company or Parent on or after July 25, 2025 (the “Termination Date”) if the Closing shall not have occurred by such date; provided, that the right to terminate this Agreement pursuant to this Section 8.1(a) shall not be available to a party if such failure of the Closing to occur was primarily due to the failure of such party to perform any of its obligations under this Agreement;
(b)by mutual written consent of the Company and Parent;
(c)by either the Company or Parent if there shall have been a breach by Parent or Merger Sub, on the one hand, or the Company or Company Representative, on the other hand, of any of its representations, warranties, covenants or obligations contained in this Agreement, which breach would result in the failure to satisfy one or more of the conditions set forth in Section 7.2 (in the case of a breach by the Company or Company Representative) or Section 7.3 (in the case of a breach by Parent or Merger Sub), and in any such case such breach shall be incapable of being cured or, if capable of being cured, shall not have been cured prior to the earlier of (i) ten (10) Business Days after providing written notice of such breach to the other party and (ii) the Termination Date; or
(d)by the Company or Parent if there shall be in effect a final, nonappealable Order of a Governmental Body of competent jurisdiction permanently enjoining or prohibiting the consummation of the Transactions; provided, however, that the right to terminate this Agreement under this Section 8.1(d) shall not be available to a party if such Order was primarily due to the failure of such party to perform any of its obligations under this Agreement.

8.2Procedure upon Termination. In the event of termination and abandonment by Parent or the Company, or both, pursuant to Section 8.1 hereof, written notice thereof shall forthwith be given to the other party or parties, which written notice shall specify the provision or provisions hereof pursuant to which such termination is being effected, and this Agreement shall terminate (subject to the provisions of Section 8.3(a)), and the Transactions shall be abandoned, without further action by Parent or the Company.
8.3Effect of Termination.
(a)In the event that this Agreement is validly terminated in accordance with Sections 8.1 and 8.2, this Agreement shall immediately become null and void and the parties hereto shall be relieved of their duties and obligations arising under this Agreement after the date of such termination and such termination shall be without Liability to Parent, Merger Sub, or the Company; provided, that (i) no such termination shall relieve any party hereto from Liability for Fraud or for any breach of any of its covenants or agreements or any willful and intentional breach of any of its representations and warranties contained in this Agreement prior to termination, and the damages recoverable by the non-breaching party shall include all attorneys’ fees reasonably incurred by such party in connection with the Transactions, and (ii) the provisions of Section 6.7, this Section 8.3 and Article IX hereof shall survive any such termination and shall remain in full force and effect.
(b)The Confidentiality Agreement shall survive any termination of this Agreement and nothing in this Section 8.3 shall relieve the parties hereto of their obligations under the Confidentiality Agreement.
Article IXARTICLE IX

MISCELLANEOUS
9.1Survival; Release; R&W Insurance Policy
(a)None of the representations and warranties of the Company, Parent or Merger Sub contained in this Agreement or any of the other Transaction Documents (including any certificate to be delivered under Article VII of this Agreement) and none of the covenants of any party required to be performed by such party before the Closing shall survive the Closing, and thereafter none of the parties hereto, any of the Unitholders, their respective Affiliates or any of their respective current and former managers, officers, trustees, directors, employees, partners, direct and indirect equityholders, members, advisors, consultants, agents, representatives, successors or assigns, or any other Non-Parties, shall have any Liability whatsoever with respect to any such representation, warranty, covenant or agreement and no claim for breach of any such representation or warranty, detrimental reliance or other right or remedy (whether in contract, in tort or at law or in equity) may be brought after the Closing with respect thereto; provided, however, that the representations and warranties set forth in Section 4.25, Section 5.8 and Section 5.10 shall survive the Closing. Notwithstanding the forgoing, the provisions of this Section 9.1(a) and the other provisions of this Agreement (including Sections 4.25, 5.8, 5.10 and 6.9) will not, however, prevent or limit any claim or cause of action against or any Liability of a party hereto in the case of Fraud or otherwise with respect to the covenants and agreements set forth in this Agreement which by their terms are required to be performed after the Closing (“Post-Closing Covenants”), which Post-Closing Covenants shall survive the Closing until they have been performed or satisfied in accordance with their terms.
(b)Effective as of the Closing Date immediately following the Closing, each of Parent and the Company, on behalf of itself and each of its Affiliates and each of their respective current and former managers, officers, trustees, directors, employees, partners, direct and indirect equityholders, members, successors and assigns, and any other Non-Parties (collectively, the “Releasing Parties”), hereby irrevocably and unconditionally releases and forever discharges the Company Representative, the Unitholders, their respective Affiliates and each of their respective current and former managers, officers, trustees, directors, employees, partners, direct and indirect equityholders, members, successors and assigns, and any other Non-Parties (collectively, the “Released Parties”), of and from any and all actions, causes of action, suits, proceedings, executions, judgments, duties, debts, dues, accounts, bonds, contracts and covenants (whether express or implied), and claims and demands whatsoever whether in law or in equity which the Releasing Parties may have against each of the Released Parties, now or in the future, in each case, in respect of any cause, matter or thing relating to any of the Released Parties occurring or arising on or prior to the date of this Agreement, in each case other than any rights or obligations under this Agreement (including claims of Fraud) or the Transaction Documents in accordance with the terms hereof and thereof. From and after the Closing, no party or any of its Affiliates shall be entitled to seek the rescission of this Agreement, any other Transaction Document or the transactions contemplated by hereby or thereby, and each party waives (on behalf of itself and its Affiliates) and disclaims all remedies, actions or claims for rescission of this Agreement, any other Transaction Document or the transactions contemplated by hereby or thereby.
(c)Notwithstanding anything in this Agreement to the contrary, the sole and exclusive remedy for claims with respect to any and all losses, Liabilities and claims of Parent and its Affiliates and their respective members, partners, shareholders, officers, employees and directors based upon, arising out of, with respect to or by reason of any breach of any representation or warranty by the Company contained in this Agreement or in any of the other Transaction Documents shall be to recover under any buyer side representations and warranties policy obtained by Parent in connection with the transactions contemplated by this Agreement and the other Transaction Documents (the “R&W Insurance Policy”), regardless of whether or not the R&W Insurance Policy is invalid, invalidated, disputed or ineffective, and regardless of whether or not any or all of the coverage intended to be provided thereunder is disputed, denied or otherwise unavailable in whole or in part; provided, however, that the foregoing will not limit any claim or cause of action by a party hereto against another party hereto, or any resulting Liability therefrom, in the case of Fraud.
(d)Parent has obtained or, prior to the Closing, will obtain a R&W Insurance Policy. Such R&W Insurance Policy expressly provides that the insurer has no subrogation rights against, and will not pursue any claim against, the Company, the Company Representative, the Unitholders, their respective Affiliates and each of their respective current and former managers, officers, trustees, directors, employees, partners, direct and indirect equityholders, members, advisors, consultants, agents, representatives, successors and assigns, and any other Non-Parties, except in the case of Fraud. Parent shall not amend the subrogation waiver in the R&W Insurance Policy such that the immediately foregoing sentence is not accurate without the prior written consent of the Company Representative. The entire cost (including premiums, taxes, commissions and fees) of, and all expenses associated with, the R&W Insurance Policy shall be borne solely by Parent.
9.2Expenses. Whether or not the Transactions are consummated, and except as otherwise provided in this Agreement, each party to this Agreement will bear its respective fees, costs and expenses incurred in connection with the preparation, negotiation, execution and performance of this Agreement or the Transactions (including legal, accounting and other professional fees), and the Company will bear the fees, costs and expenses incurred by the Unitholders in connection with the negotiation, execution and performance of this Agreement and the Transactions. Without limiting the foregoing, Parent will pay and be solely responsible for (i) 50% of the costs and fees associated with the Adjustment Escrow Account, (ii) Transaction related fees and expenses of Parent, Merger Sub and any of their respective Affiliates (as of prior to the Closing), (iii) 50% of the costs and expenses of obtaining a D&O Tail Policy in accordance with the terms hereunder, (iv) all fees and expenses related to financing transactions incurred by Parent, Merger Sub or any of their Affiliates or at their express direction (including by the Company at the express direction of Parent, Merger Sub or any of their Affiliates) in connection with the Closing and (v) all costs, premiums, taxes, commissions, fees and expenses associated with the R&W Insurance Policy.
9.3Governing Law; Jurisdiction; Consent to Service of Process; Waiver of Jury.
(a)This Agreement and any Legal Proceeding of any kind or any nature (whether at law or in equity, based upon contract, tort or otherwise) that is in any way related to this Agreement or any of the transactions related hereto (including the interpretation, construction, validity and enforcement of this Agreement, or the negotiation, execution or performance of any of the transactions related hereto (including any Legal Proceeding based upon, arising out of, or related to any representation or warranty expressly made in this Agreement)) shall be governed by, and construed and enforced in accordance with, the laws of the State of Delaware, applicable to contracts executed in and to be performed entirely within that State without regard to the conflict of laws rules thereof, except to the extent that the Merger and other transactions contemplated hereby are required to be governed by the Act.
(b)All actions and proceedings arising out of or relating to this Agreement shall be heard and determined in the Chancery Court of the State of Delaware and any state appellate court therefrom within the State of Delaware (or if the Chancery Court of the State of Delaware declines to accept jurisdiction over a particular matter, any federal court sitting in the State of Delaware and any federal appellate court therefrom) and the parties hereto hereby irrevocably submit to the exclusive jurisdiction and venue of such courts in any such action or proceeding and irrevocably waive the defense of an inconvenient forum or lack of jurisdiction to the maintenance of any such action or proceeding. The parties hereto agree that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable law.
(c)Each of the parties hereto hereby consents to process being served by any party to this Agreement in any suit, action or proceeding by the delivery of a copy thereof (other than by facsimile) in accordance with the provisions of Section 9.6.
(d)EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY ACTION OR LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF SUCH ACTION OR PROCEEDING. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT: (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF SUCH ACTION OR PROCEEDING, SEEK TO ENFORCE THE FOREGOING WAIVER; (B) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER; (C) IT MAKES THIS WAIVER VOLUNTARILY AND (D) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.3(D).
9.4Entire Agreement. This Agreement (including the Company Disclosure Schedule and any Exhibits hereto), the other Transaction Documents and the Confidentiality Agreement, represent the entire understanding and agreement between the parties hereto with respect to the subject matter hereof and thereof, and supersede all prior agreements among the parties with respect to the Transactions.
9.5Amendments and Waivers. This Agreement may not be amended except by an instrument in writing signed by each of the parties hereto. Any provision of this Agreement can be waived, only by written instrument making specific reference to this Agreement signed by the party against whom enforcement of any such waiver is sought. No action taken pursuant to this Agreement, including any investigation by or on behalf of any party, shall be deemed to constitute a waiver by the party taking such action of compliance with any representation, warranty, covenant, or agreement contained herein. The waiver by any party hereto of a breach of any provision of this Agreement shall not operate or be construed as a further or continuing waiver of such breach or as a waiver of any other or subsequent breach. No failure on the part of any party to exercise, and no delay in exercising, any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of such right, power or remedy by such party preclude any other or further exercise thereof or the exercise of any other right, power or remedy.
9.6Notices. All notices and other communications under this Agreement shall be in writing and shall be deemed given (a) when delivered personally by hand, (b) when sent by e-mail (with confirmation of transmission (including by receipt of confirmatory electronic mail from recipient) or if no failure to send message is generated), or (c) one Business Day following the day sent by reputable overnight courier, in each case at the following addresses (or to such other address as a party may have specified by notice given to the other party pursuant to this provision):
If to the Company or the Company Representative to:
BSREP III FIP MEMBER LLC
Fundamental Income Properties, LLC
c/o Brookfield Asset Management
250 Vesey Street, 15th Floor
New York, New York 10281
Attention: Josh Shandell
Email:    joshua.shandell@brookfield.com; realestatenotices@brookfield.com
With a copy (which shall not constitute notice) to each of:
c/o Brookfield Asset Management
250 Vesey Street, 15th Floor
New York, New York 10281
Attention: Murray Goldfarb
E-mail: murray.goldfarb@brookfield.com
and (with respect to any notice or other communication regarding Section 6.10 of this Agreement):
Attention:     Brookfield Tax
Email:        BSREP_Tax@brookfield.com
and:
Latham & Watkins LLP
1271 Avenue of the Americas
New York, New York 10020
Attention: Michael Haas; Jonathan Solomon
Email: michael.haas@lw.com; jonathan.solomon@lw.com
If to Parent or Merger Sub, to:
Starwood Property Trust, Inc.
2340 Collins Avenue, Suite 700
Miami Beach, Florida 33139
Attention:     Legal Department; Heather Bennett, General Counsel and Chief Compliance Officer
Email:         hbennett@starwood.com; STWDGeneralCounsel@starwood.com

With a copy (which shall not constitute notice) to:
Sidley Austin LLP
One South Dearborn
Chicago, Illinois 60603
Attention: Michael A. Gordon; Joseph P. Michaels; Thomas Guzman
Email: mgordon@sidley.com; joseph.michaels@sidley.com; tguzman@sidley.com
9.7Severability. If any term or other provision of this Agreement is invalid, illegal, or incapable of being enforced by any law or public policy, all other terms or provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Transactions is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal, or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the Transactions are consummated as originally contemplated to the greatest extent possible.
9.8Binding Effect; Assignment. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns. This Agreement is for the sole benefit of the parties and their respective successors and permitted assigns and nothing herein expressed or implied will give or be construed to give any Person, other than the parties and such successors and permitted assigns, any legal or equitable rights hereunder; provided, however, that the parties hereto specifically acknowledge and agree that: (a) the provisions of Section 6.6 hereof are intended to be for the benefit of, and shall be enforceable by, all Indemnitees (in all of their capacities) affected thereby; (b)  the provisions of Section 9.9 are intended to be for the benefit of, and shall be enforceable by, Latham & Watkins LLP; and (c) the provisions of Section 4.25, Section 5.8, Section 6.9, Section 9.1 and Section 9.11 hereof are intended to be for the benefit of, and shall be enforceable by the Company, the Company Representative, the Unitholders, their respective Affiliates and each of their respective current and former managers, officers, trustees, directors, employees, partners, direct and indirect equityholders, members, advisors, consultants, agents, representatives, successors and assigns, and any other Non-Parties, as applicable. No assignment of this Agreement or of any rights or obligations hereunder may be made by any party hereto, directly or indirectly (by operation of Law or otherwise), without the prior written consent of the other parties hereto and any attempted assignment without the required consents shall be void. No assignment of any obligations hereunder shall relieve the parties hereto of any such obligations.
9.9Waiver of Conflicts Regarding Representations; Non-Assertion of Attorney-Client Privilege.
(a)Conflicts of Interest. Parent acknowledges that Latham & Watkins LLP (“Prior Company Counsel”) has, on or prior to the Closing Date, represented one or more of the Unitholders, Company Representative, the Company, and the Subsidiaries and other Affiliates, and their respective officers, employees and directors (each such Person, other than the Surviving Company and the Subsidiaries, a “Designated Person”) in one or more matters relating to this

Agreement or any other Transaction Document or the Transactions (including any matter that may be related to a litigation, claim or dispute arising under or related to this Agreement or such other Transaction Document or in connection with the Transactions) (each, an “Existing Representation”), and that, in the event of any post-Closing matters in which Parent or any of its Affiliates (including the Surviving Company and the Subsidiaries), on the one hand, and one or more Designated Persons, on the other hand, are or may be adverse to each other (each, a “Post-Closing Matter”), the Designated Persons reasonably anticipate that Prior Company Counsel will represent them in connection with such matters. Accordingly, each of Parent and the Surviving Company hereby (i) waives and shall not assert, and agrees after the Closing to cause its Affiliates to waive and to not assert, any conflict of interest arising out of or relating to the representation by one or more Prior Company Counsel of one or more Designated Persons in connection with one or more Post-Closing Matters (the “Post-Closing Representations”), and (ii) agrees that, in the event that a Post-Closing Matter arises, Prior Company Counsel may represent one or more Designated Persons in Post-Closing Matter even though the interests of such Person(s) may be directly adverse to Parent or any of its Affiliates (including the Surviving Company and the Subsidiaries), and even though Prior Company Counsel may (A) have represented the Company and the Subsidiaries in a matter substantially related to such dispute or (B) be currently representing Parent, the Company or any of their respective Affiliates.
(b)Attorney-Client Privilege. Each of Parent and the Surviving Company (on behalf of itself and its Affiliates) waives and shall not assert, and agrees after the Closing to cause its Affiliates to waive and to not assert, any attorney-client privilege, attorney work-product protection or expectation of client confidence with respect to any communication between any Prior Company Counsel, on the one hand, and any Designated Person or the Company or the Subsidiaries (collectively, the “Pre-Closing Designated Persons”), on the other hand, or any advice given to any Pre-Closing Designated Person by any Prior Company Counsel, occurring during one or more Existing Representations prior to the Closing (collectively, “Pre-Closing Privileges”) in connection with any Post-Closing Representation, including in connection with a dispute between any Designated Person and one or more of Parent, the Surviving Company and their respective Affiliates, it being the intention of the parties hereto that all rights to such Pre-Closing Privileges, and all rights to waiver or otherwise control such Pre-Closing Privilege, shall be retained by the Company Representative, and shall not pass to or be claimed or used by Parent or the Surviving Company, except as provided in the last sentence of this Section 9.9(b). Furthermore, each of Parent and the Surviving Company (on behalf of itself and its Affiliates) acknowledges and agrees that any advice given to or communication with any of the Designated Persons shall not be subject to any joint privilege (whether or not the Surviving Company or the Subsidiaries also received such advice or communication) and shall be owned solely by such Designated Persons. Notwithstanding the foregoing, in the event that a dispute arises between Parent or the Surviving Company or the Subsidiaries, on the one hand, and a third party other than a Designated Person, on the other hand, the Surviving Company shall (and shall cause its Affiliates to) assert the Pre-Closing Privileges on behalf of the Designated Persons to prevent disclosure of Privileged Materials to such third party (at the cost of Company Representative); provided, however, that such privilege may be waived only with the prior written consent of Company Representative.

(c)Privileged Materials. All such Pre-Closing Privileges, and all books and records and other documents of the Surviving Company or the Subsidiaries containing any advice or communication that is subject to any Pre-Closing Privilege (“Privileged Materials”), shall be excluded from the Merger, and shall be distributed to Company Representative (on behalf of the applicable Designated Persons) immediately prior to the Closing with (in the case of such books and records) no copies retained by the Surviving Company and the Subsidiaries. Absent the prior written consent of Company Representative, neither Parent nor (following the Closing) the Surviving Company nor the Subsidiaries shall have a right of access to Privileged Materials.
(d)Miscellaneous. Parent hereby acknowledges that it has had the opportunity (including on behalf of its Affiliates and the Surviving Company) to discuss and obtain adequate information concerning the significance and material risks of, and reasonable available alternatives to, the waivers, permissions and other provisions of this Agreement, including the opportunity to consult with counsel other than Prior Company Counsel. This Section 9.9 shall be irrevocable, and no term of this Section 9.9 may be amended, waived or modified, without the prior written consent of Company Representative and Prior Company Counsel.
9.10No Strict Construction. The language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction shall be applied against any Person. Each of the parties hereto hereby acknowledges that this Agreement embodies the justifiable expectations of sophisticated parties derived from arm’s-length negotiations; all parties to this Agreement specifically acknowledge that no party has any special relationship with another party that would justify any expectation beyond that of an ordinary purchaser and an ordinary seller in an arm’s-length transaction.
9.11Non-Recourse. This Agreement may only be enforced against, and any Legal Proceeding that may be based upon, in respect of, arise under, out of or by reason of, be connected with, or relate in any manner to this Agreement, or the negotiation, execution, performance or breach (whether willful, intentional, unintentional or otherwise), of this Agreement, including, without limitation, any representation or warranty made or alleged to have been made in, in connection with, or as an inducement to, this Agreement (each of such above-described legal, equitable or other theories or sources of liability, a “Recourse Theory”) may only be made or asserted against (and are expressly limited to) the Persons that are expressly identified as the parties hereto in the preamble to and signature pages of this Agreement and solely in their capacities as such. No Person who is not a party hereto (including without limitation, (i) any former, current or future direct or indirect equity holder, controlling Person, management company, incorporator, member, partner, manager, trustee, director, officer, employee, agent, Affiliate, attorney or representative of, and any financial advisor or lender to (all above-described Persons in this subclause (i), collectively, “Affiliated Persons”) a party hereto or any Affiliate of such party, and (ii) any Affiliated Persons of such Affiliated Persons but specifically excluding the parties hereto (the Persons in subclauses (i) and (ii), together with their respective successors, assigns, heirs, executors or administrators, collectively, but specifically excluding the parties hereto, “Non-Parties”)) shall have any liability whatsoever in respect of, based upon or arising out of any Recourse Theory. Without limiting the rights of any party hereto against the other parties hereto as set forth herein, in no event shall any party hereto, any of its Affiliates or any Person claiming by, through or on behalf of any of them institute any Legal Proceeding under any Recourse Theory against any Non-Party. Notwithstanding anything to the contrary in this Section 9.11, nothing in this Section 9.11 shall be deemed to limit the rights of any named party to (or third party beneficiary of) any Transaction Document against any other named party to such Transaction Document in accordance with the terms thereof.
9.12Specific Performance.
(a)The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached, and that money damages or legal remedies would not be an adequate remedy for any such damages. Therefore, it is accordingly agreed that prior to the termination of this Agreement in accordance with Section 8.1, each party shall be entitled to an injunction or injunctions to prevent or restrain any breach or threatened breach of this Agreement by any other party and to enforce specifically the terms and provisions of this Agreement, to prevent breaches or threatened breaches of, or to enforce compliance with, the covenants and obligations of any other party, in any court of competent jurisdiction, and appropriate injunctive relief shall be granted in connection therewith. Any party seeking an injunction, a decree or order of specific performance or other equitable remedy shall not be required to provide any bond or other security in connection therewith and any such remedy shall be in addition to and not in substitution for any other remedy to which such party is entitled at law or in equity. Each party hereto waives any defenses, and agrees that it will not oppose the granting of an injunction, specific performance or other equitable relief on the basis, that (i) the other party has an adequate remedy at law or (ii) an award of specific performance is not an appropriate remedy for any reason at law or in equity.
(b)The remedies available to the parties hereto pursuant to this Section 9.12 shall be in addition to any other remedy to which any of them is entitled at law or in equity, and the election to pursue an injunction or specific performance shall not restrict, impair or otherwise limit any party hereto from seeking to obtain such other remedies. For the avoidance of doubt, the parties further agree that (i) by seeking the equitable remedies provided for in this Section 9.12, a party shall not in any respect waive its right to seek at any time any other form of relief that may be available to a party in accordance with the terms of this Agreement in the event that this Agreement has been terminated or in the event that the equitable remedies provided for in this Section 9.12 are not available or otherwise are not granted, and (ii) nothing set forth in this Section 9.12 shall require any party hereto to institute any Legal Proceeding for (or limit any party’s right to institute any Legal Proceeding for) specific performance under this Section 9.12 prior or as a condition to exercising any termination right under Section 8.1 (and pursuing monetary damages after such termination to the extent permitted in accordance with this Agreement), nor shall the commencement of any Legal Proceeding pursuant to this Section 9.12 or anything set forth in this Section 9.12 restrict or limit any party’s right to terminate this Agreement in accordance with the terms of Section 8.1 or pursue any other remedies under this Agreement.

9.13Counterparts. This Agreement may be executed in one or more counterparts including by facsimile or other means of electronic transmission, such as by electronic mail in “.pdf” form, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement.
9.14Company Representative.
(a)BSREP III FIP Member LLC, is hereby, effective from and after the date hereof, appointed, authorized and empowered to act as the representative, for the benefit of, and as the exclusive agent and attorney-in-fact to act on behalf of, all Unitholders (the “Company Representative”) in connection with and to facilitate the consummation of the transactions contemplated hereby and to take all acts to be taken or that may be taken by the Company (as it exists prior to the Merger) under this Agreement, and the Unitholders (such Unitholders and the Company hereinafter collectively referred to in this Section 9.14 as the “Pre-Merger Company”), which shall include the power and authority:
(i)to execute and deliver such waivers and consents, and to make all decisions on behalf of the Pre-Merger Company in connection with this Agreement and the consummation of the transactions contemplated hereby and thereby as the Company Representative, in its sole discretion, may deem necessary or desirable;
(ii)to communicate with the Parent, the Escrow Agent and any third Person and to direct where all or any portion of the Merger Consideration is to be disbursed in accordance with the terms of Section 3.1(a) of this Agreement;
(iii)to instruct the Escrow Agent to release all or any portion of the Adjustment Escrow Amount (or amounts contained in the Adjustment Escrow Account) in accordance with the terms of the Escrow Agreement and this Agreement;
(iv)to enforce and protect the rights and interests of the Pre-Merger Company and to enforce and protect the rights and interests of the Company Representative arising out of or under or in any manner relating to this Agreement and each other Transaction Document, and to take any and all actions which the Company Representative believes are necessary or appropriate under this Agreement or any Transaction Document for and on behalf of the Pre-Merger Company (including in respect of the Adjustment Escrow Amount or amounts contained in the Adjustment Escrow Account), including asserting or pursuing any claim, action, proceeding or investigation against Parent and/or Merger Sub, consenting to, compromising or settling any such claim, action, proceeding or investigation, conducting negotiations with Parent and/or Merger Sub and their representatives regarding such claim, action, proceeding or investigation, and, in connection therewith, to: (A) assert any claim or institute any action, proceeding or investigation; (B) investigate, defend, contest or litigate any claim, action, proceeding or investigation initiated by Parent, Merger Sub or any other Person, or by any federal, state or local Governmental Body against the Company Representative and/or the Pre-Merger Company, and receive process on their behalf in any such claim, action, proceeding or investigation and compromise or settle on such terms as the Company Representative shall determine to be appropriate, and give receipts, releases and discharges with respect to, any such claim, action, proceeding or investigation; (C) file any proofs of debt, claims and petitions as the Company Representative may deem advisable or necessary; and (D) file and prosecute appeals from any decision, judgment or award rendered in any such action, proceeding or investigation, it being understood that, in each case, the Company Representative shall not have any obligation to take any such actions, and shall not have any Liability for any failure to take any such actions;
(v)to refrain from enforcing any right of the Pre-Merger Company and/or the Company Representative arising out of or under or in any manner relating to this Agreement or any other agreement, instrument or document in connection with the foregoing; provided, however, that no such failure to act on the part of the Company Representative, except as otherwise provided in this Agreement, shall be deemed a waiver of any such right or interest unless such waiver is in writing signed by the waiving party or by the Company Representative; and
(vi)to make, execute, acknowledge and deliver all such other agreements, amendments to Transaction Documents, guarantees, orders, receipts, endorsements, notices, requests, instructions, certificates, stock powers, instruments, letters and other writings, and, in general, to do any and all things and to take any and all action that the Company Representative, in its sole and absolute discretion, may consider necessary or proper or convenient in connection with or to carry out the transactions contemplated by this Agreement and all other agreements, documents or instruments referred to herein or therein or executed in connection herewith or therewith.
(b)Parent and Merger Sub shall have the right to rely upon all actions taken or omitted to be taken by the Company Representative pursuant to this Agreement (without further inquiry or investigation), all of which actions or omissions shall be legally binding upon the Pre-Merger Company and the Unitholders as if expressly confirmed and ratified in writing by such the Pre-Merger Company. All defenses which may be available to the Pre-Merger Company and the Unitholders to contest, negate or disaffirm the action of the Company Representative taken in good faith under this Agreement are hereby waived. All references in this Agreement (other than those in Section 6.10) to actions to be taken by or rights of the Company Representative shall be deemed to mean the Company Representative, on behalf of the Unitholders.
(c)The grant of authority provided for herein and the powers, immunities and rights granted to the Company Representative (i) are coupled with an interest and shall be irrevocable and survive the death, incompetency, bankruptcy or liquidation of the Pre-Merger Company and shall be binding on any successor thereto, and (ii) shall survive the consummation of the transactions contemplated hereby.
** REMAINDER OF PAGE INTENTIONALLY LEFT BLANK **

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective authorized officers, as of the date first written above.
PARENT:

STARWOOD PROPERTY TRUST, INC.

By: /s/ Jeffrey F. DiModica________________
    Name: Jeffrey F. DiModica
    Title:     President
MERGER SUB:

TWELVE MERGER SUB, LLC

By: /s/ Jeffrey F. DiModica________________
    Name: Jeffrey F. DiModica
    Title: President

COMPANY:

FUNDAMENTAL INCOME PROPERTIES, LLC

By: /s/ Chris Burbach_____________________
    Name: Chris Burbach
    Title: Chief Executive Officer
COMPANY REPRESENTATIVE:

BSREP III FIP MEMBER LLC

By: /s/ Murray Goldfarb___________________
    Name: Murray Goldfarb
    Title: Managing Partner

Exhibit A
Certificate of Merger

CERTIFICATE OF MERGER
OF
TWELVE MERGER SUB, LLC
INTO
FUNDAMENTAL INCOME PROPERTIES, LLC
_________________________________________
Pursuant to Section 18-209 of the Limited Liability
Company Act of the State of Delaware
_________________________________________
1:The name and jurisdiction of formation or organization and domicile of each of the constituent entities is: Fundamental Income Properties, LLC, which was formed as and is a Delaware limited liability company (the “Company”), and Twelve Merger Sub, LLC, which was formed as and is a Delaware limited liability company (the “Merger Sub”).
2: The constituent entities have entered into an Agreement and Plan of Merger, dated as of July 16, 2025 (as the same may be amended, modified, restated or supplemented from time to time, the “Merger Agreement”), by and among (i) Starwood Property Trust, Inc., a Maryland corporation (“Parent”); (ii) the Merger Sub; (iii) the Company; and (iv) BSREP III FIP Member LLC, a Delaware limited liability company, solely in its capacity as the Company Representative (as set forth in the Merger Agreement), providing for the merger of the Merger Sub with and into the Company pursuant to Section 18-209 of the Limited Liability Company Act of the State of Delaware (the “DLLCA”). The Merger Agreement has been approved, adopted, certified, executed and acknowledged by each of the constituent limited liability companies in accordance with Section 18-209 of the DLLCA.
3: The Company shall be the surviving entity of the merger (the “Surviving Company”) and the name of the Surviving Company shall be Fundamental Income Properties, LLC.
4: The merger is to become effective upon the filing of this Certificate of Merger with the Secretary of State of the State of Delaware.
5:The certificate of formation of the Surviving Company shall be amended and restated in its entirety as set forth on Exhibit A attached hereto (the “Amended and Restated Certificate of Formation”), and the Amended and Restated Certificate of Formation shall hereby become the certificate of formation of the Surviving Company.

6:The Merger Agreement is on file at the offices of the Surviving Company at 2425 East Camelback Road, Suites 700-800, Phoenix, Arizona 85016. A copy of the Merger Agreement will be furnished by the Surviving Company, on request and without cost, to any member of either constituent entity.

IN WITNESS WHEREOF, the Surviving Company has caused this Certificate of Merger to be signed this [●] day of [●], 2025.
FUNDAMENTAL INCOME PROPERTIES, LLC
By:__________________________
Name:
Title:

[Signature Page to Certificate of Merger of Fundamental Income Properties, LLC]

Exhibit B
Amended and Restated Certificate of Formation

AMENDED AND RESTATED
CERTIFICATE OF FORMATION

OF

FUNDAMENTAL INCOME PROPERTIES, LLC
[], 2025
FIRST: The name of the limited liability company is Fundamental Income Properties, LLC.
SECOND: The address of the registered office of the Company in the State of Delaware is Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, New Castle County, Delaware 19801. The name of the registered agent of the Company for service of process at such address is The Corporation Trust Company.

Exhibit C
Prorated Rent
Unless otherwise provided in this Exhibit C, the items below are to be adjusted and prorated between the Unitholders and Parent as of 11:59PM ET on the day immediately prior to the Closing Date, based upon a 365-day year, with Parent being deemed to be the owner of the Owned Real Property (and the landlord under the Lessor Real Estate Leases) during the entire day of the Closing Date and being entitled to receive all operating income of the Owned Real Property (and under the Lessor Real Estate Leases), and being obligated to pay all operating expenses of the Owned Real Property (and under the Lessor Real Estate Leases), with respect to the Closing Date; and the net amount thereof under this Exhibit C shall be deemed to be a positive number if such net amount is in the Unitholder’s favor (in which case it shall increase the amount payable by Parent at Closing, in accordance with the definition of Merger Consideration) or a negative number if such net amount is in Parent’s favor (in which case it shall decrease the amount payable by Parent at Closing, in accordance with the definition of the Merger Consideration):
a.    Base or fixed rent (“Fixed Rent”) payable by any tenant under the applicable Lessor Real Estate Lease shall be prorated as of 11:59PM ET on the day immediately prior to the Closing Date, with (i) Parent receiving a credit at the Closing for any Fixed Rent paid by a tenant to the Company or a Subsidiary prior to 11:59PM ET on the day immediately prior to the Closing Date that relates to the period following such time, and (ii) the Unitholders receiving a credit at the Closing for any Fixed Rent that relates to the period prior to 11:59PM ET on the day immediately prior to the Closing Date but that has not been received by the Company or the applicable Subsidiary as of such time, in an amount equal to the unpaid rent.
b.    If base or fixed rent is subject to escalation based on the Consumer Price Index (“Escalated Rent”), and such Escalated Rent has not been determined or collected as of the Closing Date, Escalated Rent to be paid by tenants under such Lessor Real Estate Leases shall be prorated as of 11:59PM ET on the day immediately prior to the Closing Date based on the reasonable estimate of the Company Representative (which reasonable estimate shall be based on the applicable Consumer Price Index in respect of which such Escalated Rent is payable). Parent shall receive a credit at the Closing for any Escalated Rent paid by a tenant to the Company or a Subsidiary prior to 11:59PM ET on the day immediately prior to the Closing Date that relates to the period following as of 11:59PM ET on the day immediately prior to the Closing Date. The Unitholders shall receive a credit at the Closing for the estimated Escalated Rent that relates to the period prior to 11:59PM ET on the day immediately prior to the Closing Date but that has not been received by the Company or the applicable Subsidiary as of such time, in an amount equal to the unpaid estimated Escalated Rent.

c.    Amounts payable in respect of interest (“Loan Return Amounts”) under any Lessor Real Estate Leases that are structured as loans made by the Company or a Subsidiary shall be prorated as of 11:59PM ET on the day immediately prior to the Closing Date, with (i) Parent receiving a credit at the Closing for any Loan Return Amounts paid to the Company or the Subsidiaries prior to 11:59PM ET on the day immediately prior to the Closing Date that relate to the period following such time, and (ii) the Unitholders receiving a credit at the Closing for any Loan Return Amounts payable to the Company or the Subsidiaries that relate to the period prior to 11:59PM ET on the day immediately prior to the Closing Date but that have not been received by the Company or the Subsidiaries prior to such time, in an amount equal to such unpaid Loan Return Amount.